EXECUTION VERSION

CREDIT AGREEMENT

dated as of

September 30, 2014

among

1-800-FLOWERS.COM, INC.,

The SUBSIDIARY BORROWERS Party Hereto,

The GUARANTORS Party Hereto,

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

____

J.P. MORGAN SECURITIES LLC

and

WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers and Joint Bookrunners

and

WELLS FARGO BANK, N.A.,

as Syndication Agent

BANK OF AMERICA, N.A.

and

CAPITAL ONE, N.A.,

as Co-Documentation Agents

TABLE OF CONTENTS

CREDIT AGREEMENT, dated as of September 30, 2014 (this "Agreement"), among 1-800-FLOWERS.COM, INC., the SUBSIDIARY BORROWERS party hereto, the GUARANTORS party hereto, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

"ABR" when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

"Acceptance Fee" has the meaning set forth in Section 2.14(d).

"Acceptances" has the meaning set forth in Section 2.08(a).

"Acquisition" mean the acquisition by the Company or any other Loan Party of (a) Capital Stock of any other Person if, after giving effect thereto, (i) at least 80% of the Capital Stock of such other Person is owned by the Company or any other Loan Party, (ii) such other Person is consolidated with the Company in accordance with GAAP and (iii) such other Person is a Subsidiary Guarantor, (b) all or substantially all of the assets of any other Person or (c) assets constituting one or more business units of any other Person.

"Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

"Administrative Agent" means JPMCB, in its capacity as administrative agent for the Lenders hereunder.

"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

"Alternate Base Rate" means, on any date, a fluctuating interest rate per annum equal to the greatest of: (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

"Anti-Corruption Laws" means the Foreign Corrupt Practices Act, as amended.

"Applicable Increase" means (i) if a Material Acquisition is consummated during the four fiscal quarter period ending with the fiscal quarter ending on or nearest to June 30, 2017, 0.50 to 1.00 for such fiscal quarter and each fiscal quarter thereafter ending on or nearest to March 31, June 30 and December 31 and (ii) if a Material Acquisition is consummated during the fiscal quarter ending or nearest to September 30, 2017 or any subsequent fiscal quarter, 0.75 to 1.00 for such fiscal quarter and each fiscal quarter thereafter ending on or nearest to March 31, June 30 and December 31 (it being understood that the Applicable Increase shall (x) apply, with respect to clause (i) above, for the fiscal quarter in which the Material Acquisition is consummated and two subsequent fiscal quarters thereafter, (y) apply, with respect to clause (ii) above, for the fiscal quarter in which the Material Acquisition is consummated and one subsequent fiscal quarter thereafter and (z) in the case of both (x) and (y) above, for each fiscal quarter thereafter be subject to reduction by the Applicable Step-down.

"Applicable Percentage" means with respect to any Lender, the percentage of the total Commitments or Loans of all Classes hereunder represented by the aggregate amount of such Lender's Commitments or Loans of all Classes hereunder; provided that for purposes of Section 2.23 when a Defaulting Lender shall exist, "Applicable Percentage" shall mean the percentage of the total Commitment (disregarding any Defaulting Lender's Commitment) represented by such Lender's Commitment.

"Applicable Rate" means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the commitment fees or acceptance fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption "ABR Spread", "Eurodollar Spread/Acceptance Fee" or "Commitment Fee Rate", respectively, based upon the Consolidated Leverage Ratio as of the most recent determination date; provided that from the Effective Date until the delivery of the Company's consolidated financial statements for the fiscal quarter ending on or nearest to September 30, 2015, the "Applicable Rate" shall be the applicable rate per annum set forth below in Category 1:

Consolidated Leverage Ratio:	ABR Spread	Eurodollar Spread/Acceptance Fee	Commitment Fee Rate
Category 1 Greater than 3.50:1.00	1.50%	2.50%	0.35%
Category 2 Greater than 2.50:1.00 but less than or equal to 3.50:1.00	1.25%	2.25%	0.30%
Category 3 Greater than 1.50:1.00 but less than or equal to 2.50:1.00	1.00%	2.00%	0.25%
Category 4 Less than or equal to 1.50:1.00	0.75%	1.75%	0.20%

For purposes of the foregoing, (i) the Consolidated Leverage Ratio shall be determined as of the end of each fiscal quarter of the Company based upon the Company's consolidated financial statements delivered pursuant to Section 6.01(a) or (b) (and the related compliance certificate delivered pursuant to Section 6.01(c)) and (ii) each change in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall be effective during the period commencing on and including the date three Business Days after delivery to the Administrative Agent of such consolidated financial statements and compliance

certificate indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Consolidated Leverage Ratio shall be deemed to be in Category 1 (A) at any time that an Event of Default has occurred and is continuing or (B) if the Company fails to deliver the consolidated financial statements (and related compliance certificate) required to be delivered by it pursuant to Section 6.01(a), (b) and/or (c), during the period from the expiration of the time for delivery thereof specified in such Sections until such financial statements and compliance certificate are delivered. In the event that any financial statement or certification delivered pursuant to Section 6.01 is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an "Applicable Period") than the Applicable Rate applied for such Applicable Period, the Borrowers shall immediately (a) deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period, (b) determine the Applicable Rate for such Applicable Period based upon the corrected compliance certificate, and (c) immediately pay to the Administrative Agent for the benefit of the Lenders the accrued additional interest and other fees owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly distributed by the Administrative Agent to the Lenders entitled thereto. It is acknowledged and agreed that nothing contained herein shall limit the rights of the Administrative Agent and the Lenders under the Loan Documents.

"Applicable Step-down" means (i) with respect to Applicable Increases beginning during the four fiscal quarter period ending with the fiscal quarter ending on or nearest to June 30, 2017, 0.25 to 1.00 for a period of three fiscal quarters and 0.50 to 1.00 for the subsequent three fiscal quarter period and (ii) with respect to Applicable Increases beginning during the fiscal quarter ending on or nearest to September 30, 2017 and each fiscal quarter thereafter, 0.25 to 1.00 for a period of two fiscal quarters, 0.50 to 1.00 for the subsequent two fiscal quarter period and 0.75 to 1.00 for the subsequent two fiscal quarter period; provided in each case that the Applicable Step-down will not result in the Required Ratio for any fiscal quarter being less than such Required Ratio would have been if no Applicable Increases or Applicable Step-downs had occurred.

"Applicable Withholding Agent" has the meaning set forth in Section 2.19(a).

"Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Asset Sale" means any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (e) or (g) of Section 7.04) that yields gross proceeds to the Company or its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000.

"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

"Assuming Revolving Credit Lender" has the meaning set forth in Section 2.11(c).

"Banking Services" means each and any of the following bank services provided to any Loan Party by any Lender or any Affiliate of any Lender: (a) commercial credit cards, other commercial cards, purchase cards and merchant card services, (b) stored value cards, (c) treasury management

services or other payment services (including, without limitation, electronic payment service, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

"Board" means the Board of Governors of the Federal Reserve System of the United States of America.

"Borrower" means the Company or any Subsidiary Borrower, as applicable.

"Borrower Guaranteed Obligations" has the meaning set forth in Section 3.01(b).

"Borrower Obligations" means, with respect to any Borrower, all of the Obligations of such Borrower.

"Borrowing" means (a) all ABR Loans (other than Swingline Loans) of the same Class made, converted or continued on the same date, (b) all Eurodollar Loans of the same Class that have the same Interest Period or (c) a Swingline Loan.

"Borrowing Request" means a request by a Borrower for a Borrowing in accordance with Section 2.06.

"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

"Capital Expenditures" means, for any period, expenditures (including the aggregate amount of Capital Lease Obligations incurred during such period) made by the Company or any of its Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with GAAP; provided that the Capital Expenditures for Harry & David and its Subsidiaries for the first, second, third and fourth quarters of fiscal year 2014 were $2.4 million, $3.4 million, $2.0 million and $3.4 million, respectively.

"Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

"Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

"Cash Equivalent" means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's;

(c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition; and

(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $5,000,000,000.

"Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) (other than James F. McCann, Christopher G. McCann and their respective descendants and/or trusts for their benefit and any other Person Controlled by any of the foregoing (collectively, the "McCann Group")), of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated or (c) the McCann Group (as defined above) shall cease to own a majority of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company.

"Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Lender (or, for purposes of Section 2.17(b), by any lending office of such Lender or by such Lender's or such Issuing Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

"Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans, Revolving Credit Loans, Swingline Loans or Incremental Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Term Commitment or a Revolving Credit Commitment.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Commitment" means as to any Lender, the sum of the Term Commitment and the Revolving Credit Commitment of such Lender.

"Commitment Parties" means JPMCB, J.P. Morgan Securities LLC, Wells Fargo Bank, N.A. and Wells Fargo Securities, LLC.

"Company" means 1-800-FLOWERS.COM, Inc., a Delaware corporation.

"Consolidated EBITDA" means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Interest Expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business and any impairment charges), (f) any non-cash stock-based compensation expense relating to stock options and restricted stock granted to employees or directors, (g) any non-cash charges resulting from writeoffs or write-downs of inventory during such period directly or indirectly attributable to Acquisitions permitted under this Agreement, (h) any non-recurring legal fees and settlement costs of up to $3,000,000 in the aggregate incurred on or prior to the date that is 18 months from the Effective Date, (i) expenses incurred by the Company and its Subsidiaries relating to the Rosepetals Acquisition and (j) the amount of cost savings and synergies projected by the Company in good faith to be realized in connection with the Rosepetals Acquisition (calculated on a pro forma basis in accordance with Article 11 of Regulation S-X of the Securities Act of 1933 as though such cost savings, and synergies had been realized on the first day of such period and as if such cost savings and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that such cost savings and synergies shall not exceed 10% of Consolidated EBITDA for the applicable Reference Period as calculated without giving effect to such adjustments; provided further that in the case of such cost savings and synergies that are not permitted by Article 11 of Regulation S-X, the Company may include such additional cost savings and synergies in connection with the Rosepetals Acquisition as long as it delivers a duly completed certificate signed by a Responsible Officer of the Company to the Administrative Agent together with the certificate required to be delivered pursuant to Section 6.01(c), certifying that such cost savings and synergies are reasonably identifiable, quantifiable, factually supportable and reasonably anticipated to be realizable in the good faith judgment of the Company within 18 months after the consummation of the Rosepetals Acquisition, which is expected to result in such cost savings or synergies; and provided further no cost savings and synergies shall be added pursuant to this clause (j) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period and (k) the amount of all other non-cash charges, losses or expenses for such period, and minus, (a) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (ii) any other non-cash income and (b) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis.

For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a "Reference Period"), (x) if at any time during such Reference Period the Company or any Subsidiary shall have made any Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (y) if during such Reference Period the Company or any Subsidiary shall have made an Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Acquisition

occurred on the first day of such Reference Period (for the avoidance of doubt, Consolidated EBITDA shall be calculated after giving pro forma effect to the Rosepetals Acquisition as if such Acquisition occurred on the first day of such Reference Period); provided, that the Consolidated EBITDA before giving effect to clause (i) above for Harry & David and its Subsidiaries shall be deemed to be as set forth on Schedule 1.01(a).

"Consolidated Fixed Charge Coverage Ratio" means, at any date, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company ended on or most recently ended prior to such date, plus, without duplication and to the extent reflected as a charge in the statement of Consolidated Net Income for such period, Consolidated Lease Expenses for such period, minus, Capital Expenditures made during such period (except to the extent financed with proceeds of Indebtedness that has not been repaid), to (b) Consolidated Fixed Charges for such period.

"Consolidated Fixed Charges" means, for any period, the sum of (i) Consolidated Interest Expense for such period plus (ii) Consolidated Lease Expenses for such period plus (iii) Restricted Payments made under Section 7.07(d) during such period plus (iv) the next four regularly scheduled payments of principal of Indebtedness scheduled to occur in the period of four consecutive fiscal quarters commencing on such date. For the avoidance of doubt, the foregoing clause (iv) shall not include any payments of principal of outstanding Revolving Credit Loans.

"Consolidated Funded Debt" means, at any date, all Indebtedness of the Company and its Subsidiaries that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrowers, Indebtedness in respect of the Loans, determined on a consolidated basis in accordance with GAAP.

"Consolidated Interest Expense" means, for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Company and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), minus (i) interest income of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and (ii) writeoff of debt issuance costs, including without limitation all commissions, discounts and other fees and charges related to, or as a result of, the Existing Credit Agreement and the entering into of this Agreement incurred during the Company's fiscal year 2015; provided that the Consolidated Interest Expense for Harry & David and its Subsidiaries for the first, second, third and fourth quarters of fiscal year 2014 were $358,000, $457,000, $75,000 and $74,000, respectively.

"Consolidated Lease Expenses" means, for any period, the aggregate amount of fixed and contingent rentals payable by the Company or any Subsidiary for such period with respect to operating leases of real and personal property, minus the aggregate amount of cash rentals received by the Company or any Subsidiary in respect of subleases of any such property for such period, determined on a consolidated basis in accordance with GAAP; provided that the Consolidated Lease Expenses for Harry & David and its Subsidiaries for the first, second, third and fourth quarters of fiscal year 2014 were $3.0 million, $5.8 million, $2.7 million and $2.6 million, respectively.

"Consolidated Leverage Ratio" means, at any date, the ratio of (a) the aggregate principal amount of all Consolidated Funded Debt on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company ended on or most recently ended prior to such date.

"Consolidated Net Income" means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or loss) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (b) the undistributed earnings of any Subsidiary of the Company (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

"Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

"Defaulting Lender" means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund its portion of any Borrowing, or any portion of its participation in any Letter of Credit, Acceptance or Swingline Loan, within three Business Days of the date on which it shall have been required to fund the same, unless the subject of a good faith dispute based on a reasonable determination under the circumstances between the Borrower and such Lender, (b) notified the Company, the Administrative Agent, any Issuing Lender, the Swingline Lender or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) failed, within three Business Days after reasonable request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (unless the subject of a good faith dispute based on a reasonable determination under the circumstances between the relevant Borrower and such Lender) and participations in then outstanding Letters of Credit, Acceptances and Swingline Loans; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) been (or has a parent company that has been) adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent

to, approval of or acquiescence in any such proceeding or appointment, unless in the case of any Lender referred to in this clause (e) the Borrowers, the Administrative Agent, the Swingline Lender and each Issuing Lender shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder. For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in such Lender or its parent by a Governmental Authority.

"Disclosed Matters" means the actions, suits and proceedings disclosed in Schedule 4.06(a) and the environmental matters disclosed in Schedule 4.06(b).

"Disposition" means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (excluding the sale by the Company of its own Capital Stock).

"Dollars" or "$" refers to lawful money of the United States of America.

"Domestic Subsidiary" means any Subsidiary of the Company organized or incorporated under the laws of any jurisdiction within the United States of America.

"Effective Date" means the date (which shall be a Business Day not later than September 30, 2014) on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 10.02).

"Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating to pollution or protection of the environment and public health (to the extent relating to exposure to Hazardous Material), preservation or reclamation of natural resources, including those relating to the management, release or threatened release of any Hazardous Material.

"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary arising under any Environmental Law and resulting from (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"Equity Issuance" means (a) any issuance or sale by the Company or any of its Subsidiaries after the date hereof of (i) any of its Capital Stock, (ii) any warrants or options exercisable in respect of its Capital Stock (other than any warrants or options issued to directors, officers, employees or consultants of the Company or any of its Subsidiaries pursuant to benefit plans established in the ordinary course of business and any Capital Stock of the Company issued upon the exercise of such warrants or options) or (iii) any other security or instrument representing an equity interest (or the right to obtain any equity interest) in the Company or any of its Subsidiaries or (b) the receipt by the Company or any of its Subsidiaries after the date hereof of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution); provided that Equity Issuance shall not include (x) any such issuance or sale by any Subsidiary of the Company to the Company or any Subsidiary of the Company or (y) any capital contribution by the Company or any Subsidiary of the Company to any Subsidiary of the Company.

"Equity Rights" means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders' or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of Capital Stock of any class or type of such Person.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA Affiliate" means (a) any entity, whether or not incorporated, that is under common control with any Borrower within the meaning of Section 4001(a)(14) of ERISA and (b) any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

"ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Pension Plan of a non-exempt Prohibited Transaction; (c) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan, or the failure by any Borrower or any of their ERISA Affiliates to make any required contribution to a Multiemployer Plan; (e) the incurrence by any Borrower or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (f) a determination that any Pension Plan is, or is expected to be, in "at risk" status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (g) the receipt by any Borrower or any of their ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (h) the incurrence by any Borrower or any of their ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (i) the receipt by any Borrower or any of their ERISA Affiliates of any notice from any plan administrator of any Multiemployer Plan concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization or in "endangered" or "critical" status (within the meaning of Section 432 of the Code or Section 305 of ERISA); or (j) the imposition of liability on any Borrower or any of their respective ERISA Affiliates pursuant to Section 4062(e) of ERISA with respect to any Pension Plan.

"Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

"Event of Default" has the meaning assigned to such term in Article VIII.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Excluded Subsidiary" means (i) any Domestic Subsidiary acquired pursuant to a Permitted Acquisition or Investment that is subject to Indebtedness permitted to be assumed under Section 7.01(d) and any Domestic Subsidiary thereof acquired in connection therewith that guarantees such Indebtedness, in each case to the extent, and so long as, such Indebtedness prohibits such Domestic Subsidiary from becoming a Guarantor and (ii) any Domestic Subsidiary that is prohibited by any

applicable law, rule or regulation, or by any contractual obligation existing on the Effective Date or on the date any such Domestic Subsidiary is acquired or organized (so long as, in respect of any such contractual prohibition, such prohibition is not incurred in contemplation of such acquisition), in each case from guaranteeing the Obligations (and for so long as such restriction or any replacement or renewal thereof is in effect), or which would require governmental (including regulatory) or applicable works council consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received, or for which the provision of a guarantee or grant of a Lien would result in adverse tax consequences to the Borrower or one of its Subsidiaries (as reasonably determined by the Borrower in consultation with the Administrative Agent); provided that any such Domestic Subsidiary shall cease to be an Excluded Subsidiary at such time as clauses (i) or (ii) above cease to apply.

"Excluded Swap Obligation" means with respect to any Loan Party, any obligation (a "Swap Obligation") to pay or perform under any agreement, contract, or transaction that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

"Excluded Taxes" means, with respect to the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) its net income and franchise or similar Taxes imposed by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or as a result of any other present or former connection with such jurisdiction (other than any such connections arising solely from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Documents), (b) any branch profits Taxes imposed on any Lender by the United States of America or any similar Tax imposed by a jurisdiction described in clause (a), (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.21(b)), any United States withholding Tax (i) that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding Tax pursuant to Section 2.19(a), or (ii) that is attributable to the Foreign Lender's failure to comply with Section 2.19(e), and (d) any Taxes imposed under FATCA.

"Existing Credit Agreement" means the Third Amended and Restated Credit Agreement, dated as of April 10, 2013, among the Company, the subsidiary borrowers party thereto, the guarantors party thereto, the lenders party thereto and JPMCB, as administrative agent.

"Existing Letters of Credit" means each letter of credit (i) currently outstanding under the Existing Credit Agreement (ii) currently outstanding under Harry & David's existing credit facility, in each case, listed in Schedule 7.01 hereto.

"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially

more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

"Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

"Flood Insurance Laws" means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

"Foreign Lender" means any Lender or Issuing Lender that is not a "United States person" as defined by Section 7701(a)(30) of the Code.

"Foreign Subsidiary" means any Subsidiary of the Company that is not a Domestic Subsidiary.

"GAAP" means generally accepted accounting principles in the United States of America.

"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit, bankers' acceptance or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

"Guaranteed Obligations" means, collectively, the Borrower Guaranteed Obligations, the Subsidiary Borrower Guaranteed Obligations and the Subsidiary Guarantor Guaranteed Obligations.

"Guarantors" means the Company and the Subsidiary Guarantors, in each case with respect to its respective Guaranteed Obligations.

"Harry & David" means Harry & David Holdings, Inc., a Delaware corporation.

"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

"Impacted Interest Period" has the meaning assigned to it in the definition of "LIBO Rate."

"Increasing Revolving Credit Lender" has the meaning set forth in Section 2.11(c).

"Incremental Term Loan" has the meaning set forth in Section 2. 11 (d).

"Incremental Term Loan Effective Date" has the meaning set forth in Section 2. 11 (d).

"Incremental Term Loan Lender" has the meaning set forth in Section 2. 11 (d).

"Incremental Term Loan Maturity Date" means with respect to any Incremental Term Loans to be made pursuant to any Incremental Term Loan Supplement, the maturity date specified in such Incremental Term Loan Supplement, which date shall be a date at least six months after the Term Loan Maturity Date.

"Incremental Term Loan Supplement" has the meaning set forth in Section 2.11(d).

"Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances and (k) the liquidation value of all preferred Capital Stock of such Person that is mandatorily redeemable on or prior to the date that is six months after the Term Loan Maturity Date or, if later, the latest Incremental Term Loan Maturity Date. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

"Indemnified Taxes" means Taxes other than Excluded Taxes.

"Insolvent" means, with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

"Interest Election Request" means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.10.

"Interest Payment Date" means (a) with respect to any ABR Loan (other than a Swingline Loan), each Quarterly Date, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable thereto and, in the case of any Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

"Interest Period" means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months or (if agreed to by all the Lenders of the applicable Class of Loans) twelve months thereafter, as the applicable Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing, and the date of a Borrowing comprising Loans of any Class that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Borrowing.

"Interpolated Rate" means, at any time, for any Interest Period, the rate *per annum* (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

"Investment" means, by any Person, (a) the amount paid or committed to be paid, or the value of property or services contributed or committed to be contributed, by such Person for or in connection with the acquisition by such Person of any stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person and (b) the amount of any advance, loan or extension of credit by such Person, to any other Person, or guaranty or other similar obligation of such Person with respect to any Indebtedness of such other Person (other than Indebtedness constituting trade payables in the ordinary course of business), and (without duplication) any amount committed to be advanced, loaned, or extended by such Person to any other Person, or any amount the payment of which is committed to be assured by a guaranty or similar obligation by such Person for the benefit of, such other Person.

"Issuing Lender" means each of JPMCB and Wells Fargo Bank, National Association, each in its capacity as the issuer of Letters of Credit (including Existing Letters of Credit) or Acceptances hereunder, and in each case its successors in such capacity as provided in Section 2.08(k). Each Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued or Acceptances to be

created by Affiliates of such Issuing Lender, in which case the term "Issuing Lender" shall include any such Affiliate with respect to Letters of Credit issued or Acceptances created by such Affiliate.

"JPMCB" means JPMorgan Chase Bank, N.A.

"LC Disbursement" means a payment made by an Issuing Lender pursuant to a Letter of Credit or an Acceptance.

"LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time plus the aggregate face amount of unmatured Acceptances at such time. The LC Exposure of any Revolving Credit Lender at any time shall be its Revolving Percentage of the total LC Exposures at such time.

"Lenders" means the Persons listed on Schedule 1.01(b) and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an instrument entered into pursuant to Section 2.11(c), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term "Lenders" includes the Swingline Lender.

"Letter of Credit" means any standby or commercial letter of credit issued pursuant to this Agreement.

"Letter of Credit Documents" means, with respect to any Letter of Credit or any Acceptance, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit or such Acceptance) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or such Acceptance or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

"Letter of Credit Sublimit Amount" means $10,000,000 under the Working Capital Sublimit; provided that the amount of Acceptances at any one time outstanding shall not exceed $1,000,000 in the aggregate.

"LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the "LIBO Screen Rate") at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided further that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an "Impacted Interest Period") then the LIBO Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

"LIBO Screen Rate" has the meaning assigned to it in the definition of "LIBO Rate."

"Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

"Loan Documents" means, collectively, this Agreement, the Letter of Credit Documents, the promissory notes (if any) executed and delivered pursuant to Section 2.12(e) and the Security Documents.

"Loan Parties" means the Borrowers and the Guarantors.

"Loans" means the loans made by the Lenders to any or all the Borrowers pursuant to this Agreement.

"Margin Stock" means "margin stock" within the meaning of Regulations T, U and X of the Board.

"Material Acquisition" means an Acquisition consummated in the fiscal quarter ending September 30, 2016 or in any fiscal quarter thereafter involving aggregate consideration in excess of $25,000,000.

"Material Adverse Effect" means a material adverse effect on (a) the business, property, operation or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Loan Parties to perform their respective obligations hereunder and under the other Loan Documents or (c) the validity or enforceability of this Agreement or any other Loan Document or the rights or remedies of the Administrative Agent and the Lenders hereunder or thereunder.

"Material Indebtedness" means Indebtedness (other than the Loans, Letters of Credit and Acceptances), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate outstanding principal amount exceeding $15,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or any Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

"Material Real Property" has the meaning set forth in Section 6.11(b).

"Moody's" means Moody's Investors Service, Inc.

"Mortgage" means each mortgage, deed of trust, security deed or like instrument granting a Lien on any Mortgaged Property given by any of the Loan Parties, as grantor, to the Administrative Agent, each such Mortgage to be in form and substance reasonably satisfactory to the Administrative Agent.

"Mortgaged Properties" shall mean the real property listed on Schedule 1.01(c) and any real property which may from time to time the subject of a Mortgage pursuant to Section 6.11.

"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

"Net Cash Proceeds" means (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness (including principal, premium or penalty, if any, and interest, breakage costs or other amounts) secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith, (ii) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iii) the amount of any reserves established by the Company and the Subsidiary Guarantors in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by a Responsible Officer) and (b) in connection with any incurrence of Indebtedness, the cash proceeds received from such incurrence, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

"Obligations" means, collectively, (a) all of the Indebtedness, liabilities and obligations of any Loan Party to the Administrative Agent, the Lenders, the Swingline Lender and/or the Issuing Lenders arising under the Loan Documents (including all reimbursement obligations in respect of Letters of Credit or Acceptances), in each case whether fixed, contingent (including without limitation those Obligations incurred as a Guarantor pursuant to Article III), now existing or hereafter arising, created, assumed, incurred or acquired, and whether before or after the occurrence of any Event of Default under clause (h) or (i) of Article VIII and including any obligation or liability in respect of any breach of any representation or warranty and all post-petition interest and funding losses, whether or not allowed as a claim in any proceeding arising in connection with such an event, (b) all obligations of any Loan Party owing to any Lender or any Affiliate of any Lender, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extension and modifications thereof and substitutions therefor) in connection with Banking Services and (c) all obligations of any Loan Party under or in respect of Specified Swap Agreements (other than any Excluded Swap Obligations arising under any Specified Swap Agreement). The term "Obligations" shall include Borrower Obligations, Subsidiary Borrower Obligations and Subsidiary Guarantor Obligations.

"Other Taxes" means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under this Agreement or any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

"Participant" has the meaning set forth in Section 10.04(c).

"Participant Register" has the meaning set forth in Section 10.04(c).

"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in Section 4002 of ERISA and any successor entity performing similar functions.

"Pension Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Permitted Liens" means:

(a) Liens imposed by law for taxes that are not yet due and payable or delinquent or are being contested in compliance with Section 6.04;

(b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law (including Liens arising under or by reason of the Perishable Agricultural Commodities Act of 1930, as amended from time to time), arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 6.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations (other than any such obligation imposed pursuant to Section 430(k) of the Code or 303(k) of ERISA), surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VIII;

(f) easements, zoning restrictions, rights of way and other similar encumbrances and charges on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

(g) leases of the properties of any Loan Party granted by such Loan Party to third parties entered into in the ordinary course of business which do not materially interfere with the business of the Company and its Subsidiaries; and

(h) with respect to any Mortgaged Property, the matters listed as exceptions to title on Schedule B of the Title Policy covering such Mortgaged Property and the matters disclosed in any survey delivered to the Administrative Agent with respect to such Mortgaged Property;

provided that the term "Permitted Liens" shall not include any Lien securing Indebtedness.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

"Prohibited Transaction" has the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.

"Quarterly Dates" means the last Business Day of September, December, March and June in each year, the first of which shall be the first such day after the date hereof.

"Recovery Event" means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Company or its Subsidiaries.

"Reference Period" has the meaning assigned to such term in the definition of Consolidated EBITDA.

"Register" has the meaning set forth in Section 10.04(b)(iv).

"Reinvestment Deferred Amount" means with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Company or any of its Subsidiaries in connection therewith that are not applied to prepay the Term Loans as a result of the delivery of a Reinvestment Notice.

"Reinvestment Event" means any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

"Reinvestment Notice" means a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Company (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets (other than current assets) useful in its business.

"Reinvestment Prepayment Amount" means with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets (other than current assets) useful in the Company's business.

"Reinvestment Prepayment Date" means with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after the receipt by the Company of proceeds relating to such Reinvestment Event (or the date occurring six months after the last day of such twelve month period if the acquisition or repair of the applicable assets (other than current assets) useful in the Company's business is a project authorized by the Company's board of directors prior to the last day of such twelve month period and the Company or any of its Subsidiaries has entered into a contract to complete such project) and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets (other than current assets) useful in the Company's business with all or any portion of the relevant Reinvestment Deferred Amount.

"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

"Reorganization" means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

"Required Lenders" means, at any time, Lenders having Revolving Credit Exposures, outstanding Term Loans, outstanding Incremental Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures, outstanding Term Loans, outstanding Incremental Term Loans and unused Revolving Credit Commitments at such time. The "Required Lenders" of a particular Class of Loans means Lenders having Revolving Credit Exposures, outstanding Term Loans, outstanding Incremental Term Loans and/or unused Commitments of such Class, as applicable, representing more than 50% of the total Revolving Credit Exposures, outstanding Term

Loans, outstanding Incremental Term Loans and/or unused Commitments of such Class, as applicable, at such time.

"Required Ratio" has the meaning set forth in Section 7.11(a).

"Requirement of Law" means, as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Responsible Officer" means the chief executive officer, president or chief financial officer of the Company, but in any event, with respect to financial matters, the chief financial officer of the Company.

"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of the Company or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock of the Company or any option, warrant or other right to acquire any such Capital Stock of the Company.

"Revolving Credit", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.04.

"Revolving Credit Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Commitment Termination Date and the date of termination of the Revolving Credit Commitments.

"Revolving Credit Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Credit Loans and to acquire participations in Letters of Credit, Acceptances and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.11 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender's Revolving Credit Commitment is set forth on Schedule 1.01(b) under the caption "Revolving Credit Commitment", or in the Assignment and Acceptance or other instrument pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable. The initial aggregate amount of the Revolving Credit Commitments is $200,000,000.

"Revolving Credit Commitment Increase" has the meaning set forth in Section 2.11 (c).

"Revolving Credit Commitment Increase Date" has the meaning set forth in Section 2.11(c).

"Revolving Credit Commitment Termination Date" means September 30, 2019.

"Revolving Credit Exposure" means, with respect to any Revolving Credit Lender at any time, the sum of (a) the outstanding principal amount of such Lender's Revolving Credit Loans, (b) the LC Exposure of such Lender and (c) the Swingline Exposure of such Lender at such time.

"Revolving Credit Lender" means a Lender with a Revolving Credit Commitment or, if the Revolving Credit Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

"Revolving Credit Loans" means the loans made by the Lenders to the Borrowers pursuant to Section 2.04.

"Revolving Percentage" with respect to any Revolving Credit Lender for purposes of Sections 2.07 or 2.08 or in respect of any indemnity claim under Section 10.03(c) arising out of an action or omission of the Swingline Lender or any Issuing Lender under this Agreement, the percentage of the total Revolving Credit Commitments represented by such Revolving Credit Lender's Revolving Credit Commitment; provided that for purposes of Section 2.23 when a Defaulting Lender shall exist, "Revolving Percentage" shall mean the percentage of the total Commitment (disregarding any Defaulting Lender's Commitment) represented by such Lender's Commitment. With respect to the Revolving Credit Lenders, if the Revolving Credit Commitments have terminated or expired, the Revolving Percentages shall be determined on the basis of the percentage of the total Revolving Credit Exposures represented by such Revolving Credit Lender's Revolving Credit Exposure, giving effect to any assignments and to any Lender's status as a Defaulting Lender at the time of determination.

"Rosepetals Acquisition" means the acquisition by the Company of Harry & David pursuant to the Transaction Agreement.

"S&P" means Standard & Poor's Financial Services LLC.

"Sanctioned Country" means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan and Syria).

"Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more by any such Person or Persons described in the foregoing clauses (a) or (b).

"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

"SEC" means the Securities and Exchange Commission, or any regulatory body that succeeds to the functions thereof.

"Secured Parties" has the meaning set forth in the Security Agreement.

"Security Agreement" means a Security Agreement substantially in the form of Exhibit C between the Loan Parties and the Administrative Agent.

"Security Documents" means, collectively, the Security Agreement, the Mortgages and each of the security agreements and other instruments and documents executed and delivered pursuant thereto, each Subsidiary Joinder Agreement, any security or similar agreement entered into pursuant to Section 6.11 in favor of the Administrative Agent, and all Uniform Commercial Code financing statements required by the terms of any such agreement to be filed with respect to the security interests created pursuant thereto.

"Solvent" means, when used with respect to any Person, that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of the Company and the Subsidiary Borrowers, on a consolidated basis, will, as of such date, exceed the amount of all "liabilities of the Company and the Subsidiary Borrowers, on a consolidated basis, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of the Company and the Subsidiary Borrowers, on a consolidated and going-concern basis, will, as of such date, be greater than the amount that will be required to pay the liability of the Company and the Subsidiary Borrowers, on a consolidated basis, on its debts as such debts become absolute and mature in the ordinary course of business, (c) the Company and the Subsidiary Borrowers, on a consolidated basis, will not have, as of such date, an unreasonably small amount of capital with which to conduct their business, and (d) the Company and the Subsidiary Borrowers, on a consolidated basis, will be able to pay its debts as they mature in the ordinary course of business.

"Specified Representations" has the meaning set forth in Section 5.01(i).

"Specified Swap Agreement" means any Swap Agreement in respect of interest rates, currency exchange rates or commodity prices entered into by any Loan Party and any Person that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into.

"Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

"Subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, "Subsidiary" means a Subsidiary of the Company.

"Subsidiary Borrower" means (a) each Domestic Subsidiary of the Company (if any) that is listed under the caption "Subsidiary Borrowers" on the signature pages hereof and (b) each other Domestic Subsidiary of the Company that shall become a Subsidiary Borrower pursuant to Section 2.22, in each case so long as such Subsidiary shall remain a Subsidiary Borrower hereunder.

"Subsidiary Borrower Designation Letter" means the Subsidiary Borrower Designation Letter entered into by the Company and a wholly-owned Domestic Subsidiary of the Company pursuant to Section 2. 22, pursuant to which such Subsidiary shall (subject to the terms and conditions of Section

2.22(b)) be designated as a Subsidiary Borrower, substantially in the form of Exhibit E-1 or any other form approved by the Administrative Agent.

"Subsidiary Borrower Guaranteed Obligations" has the meaning set forth in Section 3.01.

"Subsidiary Borrower Obligations" means, with respect to any Subsidiary Borrower, all of the Obligations of such Subsidiary Borrower.

"Subsidiary Guarantor Guaranteed Obligations" has the meaning set forth in Section 3.01.

"Subsidiary Guarantor Obligations" means, with respect to any Subsidiary Guarantor, all of the Obligations of such Subsidiary Guarantor.

"Subsidiary Guarantors" means (a) each Subsidiary of the Company that is listed under the caption "Subsidiary Guarantors" on the signature pages hereof and (b) each other Subsidiary of the Company that shall become a Subsidiary Guarantor pursuant to Section 6.11.

"Subsidiary Joinder Agreement" means a Subsidiary Joinder Assumption Agreement substantially in the form of Exhibit D executed and delivered by a Domestic Subsidiary that, pursuant to Section 6.11(a), is required to become a "Subsidiary Guarantor" hereunder and a "Securing Party" under the Security Agreement in favor of the Administrative Agent.

"Survey" has the meaning has the meaning set forth in Section 6.12(a).

"Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any Subsidiary shall be a Swap Agreement.

"Swingline Commitment" means $5,000,000.

"Swingline Exposure" means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Revolving Percentage of the total Swingline Exposure at such time related to Swingline Loans other than any Swingline Loans made by such Lender in its capacity as a Swingline Lender and (b) if such Lender shall be a Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender outstanding at such time (to the extent that the other Lenders shall not have funded their participations in such Swingline Loans).

"Swingline Lender" means JPMCB, in its capacity as lender of Swingline Loans hereunder.

"Swingline Loan" means a Loan made pursuant to Section 2.07.

"Taxes" means any and all present or future income, stamp or other taxes, levies, imposts, duties, deductions, charges or withholdings now or hereafter imposed, levied, collected or

assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Term Commitment" as to any Lender, the obligation of such Lender, if any, to make Term Loans to the Borrower in a principal amount not to exceed the amount set forth under the heading "Term Commitment" opposite such Lender's name on Schedule 1.01(b). The original aggregate amount of the Term Commitments is $142,500,000.

"Term Lender" means each Lender that has a Term Commitment or that holds a Term Loan.

"Term Loan" has the meaning set forth in Section 2.01.

"Term Loan Maturity Date" means September 30, 2019.

"Term Percentage" means, as to any Term Lender at any time, the percentage which such Lender's Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Effective Date, the percentage which the aggregate principal amount of such Lender's Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

"Termination Letter" has the meaning set forth in Section 2.22(c).

"Title Company" has the meaning set forth in Section 6.12(a).

"Title Policy" has the meaning set forth in Section 6.12(a).

"Transaction Agreement" means that certain Transaction Agreement, dated as of August 30, 2014, among the Company, Harry & David and Golden Pear Acquisition Co., a Delaware corporation.

"Transaction Agreement Representations" has the meaning set forth in Section 5.01(i).

"Transactions" means the Rosepetals Acquisition, the execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to which such Loan Party is a party, the borrowing of Loans hereunder and the use of proceeds thereof, and the issuance of Letters of Credit and creation of Acceptances hereunder.

"Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

"Working Capital Exposure" means, with respect to any Revolving Credit Lender at any time, the sum of (a) the outstanding principal amount of such Lender's Revolving Credit Loans the proceeds of which were designated (pursuant to the applicable Borrowing Requests) to be used for working capital purposes, (b) the LC Exposure of such Lender and (c) the Swingline Exposure of such Lender at such time.

"Working Capital Sublimit" means a portion of the Revolving Credit Commitments not to exceed $175,000,000 (subject to periodic reduction as provided in Section 2.05(e)), available for (i) drawing Revolving Credit Loans the proceeds of which are to be used for working capital purposes, (ii) the issuance of Letters of Credit and (iii) drawing Swingline Loans.

"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Borrower or any Subsidiary at "fair value", as defined therein. Notwithstanding any other provision of this Agreement or the other Loan Documents to the contrary, (x) the determination of whether a lease constitutes a capital lease or an operating lease, and whether obligations arising under a lease are required to be capitalized on the balance sheet of the lessee thereunder and/or recognized as interest expense, shall be determined by reference to GAAP as in effect on the date of this Agreement.

ARTICLE II

THE CREDITS

SECTION 2.01 Term Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (a "Term Loan") to the Company on the Effective Date in an amount not to exceed the amount of the Term Commitment of such Term Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Company and notified to the Administrative Agent in accordance with Section 2.02 and Section 2.10.

SECTION 2.02 Procedure for Term Loan Borrowing. The Company shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent

prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Effective Date) requesting that the Term Lenders make the Term Loans on the Effective Date and specifying the amount to be borrowed. The Term Loans made on the Effective Date shall initially be ABR Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Effective Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

SECTION 2.03 Repayment of Term Loans. The Borrower shall repay the Term Loans in quarterly principal installments, each of which shall be in an amount equal to such Lender's Term Percentage multiplied by the amounts to be paid set forth below:

Installment Dates	Principal Amount
December 28, 2014	$3,562,500
March 29, 2015	$3,562,500
June 28, 2015	$3,562,500
September 27, 2015	$3,562,500
December 27, 2015	$3,562,500
March 27, 2016	$3,562,500
July 3, 2016	$3,562,500
October 2, 2016	$3,562,500
January 1, 2017	$5,343,750
April 2, 2017	$5,343,750
July 2, 2017	$5,343,750
October 1, 2017	$5,343,750
December 31, 2017	$5,343,750
April 1, 2018	$5,343,750
July 1, 2018	$5,343,750
September 30, 2018	$5,343,750
December 30, 2018	$7,125,000
March 31, 2019	$7,125,000
June 30, 2019	$7,125,000
September 29, 2019	$7,125,000
Term Loan Maturity Date	$42,750,000

SECTION 2.04 Revolving Credit Commitments.Subject to the terms and conditions set forth herein, each Revolving Credit Lender agrees to make Revolving Credit Loans to any of the Borrowers from time to time during the Revolving Credit Availability Period in an aggregate principal amount that will not result in (i) such Lender's Revolving Credit Exposure exceeding such Lender's Revolving Credit Commitment, (ii) the total Working Capital Exposures of all the Revolving Credit Lenders exceeding the Working Capital Sublimit, (iii) the total Revolving Credit Exposures exceeding the total Revolving Credit Commitments or (iv) such Lender's Swingline Exposures exceeding the amount of such Lender's Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Credit Loans.

SECTION 2.05 Revolving Credit Loans and Borrowings.

(a) Obligations of Lenders. Each Loan shall be made as part of a Borrowing by any Borrower consisting of Loans of the same Class and Type made to such Borrower by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

(b) Type of Loans. Subject to Section 2.16, each Borrowing by any Borrower shall be comprised entirely of ABR Loans or of Eurodollar Loans as such Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Number of Borrowings. Each Eurodollar Borrowing shall be in an aggregate amount of $3,000,000 or a larger multiple of $500,000. Each ABR Borrowing shall be in an aggregate amount equal to $1,000,000 or a larger multiple of $100,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused amount of the total Revolving Credit Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(f). Each Swingline Loan shall be in an amount that is a multiple of $100,000 and not less than $100,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.

(d) Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request (or to elect to convert to or continue as a Eurodollar Borrowing) (i) any Revolving Credit Eurodollar Borrowing if the Interest Period requested therefor would end after the Revolving Credit Commitment Termination Date or (ii) any Eurodollar Borrowing of an Incremental Term Loan if the Interest Period requested therefor would end after the Incremental Term Loan Maturity Date for such Incremental Term Loan.

(e) Seasonal Reduction on Revolving Credit Commitments. For the period from January 1 through August 1 of each fiscal year of the Company, (i) the total Revolving Credit Commitments shall be reduced to $100,000,000 and (ii) the Working Capital Sublimit shall be reduced to $75,000,000; provided that, solely for purposes of determining the unused Commitments in connection with the definition of Required Lenders, the foregoing reduction shall be disregarded.

SECTION 2.06 Requests for Revolving Credit Borrowings.

(a) Notice by the Borrowers. To request a Revolving Credit Borrowing, a Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(f) may be given not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by such Borrower.

(b) Content of Borrowing Requests. Each telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.05:

(i) whether the requested Revolving Credit Borrowing is to be used for working capital (thereby constituting a Borrowing under the Working Capital Sublimit);

(ii) the aggregate amount of the requested Revolving Credit Borrowing;

(iii) the date of such Revolving Credit Borrowing, which shall be a Business Day;

(iv) whether such Revolving Credit Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term "Interest Period" and permitted under Section 2.05(d); and

(vi) the location and number of the applicable Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.09.

(c) Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof, including whether the applicable Borrower designated the proceeds to be used for working capital purposes, and of the amount of such Lender's Loan to be made as part of the requested Revolving Credit Borrowing.

(d) Failure to Elect. If no election as to the Type of a Revolving Credit Borrowing is specified, then the requested Revolving Credit Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, the requested Borrowing shall be made instead as an ABR Borrowing.

SECTION 2.07 Swingline Loans.

(a) Agreement to Make Swingline Loans. Subject to the terms and conditions set forth herein, the Swingline Lender may make Swingline Loans to the Company from time to time in its sole discretion during the Revolving Credit Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans made by the Swingline Lender exceeding the Swingline Lender's Swingline Commitment, (ii) the total Working Capital Exposures of all the Revolving Credit Lenders exceeding the Working Capital Sublimit, (iii) the total Revolving Credit Exposure of the Swingline Lender exceeding its Revolving Credit Commitment or (iv) the total Revolving Credit Exposures exceeding the total Revolving Credit Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans.

(b) Notice of Swingline Loans by Company. To request a Swingline Loan, the Company shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company. The Swingline Lender shall make each Swingline Loan

available to the Company by means of a credit to an account of the Company with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(f), by remittance to the applicable Issuing Lender) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) Participations by Lenders in Swingline Loans. The Swingline Lender may by written notice given to the Administrative Agent require the Revolving Credit Lenders to acquire participations in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Credit Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Credit Lender, specifying in such notice such Revolving Credit Lender's Revolving Percentage of such Swingline Loans. Each Revolving Credit Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day no later than 5:00 p.m. New York City time on such Business Day, and if received after 12:00 noon, New York City time, on a Business Day shall mean no later than 10:00 a.m. New York City time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Credit Lender's Revolving Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.09 with respect to Loans made by such Revolving Credit Lender (and Section 2.09 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Credit Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Company for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.

SECTION 2.08 Letters of Credit and Acceptances.

(a) General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.04, any Borrower may request an Issuing Lender to issue, at any time and from time to time during the Revolving Credit Availability Period, Letters of Credit denominated in Dollars and, to the extent so provided under the terms of any such Letter of Credit, to accept drafts presented for acceptance by the beneficiary thereof in accordance with its terms (each, an "Acceptance") for such Borrower's account in such form as is acceptable to such Issuing Lender in its reasonable determination. Letters of Credit issued and Acceptances created hereunder shall constitute utilization of the Commitments. On the Effective Date, the parties hereto agree that the Existing Letters of Credit shall be deemed to be Letters of Credit pursuant to the terms and conditions, and entitled to the benefits, of this

Agreement and the other Loan Documents, without any further action by the Borrowers or any other Person.

(b) Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit) or creation of an Acceptance, a Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Lender and the Administrative Agent) to such Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal, extension or creation) a notice requesting the issuance of a Letter of Credit or creation of an Acceptance, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit or Acceptance is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit or Acceptance, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit or create such Acceptance. If requested by an Issuing Lender, such Borrower also shall submit a letter of credit application on such Issuing Lender's standard form in connection with any request for a Letter of Credit. The procedures (including as to the discounting of any Acceptance) related to the creation of Acceptances under Letters of Credit shall be established by the applicable Issuing Lender in their discretion. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit or acceptance application or other agreement submitted by such Borrower to, or entered into by such Borrower with, the applicable Issuing Lender relating to any Letter of Credit or any Acceptance, the terms and conditions of this Agreement shall control.

(c) Limitations on Amounts. A Letter of Credit shall be issued, amended, renewed or extended and an Acceptance shall be created only if (and upon issuance, amendment, renewal or extension of each Letter of Credit and creation of each Acceptance the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal, extension or creation (i) the total LC Exposures shall not exceed the Letter of Credit Sublimit Amount, (ii) the total Working Capital Exposures of all the Revolving Credit Lenders shall not exceed the Working Capital Sublimit, (iii) the total Revolving Credit Exposures shall not exceed the total Revolving Credit Commitments and (iv) the total Swingline Exposures shall not exceed the amount of such Lender's Revolving Commitment.

(d) Expiration Date. Each Letter of Credit and each Acceptance shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) or creation of such Acceptance and (ii) the date that is five Business Days prior to the Revolving Credit Commitment Termination Date (unless, in the case of this clause (ii), on or prior to such date, such Letter of Credit is cash collateralized or backstopped in an amount and on terms reasonably acceptable to the applicable Issuing Lender).

(e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and the creation of an Acceptance by an Issuing Lender, and without any further action on the part of such Issuing Lender or the Revolving Credit Lenders, such Issuing Lender hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit and such Acceptance equal to such Revolving Credit Lender's Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit or payment made under such Acceptance. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit and Acceptances is absolute and unconditional and shall not be affected by any

circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of each Issuing Lender, such Revolving Credit Lender's Revolving Percentage of each LC Disbursement made by such Issuing Lender promptly upon the request of such Issuing Lender at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the applicable Borrower or at any time after any reimbursement payment is required to be refunded to such Borrower for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.09 with respect to Revolving Credit Loans made by such Revolving Credit Lender (and Section 2.09 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Lender the amounts so received by it from the Revolving Credit Lenders. Promptly following receipt by the Administrative Agent of any payment from a Borrower pursuant to paragraph (f) of this Section, the Administrative Agent shall distribute such payment to the applicable Issuing Lender or, to the extent that the Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Revolving Credit Lenders and such Issuing Lender as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse any Issuing Lender for any LC Disbursement (other than the funding of ABR Revolving Credit Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve such Borrower of its obligation to reimburse such LC Disbursement.

(f) Reimbursement. If any Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit or an Acceptance, the applicable Borrower shall reimburse such Issuing Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on (i) the Business Day that such Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that such Borrower receives such notice, if such notice is not received prior to such time; provided that if such LC Disbursement is not less than $100,000, such Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.06 that such payment be financed with an ABR Revolving Credit Borrowing or (in the case of the Company) a Swingline Loan in an equivalent amount and, to the extent so financed, such Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Credit Borrowing or (in the case of the Company) Swingline Loan.

If a Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Credit Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Revolving Credit Lender's Revolving Percentage thereof.

(g) Obligations Absolute. Each Borrower's obligations under this Section 2.08 shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such Borrower may have or have had against each Issuing Lender, any beneficiary of a Letter of Credit or any other Person. Each Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and each Borrower's reimbursement obligations under Section 2.08(f) shall not be affected by, among other things, (a) any lack of validity or enforceability of any Letter of Credit, any Acceptance or this Agreement, or any term or provision therein, (b) any draft or other document presented under a Letter of Credit or an Acceptance proving to be invalid, fraudulent or forged in any respect or any statement therein being untrue or inaccurate in any respect, (c) any dispute between or among any Borrower and any beneficiary of any Letter of Credit or Acceptance or any other party to which such Letter of Credit or an Acceptance may be transferred or any

claims whatsoever of any Borrower against any beneficiary of such Letter of Credit or such Acceptance or any such transferee, (d) payment by any Issuing Lender under a Letter of Credit or an Acceptance against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or such Acceptance, or (e) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, each Borrower's obligations hereunder. Neither the Administrative Agent, the Lenders, nor any Issuing Lender shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or creation of any Acceptance or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or message or advice, however transmitted, in connection with any Letter of Credit or any Acceptance (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Lender; provided that the foregoing shall not be construed to excuse such Issuing Lender from liability to any Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by each Borrower that are caused by such Issuing Lender's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit or an Acceptance comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Lender (as finally determined by a court of competent jurisdiction), any Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit or an Acceptance, any Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit or an Acceptance.

(h) Disbursement Procedures. Each Issuing Lender shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit or an Acceptance. Each Issuing Lender shall promptly after such examination notify the Administrative Agent and the applicable Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse such Issuing Lender and the Revolving Credit Lenders with respect to any such LC Disbursement.

(i) Interim Interest. If any Issuing Lender shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Credit Loans; provided that if such Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.15(c) shall apply. Interest accrued pursuant to this paragraph shall be for account of the applicable Issuing Lender, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Lender shall be for account of such Revolving Credit Lender to the extent of such payment.

(j) Mandatory Prepayment. (A) In the event that (i) there is a determination made by any regulatory body or instrumentality thereof (including, without limitation, any Federal Reserve Bank

or any bank examiner), or there is a change in, or change in interpretation of, any applicable law, rule or regulation, in either case which changes the treatment of Acceptances under Section 13 of the Federal Reserve Act or any other regulation or rule of the Board, and as a result any Lender is required to maintain, or determines as a matter of prudent banking practice that it is appropriate for it to maintain, additional reserves, or (ii) any restriction is imposed on any Lender (including, without limitation, any change in acceptance limits imposed on any Lender) which would prevent such Lender from creating or participating in Acceptances or otherwise performing its obligations in respect of Acceptances, then the Administrative Agent may, or upon the direction of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers in accordance with Section 10.01, demand prepayment of all outstanding Acceptances (if such prepayment is required), and the Issuing Lenders shall have no further obligation to create Acceptances hereunder. The Borrowers agree that it shall, within ten Business Days of its receipt of a notice of mandatory prepayment of Acceptances, prepay all Acceptances in accordance with the provisions of Section 2.08(j)(B) hereof.

(B) Any prepayment of any Acceptances made pursuant hereto shall be made to the applicable Issuing Lender and shall be in an amount equal to the face amount of such Acceptance minus a prepayment discount calculated by the accepting bank in accordance with its customary practice for similar Acceptances and communicated to the Borrowers.

(C) Except as otherwise provided herein, Acceptances may not be prepaid prior to maturity.

(k) Replacement of Issuing Lender. Any Issuing Lender may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender thereto. The Administrative Agent shall notify the Revolving Credit Lenders of any such replacement of an Issuing Lender. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for account of the replaced Issuing Lender pursuant to Section 2.14(b). From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the replaced Issuing Lender under this Agreement with respect to Letters of Credit to be issued or Acceptances to be created thereafter and (ii) references herein to the term "Issuing Lender" shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued or Acceptances created by it prior to such replacement, but shall not be required to issue additional Letters of Credit or to create additional Acceptances.

(l) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Revolving Credit Lenders (or, if the maturity of the Revolving Credit Loans has been accelerated, Revolving Credit Lenders representing greater than 50% of the total LC Exposures) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 105% of the total LC Exposures as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Loan Party described in clause (h) or (i) of Article VIII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Loan Parties under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of

such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Revolving Credit Loans has been accelerated (but subject to the consent of Revolving Credit Lenders representing greater than 50% of the total LC Exposures), be applied to satisfy other obligations of the Loan Parties under this Agreement and the other Loan Documents. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.

SECTION 2.09 Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.07. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower designated by such Borrower in the applicable Borrowing Request; provided that ABR Revolving Credit Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(f) shall be remitted by the Administrative Agent to the applicable Issuing Lender.

(b) Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

SECTION 2.10 Interest Elections.

(a) Elections by the Borrowers. The Loans constituting each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurodollar Borrowing, may elect Interest Periods, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans of the respective Class constituting such Borrowing, and the

Loans of such Class constituting each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) Notice of Elections. To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.06 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by such Borrower.

(c) Content of Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.05:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period" and permitted under Section 2.05(d).

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month's duration.

(d) Notice by the Administrative Agent to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

(e) Failure to Elect; Events of Default. If a Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.11 Termination, Reduction and Increase of the Commitments.

(a) Scheduled Termination. Unless previously terminated, the Revolving Credit Commitments shall terminate on the Revolving Credit Commitment Termination Date.

(b) Voluntary Termination or Reduction. The Company may at any time terminate, or from time to time reduce, the Revolving Credit Commitments; provided that (i) each reduction of the Revolving Credit Commitment pursuant to this Section shall be in an amount that is $1,000,000 or a larger multiple of $1,000,000 and (ii) the Company shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.13, the total Revolving Credit Exposures would exceed the total Revolving Credit Commitments. The Company shall notify the Administrative Agent of any election to terminate or reduce the Revolving Credit Commitments under this paragraph (b) at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of such termination may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Credit Commitments shall be permanent.

(c) Increase of Revolving Credit Commitment.

(i) Requests for Increase. The Company may propose at any time that the Revolving Credit Commitments hereunder be increased (each such proposed increase being a "Revolving Credit Commitment Increase") by having an existing Revolving Credit Lender agree to increase its then existing Revolving Credit Commitment (each an "Increasing Revolving Credit Lender") and/or by adding as a new Revolving Credit Lender hereunder any Person reasonably satisfactory to the Administrative Agent that shall agree to provide a Revolving Credit Commitment hereunder (each an "Assuming Revolving Credit Lender"), in each case, by notice to the Administrative Agent specifying the amount of the relevant Revolving Credit Commitment Increase, the Increasing Revolving Credit Lender(s) and/or Assuming Revolving Credit Lenders providing for such Revolving Credit Commitment Increase and the date on which such increase is to be effective (the "Revolving Credit Commitment Increase Date"), which shall be a Business Day at least three Business Days after delivery of such notice and 30 days prior to the Revolving Credit Commitment Termination Date; provided that:

(A) the minimum amount of each Revolving Credit Commitment Increase shall be $5,000,000 or a larger multiple of $1,000,000;

(B) the aggregate amount of all Revolving Credit Commitment Increases hereunder, together with the aggregate amount of all Incremental Term Loans, shall not exceed $75,000,000;

(C) both at the time of any such request and upon the effectiveness of any Revolving Credit Commitment Increases, no Default shall have occurred and be continuing or would result from such proposed Revolving Credit Commitment Increase;

(D) the representations and warranties set forth in Article IV and in the other Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) immediately prior to, and after giving effect to, such Revolving Credit Commitment Increase as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(E) on a pro forma basis after giving effect to the incurrence of additional Revolving Loans to be borrowed on the Revolving Credit Commitment Increase Date

(and to any Acquisition consummated concurrently with such incurrence as if such Acquisition had occurred on the first day of the most recent period of four consecutive fiscal quarters), the Company shall be in compliance with the financial covenants set forth in Section 7.11 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available; and

(F) any Revolving Credit Commitment Increase shall be on terms identical to the existing Revolving Credit Commitments and in all respects shall become a part of the existing Revolving Credit Commitments.

Each notice by the Company under this paragraph shall be deemed to constitute a representation and warranty by the Company Parties as to the matters specified in clauses (C) and (D) above. Notwithstanding anything herein to the contrary, no Revolving Credit Lender shall have any obligation hereunder to become an Increasing Revolving Credit Lender and any election to do so shall be in the sole discretion of each Revolving Credit Lender.

(ii) Effectiveness of Increase. Each Revolving Credit Commitment Increase (and the increase of the Revolving Credit Commitment of each Increasing Revolving Credit Lender and/or the new Revolving Credit Commitment of each Assuming Revolving Credit Lender, as applicable, resulting therefrom) shall become effective as of the relevant Revolving Credit Commitment Increase Date upon receipt by the Administrative Agent, on or prior to 9:00 a.m., New York City time, on such Revolving Credit Commitment Increase Date, of (A) a certificate of a duly authorized officer of the Company stating that the conditions with respect to such Revolving Credit Commitment Increase under this paragraph (c) have been satisfied, (B) an agreement, in form and substance satisfactory to the Company and the Administrative Agent, pursuant to which, effective as of such Revolving Credit Commitment Increase Date, as applicable, the Revolving Credit Commitment of each such Increasing Revolving Credit Lender shall be increased or each such Assuming Revolving Credit Lender shall undertake a Revolving Credit Commitment, in each case duly executed by such Increasing Revolving Credit Lender or Assuming Revolving Credit Lender, as the case may be, and the Company and acknowledged by the Administrative Agent and (C) such certificates or other documents from the Borrowers reasonably requested by the Administrative Agent in connection with such Revolving Credit Commitment Increase. Upon the Administrative Agent's receipt of a fully executed agreement from each Increasing Revolving Credit Lender and/or Assuming Revolving Credit Lender referred to in clause (B) above, together with the certificate and other documents referred to in clauses (A) and (C) above, the Administrative Agent shall record the information contained in each such agreement in the Register and give prompt notice of the relevant Revolving Credit Commitment Increase to the Company and the Lenders (including, if applicable, each Assuming Revolving Credit Lender). On each Revolving Credit Commitment Increase Date, the Borrowers shall simultaneously (i) prepay in full the outstanding Revolving Credit Loans (if any) held by the Revolving Credit Lenders immediately prior to giving effect to the relevant Revolving Credit Commitment Increase, (ii) if any Borrower shall have so requested in accordance with this Agreement, borrow new Revolving Credit Loans from all Revolving Credit Lenders (including, if applicable, any Assuming Revolving Credit Lender) such that, after giving effect thereto, the Revolving Credit Loans are held ratably by the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments (after giving effect to such Revolving Credit Commitment Increase) and (iii) pay to the Revolving Credit Lenders the amounts, if any, payable under Section 2.18; provided that notwithstanding the foregoing, at the election of the Administrative Agent in its sole discretion, any Revolving Credit Loans outstanding on such Revolving Credit Commitment Increase Date shall be reallocated among the Revolving Credit Lenders (with Revolving Credit Lenders making any required payments to each other) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised pro rata shares of such Lenders arising from any nonratable increase in the Revolving Credit Commitments under this Section 2.11(c). Upon each such Revolving Credit Commitment Increase,

the participation interests of the Revolving Credit Lenders in the then outstanding Letters of Credit, Acceptances and Swingline Loans shall automatically be adjusted to reflect, and each Revolving Credit Lender (including, if applicable, each Assuming Revolving Credit Lender) shall have a participation in each such Letter of Credit, Acceptance and Swingline Loan equal to, the Revolving Credit Lenders' respective Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit, such Acceptance or such Swingline Loan, as applicable, after giving effect to such increase.

(d) Incremental Term Loans.

(i) Requests for Incremental Term Loans. The Company and any one or more Lenders or other lenders arranged by the Company and reasonably acceptable to the Administrative Agent (an "Incremental Term Loan Lender") may from time to time agree that such Incremental Term Loan Lenders shall make one or more tranches of term loans available to the Company (each an "Incremental Term Loan"). Any such Incremental Term Loan shall be made available (the date such Incremental Term Loan is made available, an "Incremental Term Loan Effective Date") to the Company on terms and pursuant to a supplement to this Agreement in form and substance substantially consistent with the terms related to the Term Loans in this Agreement, or otherwise reasonably satisfactory to the Administration Agent and the Company (an "Incremental Term Loan Supplement") executed and delivered by the Company, the applicable Incremental Term Loan Lenders and the Administrative Agent (which Incremental Term Loan Supplement may include such amendments to this Agreement as shall be required in the reasonable judgment of the Administrative Agent to effect the intent of this Section); provided that:

(A) the minimum amount of each Incremental Term Loan shall be $5,000,000 or a larger multiple of $1,000,000;

(B) the aggregate amount of all Incremental Term Loans hereunder, together with the aggregate amount of Revolving Credit Commitment Increases made under Section 2.11(c), shall not exceed $75,000,000;

(C) both at the time of any such request and upon the effectiveness of any Incremental Term Loans, no Default shall have occurred and be continuing or would result from such proposed Incremental Term Loan;

(D) the representations and warranties set forth in Article IV and in the other Loan Documents shall be true and correct in all material respects immediately prior to, and after giving effect to, such Incremental Term Loan on and as of the Incremental Term Loan Effective Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(E) on a pro forma basis after giving effect to the incurrence of any such Incremental Term Loans (and to any Acquisition consummated concurrently with such incurrence as if such Acquisition had occurred on the first day of the most recent period of four consecutive fiscal quarters), the Company shall be in compliance with the financial covenants set forth in Section 7.11 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available;

(F) Incremental Term Loans may, among other things, be subject to the mandatory prepayment obligations set forth in Section 2.13(c); and

(G) the interest rates, maturity and amortization schedules applicable to any Incremental Term Loan shall be determined by the Company, the Administrative Agent the Incremental Term Loan Lenders thereunder; provided that (i) the Incremental Term Loans shall not mature earlier than the date that is six months after the Term Loan Maturity Date and (ii) in the event that the Applicable Rate for any Incremental Term Loan exceeds the Applicable Rate for the Term Loans by more than 50 basis points, then the Applicable Rate for the Term Loans shall be increased to be the same as the Applicable Rate for such Incremental Term Loan minus 50 basis points; provided, further, that in determining the Applicable Rates applicable to the Term Loans and the Incremental Term Loans, (x) original issue discount ("OID") or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Company to the Lenders of the Term Loans or the Incremental Term Loans in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity) and (y) if the LIBOR or ABR "floor" for the Incremental Term Loans is greater than the LIBOR or ABR "floor," respectively, for the Term Loans, the difference between such floor for the Incremental Term Loans and the Term Loans shall be equated to an increase in the Applicable Rate for purposes of this clause (G).

Notwithstanding anything herein to the contrary, no Lender shall have any obligation hereunder to become an Incremental Term Loan Lender and any election to do so shall be in the sole discretion of each Lender.

(ii) Effectiveness of Increase. On each Incremental Term Loan Effective Date, the Company shall deliver to the Administrative Agent (A) a certificate of a duly authorized officer of the Company stating that the conditions with respect to such Incremental Term Loan under this paragraph (d) have been satisfied, (B) an executed Incremental Term Loan Supplement and (C) such certificates or other documents from the Company reasonably requested by the Administrative Agent in connection with such Incremental Term Loan. Upon the Administrative Agent's receipt of a fully executed Incremental Term Loan Supplement, together with the certificate and other documents referred to in clauses (A) and (C) above, the Administrative Agent shall record the information contained in each such agreement in the Register and give prompt notice of the relevant Incremental Term Loan to the Company and the Lenders.

SECTION 2.12 Repayment of Revolving Credit Loans; Evidence of Debt.

(a) Repayment.

(i) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for account of each Revolving Credit Lender the full outstanding principal amount of such Revolving Credit Lender's Revolving Credit Loans made to such Borrower, and each such Revolving Credit Loan shall mature, on the Revolving Credit Commitment Termination Date.

(ii) The Company hereby unconditionally promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Commitment Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made (provided that on each date that a Revolving Credit Borrowing is made, the Company shall repay all Swingline Loans then outstanding).

(b) Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such

Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender's share thereof.

(d) Effect of Entries. The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the applicable Borrower to repay the Loans made to it in accordance with the terms of this Agreement.

(e) Promissory Notes. Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note of such Borrower. In such event, such Borrower, at its own expense, shall prepare, execute and deliver to such Lender a promissory note(s) payable to such Lender or its registered assigns and substantially in the form of Exhibit B-1, B-2 or B-3, as appropriate, and such note(s) shall be evidence of such Loans (and all amounts payable in respect thereof). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of such Lender or its registered assigns.

SECTION 2.13 Prepayment of Loans.

(a) Optional Prepayments. The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of paragraph (d) of this Section.

(b) Clean-Down. For at least 30 consecutive days during each fiscal year and for at least ten consecutive days during the period commencing on December 1 through and including January 31 of each calendar year, no Revolving Credit Loan borrowed under the Working Capital Sublimit shall be outstanding.

(c) Mandatory Prepayments.

(i) If any Indebtedness shall be incurred by the Company or any of its Subsidiaries (excluding any Indebtedness incurred in accordance with Section 7.01), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied within five Business Days of the receipt of such Net Cash Proceeds toward the prepayment of the Term Loans as set forth in Section 2.13(c)(iii).

(ii) If the Company or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof within five Business Days of the receipt of such Net Cash Proceeds, an amount equal to 100% of such Net Cash Proceeds shall be applied within ten Business Day following receipt thereof toward the prepayment of the Term Loans; provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans.

(iii) Amounts to be applied in connection with prepayments shall be applied to the prepayment of the Term Loans in accordance with Section 2.20. The application of any prepayment pursuant to this Section 2.13(c) shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under this Section 2.13(c) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. Each prepayment of the Term Loans in accordance with this Section 2.13(c) shall be applied to installments thereof in the inverse order of maturity.

(d) Notices, Etc. The applicable Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Credit Commitments as contemplated by Section 2.11, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.11. Promptly following receipt of any such notice relating to a Borrowing of any Class, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.05, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing of any Class shall be applied ratably to the Loans of such Class included in such Borrowing and (unless the Company shall otherwise direct) shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.15.

SECTION 2.14 Fees.

(a) Commitment Fee. The Company agrees to pay to the Administrative Agent for account of each Revolving Credit Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of such Lender's Revolving Credit Commitment during the period from and including the Effective Date to but excluding the earlier of the date the Revolving Credit Commitments terminate and the Revolving Credit Commitment Termination Date. Accrued commitment fees shall be payable on each Quarterly Date and on the earlier of the date the Revolving Credit Commitments terminate and the Revolving Credit Commitment Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, the Revolving Credit Commitment of a Revolving Credit Lender shall be deemed to be used to the extent of the outstanding Revolving Credit Loans and LC Exposure of such Revolving Credit Lender (and the Swingline Exposure of such Revolving Credit Lender shall be disregarded for such purpose).

(b) Letter of Credit Fees. The Company agrees to pay (i) to the Administrative Agent for account of each Revolving Credit Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate on Eurodollar Revolving Credit Loans on the average daily amount of such Revolving Credit Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date the Revolving Credit Commitments

terminate and the date on which there ceases to be any LC Exposure, and (ii) to the applicable Issuing Lender a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the total LC Exposures in respect of Letters of Credit issued by such Issuing Lender (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date the Revolving Credit Commitments terminate and the date on which there ceases to be any LC Exposure in respect of Letters of Credit issued by such Issuing Lender, as well as such Issuing Lender's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each of March, June, September and December shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Lenders pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Administrative Agent Fees. The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d) Acceptance Fees. The Company agrees to pay to the applicable Issuing Lender a fee (the "Acceptance Fee") in advance, at a rate per annum equal to the Applicable Rate, on the date of creation of each Acceptance. All Acceptance Fees shall be calculated on the face amount of the Acceptance issued and computed on the basis of the actual number of days in the term thereof and a year of 365 days. The Acceptance Fee shall be in addition to any other fees payable to each Issuing Lender in connection with the creation, issuance or discounting of such Acceptance. The discount rate for Acceptance Fees shall be calculated under terms customary to the practice of the applicable Issuing Lender and shall be based upon a year of 365 days and the term of such Acceptance.

(e) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Lender, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.15 Interest.

(a) ABR Loans. The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of the Revolving Credit Loans, upon termination of the Revolving Credit Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Credit Loan prior to the end of the Revolving Credit Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.16 Alternate Rate of Interest. If prior to the commencement of any Interest Period for any Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and such Borrowing (unless prepaid) shall be continued as, or converted to, an ABR Borrowing and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.17 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) subject any Lender or the Issuing Lender to any Taxes (other than (A) Indemnified Taxes indemnifiable under Section 2.19 and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) impose, modify or deem applicable any reserve, special deposit, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Lender; or

(iii) impose on any Lender or any Issuing Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or any Acceptance or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or Issuing Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Lender of participating in, issuing, maintaining or creating any Letter of Credit or any Acceptance or to reduce the amount of any sum received or receivable by such Lender or such Issuing Lender hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Adequacy, Liquidity Requirements. If any Lender or any Issuing Lender determines that any Change in Law regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Lender's or such Issuing Lender's capital or on the capital of such Lender's or such Issuing Lender's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Acceptances held by, such Lender, or the Letters of Credit issued or Acceptances created by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender's or such Issuing Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or such Issuing Lender's policies and the policies of such Lender's or such Issuing Lender's holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender's or such Issuing Lender's holding company for any such reduction suffered.

(c) Requests, Rules, Guidelines, etc . Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

(d) Certificates from Lenders. A certificate of a Lender or an Issuing Lender setting forth the amount or amounts, necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the applicable Borrower and the Company and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(e) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or such Issuing Lender's right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender's or such Issuing Lender's intention to claim compensation therefor; provided further that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.18 Break Funding Payments.In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.22, then, in any such event, the applicable Borrower shall compensate each Lender for the loss (other than any loss of anticipated profits), cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss (other than any loss of anticipated profits), cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.19 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Indemnified Taxes or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent, any Lender or Issuing Lender, as determined in good faith by the Borrower or the Administrative Agent, as applicable (the "Applicable Withholding Agent"), then (i) the sum payable by the applicable Loan Party to the Administrative Agent, Lender or Issuing Lender (as the case may be) shall be increased as necessary so that after all required deductions (including deductions applicable to additional sums payable under this Section) have been made by the Applicable Withholding Agent, the Administrative Agent, Lender or Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Applicable Withholding Agent shall make such deduction and (iii) such amounts shall be paid by the Applicable Withholding Agent to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrowers. In addition, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrowers. Each Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Lender, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Borrower by a Lender (with a copy

to the Administrative Agent) or an Issuing Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes, imposed with respect to a payment under any Loan Document, by a Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Tax Forms. Any Lender or Issuing Lender that is entitled to an exemption from or reduction of any applicable withholding Tax with respect to payments hereunder or under any other Loan Document shall deliver to the applicable Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or as reasonably requested by the applicable Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or Issuing Lender, if requested by the applicable Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender or Issuing Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, in the case of any withholding tax other than the U.S. federal withholding tax, the completion, execution and submission of such forms shall not be required if in the Foreign Lender's reasonable judgment such completion, execution or submission would subject such Foreign Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Foreign Lender.

Without limiting the generality of the foregoing, in the event that any Borrower is a United States person under Section 7701(a)(30) of the Code, any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement, and after the occurrence of a change in the Lender's circumstances which require a change in the most recent form or certification previously delivered by it (and from time to time thereafter upon the request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the Form of Exhibit G to the effect that (A) such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (B) such Foreign Lender is not a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (C) such Foreign Lender is not a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code and (D) no payments in connection with any Loan Document are effectively connected with the United States trade or business conducted by such Lender (a "U.S. Tax Compliance Certificate") and (y) duly completed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E,

(iv) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such beneficial owner, or

(v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit a Borrower or the Administrative Agent to determine the withholding or deduction required to be made, if any.

Each Lender and Issuing Lender agrees that if any form or certification it previously delivered by it expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower and the Administrative Agent in writing of its legal inability to do so.

Any Lender or Issuing Lender that is a United States person under Section 7701(a)(30) of the Code, to the extent it may lawfully do so, shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender or Issuing Lender becomes a Lender or Issuing Lender, as applicable, under this Agreement, on or prior to the date on which any such form or certification expires or becomes obsolete, and after the occurrence of a change in the Lender or Issuing Lender's circumstances which require a change in the most recent form or certification previously delivered by it (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), duly completed copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender or Issuing Lender is entitled to an exemption from U.S. backup withholding tax.

If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1471(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

(f) Each Lender shall indemnify the Administrative Agent, within 10 days after demand therefor, for (i) the full amount of any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 10.4(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (f).

(g) Refunds. If the Administrative Agent, a Lender or an Issuing Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender or such Issuing Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower, upon the request of the Administrative Agent or such Lender or such Issuing Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender or such Issuing Lender in the event the Administrative Agent or such Lender or such Issuing Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent, any Lender or any Issuing Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Company, any of its Subsidiaries or any other Person.

SECTION 2.20 Payments Generally; Pro Rata Treatment; Sharing of Set offs.

(a) Payments by the Borrowers. Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.17, 2.18 or 2.19, or otherwise) or under any other Loan Document (except as otherwise expressly provided therein) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at an account maintained with the Administrative Agent as notified to the Company and the Lenders, except as otherwise expressly provided in the relevant Loan Document and except payments to be made directly to the Issuing Lenders or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.17, 2.18, 2.19 and 10.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder and under any other Loan Document shall be made in Dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing of a particular Class shall be made from the applicable Lenders, pro rata according to the amounts of the respective Commitments of such Class and shall be allocated pro rata among the applicable Lenders according to the amounts of their respective Commitments of such Class (in the case of the making of Loans) or their respective Loans of such Class that are to be included in such Borrowing (in the case of conversions and continuations of Loans), (ii) each payment of commitment fees under Section 2.14 shall be made for account of the Revolving Credit Lenders, and each termination or reduction of the amount of the Revolving Credit Commitments under Section 2.11 shall be applied to the Revolving Credit Commitments, pro rata according to the respective Revolving Credit Commitments of the Revolving Credit Lenders; (iii) each payment or prepayment of principal of Loans of any Class by any Borrower shall be made for account of the applicable Lenders pro rata according to the respective unpaid principal amounts of the Loans of such Class held by such Lenders; and (iv) each payment of interest on Loans of any Class by any Borrower shall be made for account of the applicable Lenders pro rata according to the amounts of interest on such Loans of such Class then due and payable to such Lenders. Amounts prepaid on account of the Term Loans may not be reborrowed.

(d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans, as applicable, and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans, as applicable, of other applicable Lenders to the extent necessary so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans, as applicable; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders or the Issuing Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lenders, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the applicable Lenders or the applicable Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.08(e), 2.09(b) or 2.20(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.21 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.17, or if a Borrower is required to pay any additional amount pursuant to Section 2.19, then such Lender shall, if requested by the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.17 or 2.19, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. Nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.17 or 2.19.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.17, if a Borrower is required to pay any additional amount pursuant to Section 2.19, if any Lender defaults in its obligation to fund Loans hereunder or if any Lender does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender or any Lender that becomes a Defaulting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent and (if a Revolving Credit Commitment is being assigned) each Issuing Lender and the Swingline Lender, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments and (iv) until such time as such assignment shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.17 or 2.19. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 2.22 Designation of Subsidiary Borrowers.

(a) Designation. Subject to the terms and conditions of this Section (including paragraph (b) of this Section), the Company may, at any time or from time to time upon not less than five Business Days' notice to the Administrative Agent (or such other period which is acceptable to the Administrative Agent), request that a wholly-owned Domestic Subsidiary specified in such notice become a party to this

Agreement as a Subsidiary Borrower; provided that each such designation shall be subject to the prior approval of the Administrative Agent (which approval in each case shall not be unreasonably withheld). The Administrative Agent shall upon receipt of such notice from the Company promptly notify each Revolving Credit Lender and the Issuing Lenders of the Company's designation. Upon such approval and the satisfaction of the conditions specified in paragraph (b) of this Section, the Administrative Agent shall accept the relevant Subsidiary Borrower Designation Letter whereupon the applicable Subsidiary shall become a party to this Agreement as a Subsidiary Borrower and entitled to borrow Revolving Credit Loans and to have Letters of Credit issued and Acceptances created for its own account hereunder.

(b) Conditions Precedent to Effectiveness of Designation. The effectiveness of a designation by the Company of any Subsidiary as a Borrower hereunder shall be subject to the receipt by the Administrative Agent of each of the following documents (each of which shall be in satisfactory to the Administrative Agent in form and substance): (i) a Subsidiary Borrower Designation Letter, duly completed and executed by the Company and the applicable Subsidiary, delivered to the Administrative Agent at least five Business Days before the date on which such Subsidiary is proposed to become a Borrower; and (ii) such opinions, documents and certificates as the Administrative Agent may reasonably request (including certified copies of the organizational documents of such Subsidiary and of resolutions of its board of directors authorizing such Subsidiary becoming a Borrower hereunder, and of all documents evidencing all other necessary corporate or other action required with respect to such Subsidiary becoming party to this Agreement) that are consistent with conditions for the Loan Parties set forth in Section 5.01.

(c) Termination of Subsidiary Borrower. The Company may, at any time at which no Revolving Credit Loans or any other amounts hereunder or under any other Loan Documents shall be outstanding to, nor any Letters of Credit or any Acceptances shall be outstanding for the account of, any Subsidiary Borrower, terminate such Subsidiary Borrower as a Borrower hereunder by delivering an executed notice thereof (each a "Termination Letter"), substantially in the form of Exhibit E-2, to the Administrative Agent. Any Termination Letter furnished hereunder shall be effective upon receipt thereof by the Administrative Agent (which shall promptly so notify the Revolving Credit Lenders and the Issuing Lenders), whereupon all commitments of the Revolving Credit Lenders to make Revolving Credit Loans to, and all obligations of the Issuing Lenders to issue Letters of Credit or create Acceptances for the account of, such Subsidiary Borrower and all of rights of such Subsidiary Borrower hereunder shall terminate and such Subsidiary Borrower shall cease to be a Borrower hereunder. Notwithstanding the foregoing, the delivery of a Termination Letter with respect to any Subsidiary Borrower shall not terminate (i) any obligation of such Subsidiary Borrower that remains unpaid at the time of such delivery or (ii) the obligations of the Company under Article III with respect to any such unpaid obligations.

SECTION 2.23 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees set forth in Section 2.14(a) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender;

(b) to the extent permitted by applicable law, (i) any voluntary prepayment of Revolving Credit Loans shall, if the Company so directs at the time of making such voluntary prepayment, be applied to the Revolving Credit Loans of other Lenders as if such Defaulting Lender had no Revolving Credit Loans outstanding and the Revolving Credit Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Revolving Credit Loans shall, if the Company so directs at the time of making such mandatory prepayment, be applied to the Revolving Credit Loans of other Lenders, but not to the Revolving Credit Loans of such Defaulting Lender, it being understood and

agreed that the Company shall be entitled to retain any portion of any mandatory prepayment of the Revolving Credit Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b);

(c) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(d) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the Lenders that are not Defaulting Lenders in accordance with their respective Revolving Percentages but, in any case, only to the extent (x) the sum of the Revolving Credit Exposures of all Lenders that are not Defaulting Lenders plus such Defaulting Lender's Swingline Exposure and LC Exposure does not exceed the total of the Commitments of all Lenders that are not Defaulting Lenders and (z) the conditions set forth in Section 5.02 are satisfied at such time; and

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (A) prepay such Swingline Exposure and (B) cash collateralize such Defaulting Lender's LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.08(l) for so long as such LC Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender's LC Exposure pursuant to this paragraph (d), the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.14(b) with respect to such Defaulting Lender's LC Exposure during the period such Defaulting Lender's LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this paragraph (d), then the fees payable to the Lenders pursuant to Section 2.14(a) and Section 2.14(b) shall be adjusted in accordance with such non-Defaulting Lenders' Revolving Percentages; or

(v) if any Defaulting Lender's LC Exposure is neither cash collateralized nor reallocated pursuant to this paragraph (d), then, without prejudice to any rights or remedies of the Issuing Lenders or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender's Commitment that was utilized by such LC Exposure) and fees payable in connection with any Letters of Credit or Acceptances under Sections 2.14(b) and 2.14(d) with respect to such Defaulting Lender's LC Exposure shall be payable to the applicable Issuing Lenders until such LC Exposure is cash collateralized and/or reallocated; and

(e) so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Lender shall be required to issue, amend or increase any Letter of Credit or create any Acceptance, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the

Borrowers in accordance with paragraph (d) of this Section, and participating interests in any such newly issued or increased Letter of Credit, Acceptance or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with paragraph (d)(i) of this Section (and Defaulting Lenders shall not participate therein).

(f) In the event that each of the Administrative Agent, the Borrowers, the Issuing Lender and the Swingline Lender agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender's Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.

ARTICLE III

GUARANTEE

SECTION 3.01 The Guarantee. (a) The Company hereby guarantees to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the (i) Subsidiary Borrower Obligations, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the "Subsidiary Borrower Guaranteed Obligations") and (ii) Subsidiary Guarantor Obligations, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the "Subsidiary Guarantor Guaranteed Obligations"). The Company hereby further agrees that if any Subsidiary Borrower or Subsidiary Guarantor shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of such Subsidiary Borrower Guaranteed Obligations or Subsidiary Guarantor Guaranteed Obligations, as applicable, the Company will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of such Subsidiary Borrower Guaranteed Obligations or Subsidiary Guarantor Guaranteed Obligations, as applicable, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

(b) Each Subsidiary Guarantor hereby jointly and severally guarantees to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Borrower Obligations (other than such obligations, if any, of such Subsidiary Guarantor), in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the "Borrower Guaranteed Obligations"). The Subsidiary Guarantors hereby further jointly and severally agree that if any such Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of such Borrower Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of such Borrower Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 3.02 Obligations Unconditional. The obligations of the Guarantors under Section 3.01 are absolute and unconditional, and (in the case of the Subsidiary Guarantors) joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the other Loan Parties under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of their respective Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other

circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of their respective Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(iii) the maturity of any of their respective Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of their respective Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(iv) any lien or security interest granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against the Company under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of their respective Guaranteed Obligations.

SECTION 3.03 Reinstatement. The obligations of each Guarantor under this Article shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the other Borrowers in respect of the relevant Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of such Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

SECTION 3.04 Subrogation. Each Guarantor hereby agrees that, until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement, it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 3.01, whether by subrogation or otherwise, against the Company or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

SECTION 3.05 Remedies. Each Guarantor agrees that, as between such Guarantor and the Lenders, the obligations of the Borrowers under this Agreement may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 3.01 notwithstanding any

stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against any Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by any Borrower) shall forthwith become due and payable by such Guarantor for purposes of Section 3.01.

SECTION 3.06 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article constitutes an instrument for the payment of money, and consents and agrees that any Lender or the Administrative Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

SECTION 3.07 Continuing Guarantee. The guarantee in this Article is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 3.08 Rights of Contribution. The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, then each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor's Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Subsidiary Guarantor to any Excess Funding Guarantor under this Section 3.08 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Article III and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section 3.08, (i) "Excess Funding Guarantor" means, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) "Excess Payment" means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) "Pro Rata Share" means, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate fair saleable value of all properties of such Subsidiary Guarantor (excluding any shares of stock or other equity interest of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been Guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of the Company and all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Obligors hereunder and under the other Loan Documents) of all of the Subsidiary Guarantors, determined (A) with respect to any Subsidiary Guarantor that is a party hereto on the Effective Date, as of the Effective Date, and (B) with respect to any other Subsidiary Guarantor, as of the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.

SECTION 3.09 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 3.01 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section

3.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each of the Company and the Subsidiary Borrowers represents and warrants (as to itself and each of its Subsidiaries) to the Lenders that:

SECTION 4.01 Organization; Powers. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 4.02 Authorization; Enforceability. The Transactions are within each Borrower's and each other Loan Party's corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Agreement and each of the other Loan Documents have been duly executed and delivered by each Loan Party party thereto and constitutes, or when executed and delivered by such Loan Party will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party in accordance with its terms, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 4.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate any Requirement of Law, (c) will not violate or result in a default under any Contractual Obligation upon the Company and its Subsidiaries or its or their respective assets, or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries, and (d) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

SECTION 4.04 Financial Condition; No Material Adverse Change.

(a) Financial Condition. The Company has heretofore furnished to the Lenders the consolidated balance sheet and statements of income, stockholders' equity and cash flows of the Company as of and for the fiscal years ended July 1, 2012, as reported on by Ernst & Young LLP, and June 30, 2013 and June 29, 2014, in each case as reported on by BDO USA, LLP. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its Subsidiaries as of such dates and for such periods in accordance with GAAP. There are no liabilities of the Company or any of its Subsidiaries, fixed or contingent, which are material in relation to the consolidated financial condition of the Company that are not reflected in the most recent consolidated financial statements of the Company delivered pursuant to this Section or

Section 6.01(a) or (b) or in the notes thereto, other than liabilities arising in the ordinary course of business since the date of such financial statements.

(b) No Material Adverse Change. Since June 29, 2014, there has not occurred any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 4.05 Properties.

(a) Property Generally. Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Liens permitted by Section 7.02 and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Intellectual Property. Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.06 Litigation and Environmental Matters.

(a) Actions, Suits and Proceedings. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters listed on Schedule 4.06(a)) or that involve this Agreement or the Transactions.

(b) Environmental Matters. Except for the Disclosed Matters listed on Schedule 4.06(b) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any facts that could reasonably be expected to result in any Environmental Liability.

(c) Disclosed Matters. Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 4.07 Compliance with Laws and Contractual Obligations. Each of the Company and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property or all Contractual Obligations binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.08 Investment Company Act Status. Neither the Company nor its Subsidiaries is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 4.09 Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.10 ERISA. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (a) no ERISA Event has occurred or is reasonably expected to occur and (b) each Borrower and each of their ERISA Affiliates has complied with the applicable provisions of ERISA and the Code with respect to each Pension Plan. The present value of all accumulated benefit obligations under each Pension Plan does not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets under such Pension Plan (determined in both cases using the applicable assumptions under Section 430 of the Code and the Treasury Regulations promulgated thereunder) by an amount that could reasonably be expected to result in a Material Adverse Effect.

SECTION 4.11 Disclosure. The Loan Parties have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the written reports, financial statements, certificates or other written information (other than projections, other forward looking information and information of a general economic and/or industry specific nature) furnished by or on behalf of the Company or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that with respect to projected financial information, each Borrower represents only that such information was prepared in good faith based upon reasonable assumptions believed to be reasonable at the time of preparation thereof.

SECTION 4.12 Use of Credit. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

SECTION 4.13 Labor Matters. Except with respect to any Disclosed Matters and except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (a) no collective bargaining agreement or other labor contract will expire during the term of this Agreement, (b) to the Company's knowledge, no union or other labor organization is seeking to organize, or to be recognized as bargaining representative for, a bargaining unit of employees of the Company or any of its Subsidiaries, (c) there is no pending or, to the Company's knowledge, threatened strike, work stoppage, material unfair labor practice claim or charge, arbitration or other labor dispute against or affecting the Company or any of its Subsidiaries or their representative employees and (d) there are no actions, suits, charges, demands, claims, counterclaims or proceedings pending or, to the best of the Company's knowledge, threatened against the Company or any of its Subsidiaries, by or on behalf of, or with, its employees.

SECTION 4.14 Indebtedness. Schedule 7.01 is a complete and correct list of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit, bankers'

acceptance or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Company or any of its Subsidiaries, in each case, outstanding as of the date hereof, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Schedule 7.01.

SECTION 4.15 Liens. Schedule 7.02 is a complete and correct list of each Lien securing Indebtedness of any Person outstanding as of the date hereof (after giving effect to the use of proceeds set forth in Section 6.10 hereof) and covering any property of the Company or any of its Subsidiaries, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien is correctly described in Schedule 7.02.

SECTION 4.16 Subsidiaries. Schedule 4.16 is a complete and correct list of all of the Subsidiaries of the Company as of the date hereof, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in Schedule 4.16, (x) each of the Company and its Subsidiaries owns, free and clear of Liens (other than Liens created pursuant to the Security Documents), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 4.16, (y) all of the issued and outstanding Capital Stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.

SECTION 4.17 Security Documents. The Liens granted by the Security Documents constitute valid perfected first priority Liens on the properties and assets covered by the Security Documents, to the extent required by the Security Documents and subject to no prior or equal Lien except those Liens permitted by Section 7.02.

SECTION 4.18 Anti-Corruption Laws and Sanctions.The Company has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees, and to the knowledge of the Company, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person. None of (a) the Company, any Subsidiary or to the knowledge of the Company or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 4.19 Solvency. The Company and its Subsidiaries on a consolidated basis, after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

ARTICLE V

CONDITIONS

SECTION 5.01 Conditions to Effective Date. The effectiveness of this Agreement and the obligations of the Lenders to make the Loans and of the Issuing Lenders to issue Letters of Credit and create Acceptances hereunder shall not become effective until the date on which the following conditions have been satisfied (or such condition shall have been waived in accordance with Section 10.02):

(a) Executed Counterparts. The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

(b) Opinion of Counsel to the Loan Parties. The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent, the Issuing Lenders and the Lenders and dated the Effective Date) of Cahill Gordon & Reindel LLP, counsel for the Loan Parties, substantially in the form of Exhibit F and of such other counsel for the Loan Parties satisfactory to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent (if requested by the Administrative Agent), and covering such other matters relating to the Loan Parties, this Agreement or the Transactions as the Administrative Agent shall reasonably request (and the Company hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(c) Corporate Documents. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Officer's Certificate. The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a senior executive officer of the Company, to the effect that (a) the representations and warranties set forth in Article IV shall be true and correct on the Effective Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), and (b) immediately after giving effect to the extensions of credit hereunder on the Effective Date, no Default shall have occurred and be continuing.

(e) Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate executed by the chief financial officer of the Company in the form of Exhibit H hereto.

(f) Existing Indebtedness. On the Effective Date, after giving effect to the Transactions, neither Harry & David, nor any of its Subsidiaries shall have any material Indebtedness for borrowed money outstanding except (i) Indebtedness in their respective capacities as Subsidiary Guarantors and (ii) the Indebtedness of Harry & David or its Subsidiaries existing on the date hereof and set forth on Schedule 7.01.

(g) Consummation of Rosepetals Acquisition. The Rosepetals Acquisition shall be consummated pursuant to the Transaction Agreement, substantially concurrently with the initial

funding of the Loans, and no provision thereof shall have been amended or waived, and no consent shall have been given thereunder, in any manner materially adverse to the to the interests of the Commitment Parties or the Lenders without the prior written consent of the Commitment Parties (it being understood that any amendment, waiver or consent by the Company or any of its Affiliates under the Transaction Agreement that results in a reduction of the Purchase Price (as defined in the Transaction Agreement) by 10% or less shall not be deemed to be materially adverse to the interests of the Commitment Parties or the Lenders so long as the Term Commitments are reduced by the same amount on a pro rata basis.

(h) No Change. (1) Since June 29, 2013 through the date of the Transaction Agreement, there has not been any event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a "Material Adverse Effect" (as defined in the Transaction Agreement) on Harry & David and (2) since the date of the Transaction Agreement, a "Material Adverse Effect" (as defined in the Transaction Agreement) on Harry & David shall not have occurred that is continuing as of the Effective Date.

(i) Accuracy of Transaction Agreement Representations and Specified Representations. The representations made by Harry & David in the Transaction Agreement as are material to the interests of the Lenders, but only to the extent that the accuracy of any such representation or warranty is a condition to the Company's obligation to close under the Transaction Agreement or the Company has the right to terminate its obligations under the Transaction Agreement as a result of a breach of such representation or warranty (the "Transaction Agreement Representations") and the representations and warranties set forth in Sections 4.01, 4.02, 4.03(b), 4.08, 4.12, 4.17, 4.18 and 4.19 of this Agreement (collectively, the "Specified Representations"), shall be true and correct on and as of the Effective Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date (it being understood and agreed that, to the extent any of the Transaction Agreement Representations are qualified or subject to a "Material Adverse Effect" (or an equivalent term or qualification), for purposes of the making of such Transaction Agreement Representation as of the Effective Date, the definition of "Material Adverse Effect" (or such equivalent term or qualification) shall be as defined in the Transaction Agreement.

(j) Effective Date. The Effective Date shall have occurred on or before November 30, 2014.

(k) Financial Information. The Administrative Agent shall have received (i) the audited consolidated balance sheet and statements of income, stockholders' equity and cash flows of Harry & David and its Subsidiaries as of and for the fiscal years ended June 30, 2012, June 29, 2013 and June 28, 2014; (ii) the unaudited interim consolidated balance sheets and related statements of income, stockholders' equity and cash flows of Harry & David and its Subsidiaries for each fiscal quarter ended at least 45 days before the Effective Date after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available (in the case of this clause (ii), without footnote disclosure and without having undergone a SAS 100 review); and (iii) the unaudited pro forma consolidated balance sheet and related statements of income of the Company and its consolidated Subsidiaries as at June 29, 2014 (including the notes thereto).

(l) USA PATRIOT Act. The Administrative Agent shall have received, at least 3 days prior to the Effective Date, all documentation and other information with respect to the Company and its Subsidiaries that shall have been reasonably requested by the Administrative Agent in

writing at least 10 days prior to the Effective Date that the Administrative Agent reasonably determines is required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(m) Fees and Expenses. All fees and expenses required to be paid hereunder and invoiced before the Effective Date shall have been paid in full in cash or authorized to be deducted from the proceeds of the initial funding of the Loans.

(n) Security Agreement. The Administrative Agent shall have received the Security Agreement, duly executed and delivered by the Company and the Administrative Agent, together with (i) certificates, if any, representing the Pledged Equity accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank, and (ii) each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.02), which shall have been delivered to the Administrative Agent be in proper form for filing, registration or recordation (it being understood that no account control agreements or landlord waivers shall be required to be obtained or otherwise delivered by any of the Loan Parties). In addition, the Administrative Agent shall have received the results of recent lien searches in each relevant jurisdiction with respect to the Company and its subsidiaries, and such searches shall reveal no Liens on any of the assets of the Company or its subsidiaries except for Liens permitted by Section 7.02 or Liens to be discharged pursuant to documentation or arrangements reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, to the extent any collateral (including the grant or perfection of any security interest) referred to above is not or cannot be provided on the Effective Date (other than the grant and perfection of security interests (i) in assets located in any state of the United States, Puerto Rico or the District of Columbia with respect to which a Lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code or (ii) in Capital Stock with respect to which a Lien may be perfected by the delivery of a stock certificate) after the Company's commercially reasonable efforts to do so without undue burden or expense, then the provision of such collateral shall not constitute a condition precedent to the availability of the Loans on the Effective Date or otherwise be required by the Security Agreement or other Security Document, but shall be required to be delivered, provided and/or perfected within 90 days after the Effective Date (subject to extensions approved by the Administrative Agent in its reasonable discretion).

(o) Borrowing Request. The Administrative Agent shall have received a Borrowing Request or notice of issuance of Letter of Credit or creation of an Acceptance, as applicable, relating to the initial credit extensions hereunder.

SECTION 5.02 Each Credit Event. The obligation of each Lender to make any Loan, and of the Issuing Lenders to issue, amend, renew or extend any Letter of Credit or create any Acceptance other than any Borrowing on the Effective Date, is additionally subject to the satisfaction of the following conditions:

(a) the representations and warranties of the Borrowers set forth in Article IV, and of each Loan Party in each of the other Loan Documents to which it is a party, shall be true and correct on and as of the date of such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit or the date of creation of such Acceptance, as applicable (or, if

any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(b) at the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit or creation of such Acceptance, as applicable, no Default shall have occurred and be continuing.

Each Borrowing, each issuance, amendment, renewal or extension of a Letter of Credit and each creation of an Acceptance shall be deemed to constitute a representation and warranty by the Company on the date thereof as to the matters specified in clauses (a) and (b) of the immediately preceding sentence.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit and Acceptances shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Borrower (on behalf of itself and each of its Subsidiaries) covenants and agrees with the Lenders that:

SECTION 6.01 Financial Statements and Other Information. The Company will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of the Company, the audited consolidated balance sheet and related statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by BDO USA, LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of the first three fiscal quarters of the Company, the consolidated balance sheets and related consolidated statements of income and cash flows of the Company and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Responsible Officer as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) of this Section, (X) a certificate of a Responsible Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.11 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recent audited financial statements of the Company referred to in Section 4.04(a) and, if any such change has occurred, specifying

the effect of such change on the financial statements accompanying such certificate and (Y) a certificate of a Responsible Officer setting forth the information required pursuant to Annexes 1 through 4 of the Security Agreement and certifying that such Annexes are true and correct and contain all applicable collateral as of such date or confirming that there has been no change in such information since the date of the most recent certificate delivered pursuant to this Section 6.01(c)(Y);

(d) concurrently with any delivery of financial statements under clause (a) of this Section, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly upon receipt thereof, copies of all other reports submitted to the Company by its independent certified public accountants in connection with any annual or interim audit or review of the books of the Company made by such accountants;

(f) annually, as soon as available, but in any event within 60 days after the first day of each fiscal year of the Company, an annual budget of the Company and its Subsidiaries for such fiscal year in the same form prepared for the Company's board of directors or in such other form reasonably satisfactory to the Administrative Agent;

(g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;

(h) promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Borrowers or any of their ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Borrowers and/or their ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; and

(i) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Sections 6.01(a), (b) or (g) (to the extent any such documents are included in materials otherwise filed with the SEC) shall be deemed to have been delivered on the date (i) on which the Company posts such documents or provides a link thereto on the Company's website or (ii) on which such documents are posted on the Company's behalf on Intralinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Company shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide the Administrative Agent with electronic mail versions of such documents.

SECTION 6.02 Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any of its Affiliates, other than disputes in the ordinary course of business or, whether or not in the ordinary of business, disputes involving amounts exceeding $15,000,000;

(c) the occurrence of any ERISA Event that, individually or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 6.03 Existence; Conduct of Business. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.03.

SECTION 6.04 Payment of Taxes and Other Obligations. The Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.05 Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 6.06 Maintenance of Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided that the Company may maintain self-insurance reasonable and customary for similarly situated Persons.

SECTION 6.07 Books and Records. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.

SECTION 6.08 Inspection Rights. The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon

reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at the expense of the Company and at such reasonable times and as often as reasonably requested; provided that any such request and visit by any Lender shall be coordinated through the Administrative Agent.

SECTION 6.09 Compliance with Laws and Contractual Obligations. The Company will, and will cause each of its Subsidiaries to, comply with all Requirements of Law (including any Environmental Laws) applicable to it or its property, and all Contractual Obligations binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect policies and procedures designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 6.10 Use of Proceeds and Letters of Credit.

(i) The proceeds of the Term Loans on the Effective Date shall be used to finance in part the Rosepetals Acquisition and to pay off existing debt of Harry & David and its Subsidiaries in connection with the Rosepetals Acquisition, (ii) the proceeds of the Revolving Credit Loans on the Effective Date may be used to pay fees and expenses related to the Rosepetals Acquisition, to refinance the Existing Credit Agreement, and for working capital and general corporation purposes; provided that in no event shall the Revolving Credit Loans made on the Effective Date exceed $136,743,275.02 and (ii) the proceeds of the Loans, the Letters of Credit issued and Acceptances created hereunder after the Effective Date will be used for working capital (subject to the Working Capital Sublimit) and, together with the proceeds of any Incremental Term Loans, for general corporate purposes of the Company and its Subsidiaries (including for the consummation of any Acquisitions and Capital Expenditures not prohibited by this Agreement). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

SECTION 6.11 Additional Subsidiary Guarantors; Real Property; Further Assurances.

(a) Subsidiary Guarantors. The Company will take such action, and will cause each of its Domestic Subsidiaries (other than Lucy Ventures LLC, Piper Ventures LLC and any Excluded Subsidiary), to take such action, from time to time as shall be necessary to ensure that all such Domestic Subsidiaries of the Company are "Subsidiary Guarantors" hereunder. Without limiting the generality of the foregoing, in the event that the Company or any of its Subsidiaries shall form or acquire any new Domestic Subsidiary that shall constitute a Subsidiary hereunder (other than an Excluded Subsidiary), the Company and its Subsidiaries will cause such new Subsidiary to:

(i) become a "Subsidiary Guarantor" hereunder, and a "Securing Party" under the Security Agreement pursuant to a Subsidiary Joinder Agreement;

(ii) cause such Domestic Subsidiary to take such action (including delivering such shares of stock, executing and delivering such Uniform Commercial Code financing statements) as shall be necessary to create and perfect valid and enforceable first priority Liens on substantially all of the personal property of such new Subsidiary as collateral security for the obligations of such new Subsidiary hereunder to the extent required pursuant to the Security Agreement; and

(iii) deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Loan Parties pursuant to Section 5.01 on the Effective Date as the Administrative Agent shall reasonably request.

(b) Real Property. If, subsequent to the Effective Date, a Loan Party (including a Person that becomes a Guarantor pursuant to Section 6.11(a)) shall acquire any real property having a fair market value of $10,000,000 (a "Material Real Property") or more in the reasonable estimation of the Company, the Company shall promptly (and in any event within 10 Business Days), after any Responsible Officer of a Loan Party acquires knowledge of same, notify the Administrative Agent of same. Each Loan Party shall, and shall cause each of its Subsidiaries to, take such action at its own expense as reasonably requested by the Administrative Agent (including, without limitation, grant to the Administrative Agent, within 90 days of the acquisition thereof or within 90 days from the date that such Person becomes a Guarantor, as applicable) (or such later date as the Administrative Agent may agree), a Mortgage on each such parcel of real property, and shall cause Section 6.12(a) to be satisfied with respect to such Material Real Property.

(c) Further Assurances. The Company will, and will cause each of its Subsidiaries to, take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement. Without limiting the foregoing, in the event that any additional Capital Stock shall be issued by any Subsidiary, the Loan Party agrees forthwith to deliver to the Administrative Agent pursuant to the Security Agreement the certificates evidencing such shares of stock, accompanied by undated stock powers executed in blank and to take such other action as the Administrative Agent shall request to perfect the security interest created therein pursuant to the Security Agreement.

SECTION 6.12 Post-Closing Covenant Real Property Mortgages. Within 90 days of the Effective Date (as such time period may be extended by the Administrative Agent in its sole discretion) with respect to any Mortgaged Property owned in fee simple by any Loan Party on the Effective Date:

(i) Mortgages; Fixture Filings. The Company will deliver to the Administrative Agent a Mortgage encumbering such Mortgaged Property in favor of the Administrative Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of the appropriate Clerk of Court of the County where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as may be necessary or advisable in connection with the recording or filing thereof to create a lien under applicable laws, and such financing statements and other instruments as may be necessary or advisable to grant a mortgage or deed of trust lien under the laws of the applicable jurisdiction on the Mortgaged Property and fixtures located thereon;

(ii) Consents and Approvals. The Company will deliver to the Administrative Agent such consents, approvals, assignments, amendments, supplements, estoppels, tenant subordination agreements, non-disturbance agreements or other instruments as may be reasonably necessary or advisable in order for the applicable Loan Party to grant the Lien of the Mortgage with respect thereto;

(iii) Title Insurance Policies. The Company will deliver to the Administrative Agent a policy of title insurance (or marked-up title insurance commitment having the effect of a policy of title insurance) (a "Title Policy") insuring the Lien of such Mortgage as a valid first mortgage or deed of trust Lien on the Mortgaged Property described therein in an amount not less than the estimated fair market value of such Mortgaged Property as reasonably determined by the

Borrower, which Title Policy shall (A) be issued by a nationally-recognized title insurance company reasonably acceptable to the Administrative Agent (the "Title Company"), (B) include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Administrative Agent, (C) be supplemented by a "tie-in" or "aggregation" endorsement, if available under applicable law, and such other endorsements as may reasonably be requested by the Administrative Agent (including endorsements on matters relating to usury, first loss, zoning, contiguity, revolving credit, doing business, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, and so-called comprehensive coverage over covenants and restrictions) if available under applicable law at commercially reasonable rates, and (E) contain no other exceptions to title other than Permitted Liens and other exceptions acceptable to the Administrative Agent in its sole discretion;

(iv) Affidavits and Other Information. The Company will deliver to the Administrative Agent such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called "gap" indemnification) as may be required to induce the Title Company to issue the Title Policies and endorsements contemplated above;

(v) Payment of Title Fees and Premiums. The Company will deliver to the Administrative Agent evidence reasonably acceptable to the Administrative Agent of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies and endorsements contemplated above;

(vi) Leases. The Company will deliver to the Administrative Agent copies of all leases (or other agreements relating to possessory interests, if any) affecting such Mortgaged Property pursuant to which any Loan Party holds the lessor's (or other grantor's or licensor's) interest, which agreement shall, if so requested by the Administrative Agent, be subordinate to the Lien of the applicable Mortgage, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement in form and substance reasonably acceptable to the Administrative Agent;

(vii) Opinions. The Company will deliver to the Administrative Agent favorable written opinions, addressed to the Administrative Agent and the Secured Parties, of local counsel to the Credit Parties in each jurisdiction (i) where a Mortgaged Property is located regarding the enforceability of each such Mortgage and customary related matters and (ii) where the applicable Loan Party granting the Mortgage on said Mortgaged Property is organized, regarding the due execution, delivery and enforceability of each such Mortgage, and such other matters as may be reasonably requested by the Administrative Agent, each in form and substance reasonably acceptable to the Administrative Agent; and

(viii) Surveys. Upon request by the Administrative Agent (i) for any Mortgaged Property for which a survey has been completed and (ii) with respect to any Mortgaged Property designated as a special flood hazard area by the Federal Emergency Management Agency (or any successor agency), the Company will deliver to the Administrative Agent a survey of such Mortgaged Property that is (A) (w) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (x) certified to the Administrative Agent and the Title Company, (y) compliant with the minimum requirements of the American Land Title Association as such requirements are in effect on the date of preparation thereof and (z) sufficient for the Title Company to remove the standard survey exception from the

applicable Title Policy and to provide reasonable and customary survey-related endorsements thereto or (B) otherwise acceptable to the Administrative Agent (a "Survey"); provided, however, that a Survey shall not be required to the extent that (x) an existing survey together with an "affidavit of no change" satisfactory to the Title Company is delivered to the Administrative Agent and the Title Company and (y) the Title Company removes the standard survey exception from the applicable Title Policy and provides reasonable and customary survey-related endorsements thereto.

(ix) Flood Hazards. The Administrative Agent shall have received for each Mortgaged Property (i) a completed "life-of-loan" Federal Emergency Management Agency standard flood hazard determination, (ii) if such Mortgaged Property located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area, a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the Borrower and the applicable Loan Party relating thereto) and (iii) if such Mortgaged Property located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area, a copy of an insurance policy, or a declaration page relating to an insurance policy, in either case showing coverage for flood insurance in an amount reasonably satisfactory to the Administrative Agent and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, each of which shall (A) be endorsed or otherwise amended to include a "standard" or "New York" lender's loss payable or mortgagee endorsement (as applicable), (B) name the Administrative Agent, on behalf of the Secured Parties, as additional insured and loss payee/mortgagee, (C) identify the address of each property located in a Special Flood Hazard Area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto and (D) be otherwise in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent has adopted internal policies and procedures that address requirements placed on federally regulated Lenders under the Flood Insurance Laws. The Administrative Agent will post on the applicable electronic platform (or otherwise distribute to each lender in the syndicate) documents that it receives in connection with the Flood Insurance Laws. However, the Administrative Agent reminds each Lender and Participant that, pursuant to the Flood Insurance Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

(b) Insurance. Within 75 days of the Effective Date, the Company shall deliver to the Administrative Agent evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Administrative Agent has been named as loss payee under each insurance policy with respect to such insurance as to which the Administrative Agent shall have reasonably requested to be so named.

ARTICLE VII

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit and Acceptances have expired or terminated and all LC Disbursements shall have been reimbursed, each Borrower (on behalf of itself and each of its Subsidiaries) covenants and agrees with the Lenders that:

SECTION 7.01 Indebtedness. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder and the other Loan Documents;

(b) Indebtedness existing on the date hereof and set forth on Schedule 7.01;

(c) (i) Indebtedness of the Company to any Loan Party, (ii) Indebtedness of any Loan Party (other than the Company) to the Company or any other Loan Party and (iii) Indebtedness of the Company or any Subsidiary to any Subsidiary that is not a Loan Party; provided that the aggregate principal amount of Indebtedness incurred by the Loan Parties to any Subsidiary that is not a Loan Party after the date hereof, together with the aggregate amount of Investments by the Loan Parties in such Subsidiaries made under Section 7.06(c)(ii) after the date hereof, shall not exceed $20,000,000 at any time outstanding;

(d) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to, at the time of or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the sum of the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $20,000,000 at any time outstanding;

(e) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the sum of the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $20,000,000 at any time outstanding;

(f) other Indebtedness in an aggregate principal amount not exceeding $25,000,000 at any time outstanding;

(g) Indebtedness incurred after the date hereof by the Company or any Subsidiary not exceeding an aggregate principal amount of $30,000,000 at any time outstanding pursuant to Sale/Leaseback Transactions permitted under Section 7.12; and

(h) additional unsecured Indebtedness of the Company or any Subsidiary having no scheduled principal payments or prepayments prior to the date that is 6 months after the later of the (i) Term Loan Maturity Date or (ii) the Revolving Credit Commitment Termination Date; provided that (i) no Event of Default has occurred and is continuing or will immediately result from the incurrence of such Indebtedness and (ii) after giving pro forma effect to the incurrence of such Indebtedness and the use of proceeds thereof as if the incurrence of such Indebtedness had occurred on the first day of the most recent period of four consecutive fiscal quarters, the Consolidated Leverage Ratio is less than or equal to the Required Ratio minus 0.25x on the last day of such period (without giving effect to any temporary increase in the Required Ratio as set forth in the proviso to Section 7.11(a)).

SECTION 7.02 Liens. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created pursuant to the Loan Documents;

(b) Permitted Liens;

(c) any Lien on any property or asset of the Company or any of its Subsidiaries existing on the date hereof and set forth on Schedule 7.02; provided that (i) no such Lien shall extend to any other property or asset of the Company or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, replacements and combinations thereof that do not increase the outstanding principal amount thereof or commitment therefor, in each case, as in effect on the date hereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 7.01(d) so long as such Indebtedness permitted by Section 7.01(d) does not exceed an aggregate principal amount of $20,000,000 at any time outstanding, (ii) such security interests and the Indebtedness secured thereby are incurred prior to, at the time of or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;

(e) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 7.01(e) so long as such Indebtedness permitted by Section 7.01(e) does not exceed an aggregate principal amount of $20,000,000, (ii) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (iii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iv) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the original outstanding principal amount thereof; and

(f) Liens not otherwise permitted by this Section 7.02 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Company and all Subsidiaries) $15,000,000 at any one time.

SECTION 7.03 Mergers, Consolidations, Etc. The Company will not, and will not permit any of its Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except that:

(a) any Subsidiary may be merged or consolidated with or into any Borrower, so long as (i) if the Company is a party to such transaction, the Company is the surviving entity or (ii) otherwise, any Subsidiary which is a Loan Party is the surviving entity;

(b) any Subsidiary may be merged or consolidated with or into any other Subsidiary, so long as if any Subsidiary party to such transaction is a Loan Party, the surviving entity thereof is a Loan Party; and

(c) any Subsidiary may be dissolved or liquidated if the Company determines in good faith such liquidation or dissolution is in the best interests of the Company and not materially disadvantageous to the Lenders and all assets (if any) of such Subsidiary are transferred to a Loan Party prior to such dissolution or liquidation.

SECTION 7.04 Dispositions. The Company will not, and will not permit any of its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its business or property, whether now owned or hereafter acquired (including receivables and leasehold interests), except:

(a) obsolete or worn out property, tools or equipment no longer used or useful in its business;

(b) any inventory or other property sold or disposed of in the ordinary course of business and for fair consideration;

(c) the sale, conversion or other disposition of any stores or "flower fulfillment centers" operated by the Company or any Subsidiary to franchisees for fair consideration;

(d) any Subsidiary of the Company may sell, lease, transfer or otherwise dispose of any or all of its property to the Company or any wholly owned Subsidiary of the Company that is a Loan Party;

(e) the Capital Stock of any Subsidiary may be sold, transferred or otherwise disposed of to the Company or any wholly owned Subsidiary of the Company that is a Loan Party; and

(f) Dispositions of property by the Company or any Subsidiary having an aggregate fair market value not exceeding the greater of (i) 5% of consolidated total assets (as set forth on the consolidated balance sheet of the Company and its Subsidiaries as of the most recent fiscal quarter for which financial statements are available) per annum and (ii) $50,000,000 in the aggregate;

(g) Dispositions of property by the Company or any Subsidiary to effect Sale/Leaseback Transactions permitted under Section 7.12; and

(h) Leases of real or personal property in the ordinary course of business which do not materially interfere with the business of the Company and its Subsidiaries.

SECTION 7.05 Lines of Business. The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the date hereof and businesses reasonably related or incidental or ancillary thereto.

SECTION 7.06 Investments and Acquisitions. The Company will not, and will not permit any of its Subsidiaries to, make or suffer to exist any Investment in any Person or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Cash Equivalents;

(b) Investments (other than Investments permitted under clauses (a) and (c) of this Section) existing on the date hereof and set forth on Schedule 7.06;

(c) (i) Investments by any Loan Party in any other Loan Party; and (ii) Investments by the Company or any Subsidiary in any Subsidiary that is not a Loan Party (other than Lucy Ventures LLC, Piper Ventures LLC and any Excluded Subsidiary); provided that the aggregate amount of Investments by the Loan Parties in any Subsidiary that is not a Loan Party (other than Lucy Ventures LLC, Piper Ventures LLC and any Excluded Subsidiary) after the date hereof, together with the aggregate principal amount of Indebtedness owing by any Loan Party to such Subsidiaries incurred under Section 7.01(c)(iii) after the date hereof, shall not exceed $20,000,000;

(d) Indebtedness permitted by Section 7.01;

(e) purchases of inventory and other property to be sold or used in the ordinary course of business;

(f) Acquisitions after the date hereof by the Company or any other Loan Party; provided that (i) if such Acquisition is an acquisition of Capital Stock of a Person, such Acquisition shall not be opposed by the board of directors (or similar governing body) of such Person, (ii) no Default shall have then occurred and be continuing or would result therefrom, (iii) after giving effect to such Acquisition on a pro forma basis as if such Acquisition had occurred on the first day of the most recent period of four consecutive fiscal quarters, the Consolidated Leverage Ratio is less than or equal to the Required Ratio on the last day of such period; and (iv) prior to the consummation of any such Acquisition, the Administrative Agent shall have received a certificate of a Responsible Officer setting forth the calculations required to determine compliance with clause (iii) above and certifying that the conditions set forth in this clause (f) with respect to such Acquisition have been satisfied;

(g) Investments (including debt obligations) received by the Company and its Subsidiaries in connection with the bankruptcy or reorganization of suppliers and/or customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and/or suppliers arising in the ordinary course of business;

(h) Investments under Swap Agreements permitted by Section 7.10;

(i) bona fide advances to employees and officers of the Company and its Subsidiaries for the purpose of paying payroll, travel and related expenses incurred for proper business purposes of the Company or such Subsidiary;

(j) Investments received by the Company and its Subsidiaries in connection with any Disposition permitted by Section 7.04;

(k) Investments held by any Person that becomes a Subsidiary after the date hereof; provided that (i) such Investments exist at the time such Person becomes a Subsidiary and are not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) such Investments shall not be increased after such time unless such increase is permitted by another clause of this Section;

(l) other Investments after the date hereof; provided that (i) no Event of Default has occurred and is continuing or will immediately result from such Investment and (ii) after giving

effect to such Investment on a pro forma basis as if such Investment had occurred on the first day of the most recent period of four consecutive fiscal quarters, the Consolidated Leverage Ratio is less than or equal to the Required Ratio minus 0.50x on the last day of such period (without giving effect to any temporary increase in the Required Ratio as set forth in the proviso to Section 7.11(a));

(m) Investments by the Company or any Subsidiary in the Capital Stock of any other Person (other than any Acquisition) in an aggregate amount (valued at cost on the date such Investment was made) not exceeding $10,000,000;

(n) the Rosepetals Acquisition; and

(o) in addition to Investments otherwise expressly permitted by this Section 7.06, Investments by the Company or any of its Subsidiaries in an aggregate amount (valued at cost on the date such Investment was made) not to exceed $35,000,000 during the term of this Agreement.

SECTION 7.07 Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that:

(a) the Company may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its Capital Stock;

(b) the Company may make Restricted Payments after the date hereof in an aggregate amount not exceeding $35,000,000; provided that, at the time of any such Restricted Payment and immediately after giving effect thereto, no Default shall have occurred and be continuing;

(c) the Company may make Restricted Payments after the date hereof; provided that, (i) at the time of any such Restricted Payment and immediately after giving effect thereto, no Default shall have occurred and be continuing and (ii) after giving effect to any such Restricted Payment on a pro forma basis as if such Restricted Payment had occurred on the first day of the most recent period of four consecutive fiscal quarters, the Consolidated Leverage Ratio is less than or equal to the Required Ratio minus 0.50x (without giving effect to any temporary increase in the Required Ratio pursuant to the proviso set forth in Section 7.11(a)) on the last day of such period;

(d) the Company may pay cash dividends in respect of preferred Capital Stock of the Company not exceeding an aggregate amount of $15,000,000 in any fiscal year; provided that (i) at the time of such dividend and immediately after giving effect thereto, no Default shall have occurred and be continuing and (ii) after giving effect to any such dividend on a pro forma basis as if such dividend had occurred on the first day of the most recent period of four consecutive fiscal quarters, the Consolidated Leverage Ratio is less than or equal to the Required Ratio and the Consolidated Fixed Charge Ratio is not less than the Consolidated Fixed Charge Ratio applicable during such period;

provided that nothing herein shall be deemed to prohibit (x) the payment of dividends by any Subsidiary of the Company to the Company or any other Subsidiary of the Company or, if applicable, any minority shareholder of such Subsidiary (in accordance with the percentage of the Capital Stock of such Subsidiary owned by such minority shareholder) and (y) repurchases of Capital Stock deemed to occur as a result of

the surrender of such Capital Stock for cancellation in connection with the exercise of stock options or warrants.

SECTION 7.08 Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm's length basis from a Person that is not an Affiliate;

(b) transactions between or among the Company and its wholly-owned Subsidiaries not involving any other Affiliate;

(c) any Investment permitted by Section 7.06;

(d) any Restricted Payment permitted by Section 7.07; and

(e) any Affiliate who is a natural person may serve as an employee or director of any Borrower and receive reasonable compensation for his services in such capacity.

SECTION 7.09 Restrictive Agreements. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Capital Stock or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; except:

(i) restrictions and conditions imposed by law or by this Agreement;

(ii) restrictions and conditions existing on the date hereof set forth on Schedule 7.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition);

(iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder;

(iv) (with respect to clause (a) above) (x) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (y) customary provisions in leases and other contracts restricting the assignment thereof; and

(v) (with respect to clause (a) above) provisions in any lease or lease agreement, or any restrictions or conditions imposed by any landlord, prohibiting or restricting the granting, creation or incurrence of any liens on any premises leased by the Company or any of its Subsidiaries.

SECTION 7.10 Swap Agreements. The Company will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, other than Swap Agreements entered into in the ordinary

course of business to hedge or mitigate risks to which the Company or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

SECTION 7.11 Financial Covenants.

(a) Consolidated Leverage Ratio. The Company will not permit the Consolidated Leverage Ratio to exceed (i) 2.50 to 1.00, as of the end of each fiscal quarter of each fiscal year ending on or nearest to March 31, June 30 and December 31 and (ii) (w) 4.00 to 1.00, as of the end of the fiscal quarter ending on or nearest to September 30, 2014, (x) 3.75 to 1.00, as of the end of the fiscal quarter ending on or nearest to September 30, 2015, (y) 3.50 to 1.00, as of the end of the fiscal quarter ending on or nearest to September 30, 2016 and (z) 3.25 to 1.00, as of the end of the fiscal quarter ending on or nearest to September 30, 2017, September 30, 2018 and September 30, 2019 (such required level of Consolidated Leverage Ratio from time to time, the "Required Ratio"); provided that, the Required Ratios set forth above shall be temporarily increased by the Applicable Increase upon and following the consummation of a Material Acquisition; provided further that, to the extent a Material Acquisition has been consummated, the Required Ratio for each fiscal quarter ending on or nearest to September 30 in each fiscal year will be 4.00 to 1.00 less any Applicable Step-downs that would otherwise apply to such fiscal quarter (it being understood, for the avoidance of doubt, that (i) in no event shall the Required Ratio for any fiscal quarter ending on or nearest to September 30 exceed 4.00 to 1.00 and (ii) that no more than one such Applicable Increase shall be in effect at any time).

(b) Consolidated Fixed Charge Ratio. The Company will not permit the Consolidated Fixed Charge Coverage Ratio as at the last day of any fiscal quarter of the Company to be less than (i) 1.25 to 1.00, or (ii) for each fiscal quarter ending on or after the fiscal quarter ending on or nearest to December 31, 2016, 1.50 to 1.00.

SECTION 7.12 Sale-Leasebacks. The Company will not, and will not permit any of its Subsidiaries to, enter into any arrangement with any Person providing for the leasing by the Company or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary (a "Sale/Leaseback Transaction"), except for Sale/Leaseback Transactions by the Company and its Subsidiaries with an aggregate sales price not exceeding $40,000,000.

SECTION 7.13 Modifications of Organizational Documents. The Company will not, and will not permit any of its Subsidiaries to, consent to any modification, supplement or waiver of any of the provisions of the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries that could reasonably be expected to be materially adverse to the interests of the Lenders, in each case, without the prior consent of the Required Lenders (or the Administrative Agent, with the approval of the Required Lenders); provided that the foregoing shall not apply to any modification of the charter, by-laws or other organizational documents of any Subsidiary effected solely in connection with the liquidation or dissolution thereof permitted by Section 7.03.

SECTION 7.14 Use of Proceeds and Letters of Credit. The Company and each Subsidiary Borrower will not use, and, to the knowledge of the Company and each Subsidiary Borrower, the respective directors, officers, employees and agents of the Company and its Subsidiaries shall not use, the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country.

ARTICLE VIII

EVENTS OF DEFAULT

If any of the following events ("Events of Default") shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Company or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any such amendment, modification or waiver, shall prove to have been incorrect when made or deemed made in any material respect;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02, 6.03 (with respect to the existence of any Borrower) or 6.09 or in Article VII or any of its respective obligations contained in Section 4.01 or 4.02 of the Security Agreement;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Company (given at the request of any Lender);

(f) the Company or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the

Company or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Company or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 (not covered by insurance where the carrier has accepted responsibility) shall be rendered against the Company or any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur; or

(n) (i) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Administrative Agent, free and clear of all other Liens (other than Liens permitted under Section 7.02 or under the respective Security Documents), or, except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Loan Party, (ii) at any time after the execution and delivery thereof, the Guarantee of the Guaranteed Obligations (the "Guaranty"), for any reason other than the satisfaction in full of all Guaranteed Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or any Loan Party shall contest the validity, enforceability, perfection or priority of the Guaranty, any Loan Document, or any Lien granted thereunder in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Loan Document to which it is a party, or (iii) any Loan Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers, priority and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive) or any Lien shall fail to be a first priority, perfected Lien on a material portion of the collateral;

then, and in every such event (other than any event with respect to any Loan Party described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative

Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Loan Party described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Lenders hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances provided in Section 10.02), and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other

terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for a Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent which shall be a Lender with an office in New York, New York or an Affiliate of a Lender. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Notwithstanding anything herein to the contrary, the Joint Bookrunners, the Joint Lead Arrangers, the Syndication Agent and the Co-Documentation Agents named on the cover page of this

Agreement shall not have any duties or liabilities under this Agreement, except in their capacity, if any, as Lenders.

ARTICLE X

MISCELLANEOUS

SECTION 10.01 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, (i) if to the Company, any Subsidiary Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender, as set forth in Schedule 10.01; and (ii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or a Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Change of Address, Etc. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02 Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent, any Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Lenders and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by a Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan, issuance of a Letter of Credit or creation of an Acceptance shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Lender may have had notice or knowledge of such Default at the time.

(b) Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Required Lenders (or, in the case of any such waiver, amendment or modification relating to Letters of Credit, Acceptances or Swingline Loans, the Required Revolving Credit Lenders) or by the

Loan Parties and the Administrative Agent with the consent of the Required Lenders (or the Required Revolving Credit Lenders, as applicable); provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of each Lender directly adversely affected thereby;

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly adversely affected thereby;

(iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly adversely affected thereby;

(iv) change Section 2.20(b), (c) or (d) or Section 5.09 of the Security Agreement in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender or other Secured Party affected thereby;

(v) change any of the provisions of this Section or the definition of the term "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender affected thereby; or

(vi) release all or substantially all of the Guarantors from their guarantee obligations under Article III or all or substantially all of the collateral, in each case without the written consent of each Lender;

and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Lender or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Lender or the Swingline Lender, as the case may be.

Except as otherwise provided in this Section with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Security Documents; provided that without the prior consent of each Lender, the Administrative Agent shall not (except as provided herein or in the Security Documents) release all or substantially all of the collateral or otherwise terminate all or substantially all of the Liens under any Security Document providing for collateral security, except that no such consent shall be required, and the Administrative Agent is hereby authorized, to release any Lien covering property (and to release any such guarantor) that is the subject of either a disposition of property permitted hereunder or a disposition to which the Required Lenders have consented.

SECTION 10.03 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Company shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all

reasonable out of pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit, creation of any Acceptance or any demand for payment thereunder, (iii) all out of pocket expenses incurred by the Administrative Agent, any Issuing Lender or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Lender or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made, Letters of Credit issued or Acceptances created hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect thereof and (iv) and all reasonable costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

(b) Indemnification by the Company. The Company shall indemnify the Administrative Agent, each Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan, Letter of Credit or Acceptance or the use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit or an Acceptance if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit or such Acceptance), (iii) any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Reimbursement by Lenders. To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Lender or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, each Issuing Lender or the Swingline Lender, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, any Issuing Lender or the Swingline Lender in its capacity as such.

(d) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan, Letter of Credit or Acceptance or the use of the proceeds thereof.

(e) Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

(f) For the avoidance of doubt, any indemnification relating to Taxes, other than Taxes resulting from any non-Tax claim, shall be covered by Section 2.19 and shall not be covered by this Section 10.03.

SECTION 10.04 Successors and Assigns; Participations.

(a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Lender that issues any Letter of Credit or creates any Acceptance), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Lender that issues any Letter of Credit or creates any Acceptance), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.

(i) Assignments Generally. Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees, other than a natural person, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Company; provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other Person; provided, further, that the Company shall be deemed to have consented to any such assignment unless the Company shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) (in the case of assignments of the Revolving Credit Commitment and Revolving Credit Loans) each Issuing Lender and the Swingline Lender.

(ii) Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender's Commitments or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, or, in the case of an assignment

of Term Loans and Incremental Term Loans, $1,000,000, unless each of the Company and the Administrative Agent otherwise consent; provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender's rights and obligations in respect of one Class of Commitments or Loans;

(C) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee's compliance procedures and applicable laws, including Federal and state securities laws.

(iii) Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.17, 2.18, 2.19 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) Maintenance of Register. The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Participations.

(i) Participations Generally. Any Lender may, without the consent of the Borrowers, the Administrative Agent, any Issuing Lender or the Swingline Lender, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement and the other Loan Documents shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 (subject to the requirements and limitations of such Sections, including the requirement to provide the forms and certificates pursuant to Section 2.19(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.20(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans, LC Disbursements or other obligations under this Agreement (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant's interest in any Loans, LC Disbursements or other obligations under this Agreement), except to the extent that such disclosure is necessary to establish that such Loan, LC Disbursement or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.17 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company's prior written consent. No Participant shall be entitled to the

benefits of Section 2.19 unless such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.19(e) as though it were a Lender.

(d) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Notwithstanding anything herein to the contrary, no assignment made pursuant to this Section 10.04 shall be made to any Loan Party or any Loan Party's Affiliates or Subsidiaries or to a natural person.

SECTION 10.05 Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, issuance of any Letters of Credit and creation of any Acceptances, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit or any Acceptance is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.17, 2.18, 2.19, 3.03 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit, Acceptances and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special,

time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of any Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lender and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set off. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Submission to Jurisdiction. Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in Nassau County and of the United States District Court of the Eastern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION,

SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12 Confidentiality. Each of the Administrative Agent, the Issuing Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its Subsidiaries and their respective obligations, (g) with the consent of the Company or (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (iii) becomes available to the Administrative Agent, any Issuing Lender or any Lender on a nonconfidential basis from a source other than a Borrower. For the purposes of this Section, "Information" means all information received from any Loan Party relating to the Company and its Subsidiaries and their business, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by a Borrower; provided that in the case of information received from any Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN THIS SECTION) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS

ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 10.13 USA PATRIOT Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)), such Lender may be required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify the Borrowers in accordance with said Act.

SECTION 10.14 Authorization of Company. Each Subsidiary Borrower hereby authorizes the Company to give on behalf of such Subsidiary Borrower all notices, consents and other communications that may be given by such Subsidiary Borrower under or in connection with this Agreement or any other Loan Document, and to receive on behalf of such Subsidiary Borrower all notices, consents and other communications that may be given to such Subsidiary Borrower under or in connection with this Agreement or any other Loan Document (in each case, irrespective of whether or not such notice, consent or other communication is expressly provided elsewhere in this Agreement to be given or received by the Company on behalf of such Subsidiary Borrower). Such notices, consents and other communications may include Borrowing Requests, notices as to continuations, conversions and prepayments of Loans, notices and demands in connection with Defaults, and notices and demands in connection with the exercise by the Administrative Agent or any Lender of remedies. Such notices, consents and other communications may be given by or to the Company in its own name or in the name of the applicable Subsidiary Borrower. The authority given by each Subsidiary Borrower in this Section is coupled with an interest and is irrevocable until all the Revolving Credit Commitments and all Letters of Credit and Acceptances have expired or been terminated and all the obligations of such Subsidiary Borrower under this Agreement and the other Loan Documents have been paid in full.

SECTION 10.15 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates' understanding, that: (a) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm's-length commercial transaction between the Loan Parties and their Affiliates, on the one hand, and the Lenders, on the other hand, and the Loan Parties are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, each of the Lenders each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Loan Party or any of their Affiliates, stockholders, creditors or employees or any other Person; (c) no Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the any Lender has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and no Lender has any obligation to any Loan Party or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (d) the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and no Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment,

waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Loan Party agrees that it will not assert any claim against any Lender based on an alleged breach of fiduciary duty by such Lender in connection with this Agreement and the Transactions contemplated hereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

1-800-FLOWERS.COM, INC.

By: [signature]
Name: WILLIAM E SHEA
Title: CFO + SVP

SUBSIDIARY BORROWERS:

BLOOMNET, INC.
CELEBRATIONS.COM, LLC
FANNIE MAY CONFECTIONS, INC.
NAPCO MARKETING CORP.
THE POPCORN FACTORY, INC.
DESIGNPAC GIFTS LLC
800-FLOWERS, INC.
CHERYL&CO.
HARRY LONDON CANDIES, INC.

By: [signature]
Name: WILLIAM E. SHEA
Title: Vice President

HARRY & DAVID HOLDINGS, INC.
HARRY AND DAVID, LLC

By: ______________________
Name:
Title:

[Signature Page to Credit Agreement]

SUBSIDIARY BORROWERS:

BLOOMNET, INC.
CELEBRATIONS.COM, LLC
FANNIE MAY CONFECTIONS, INC.
NAPCO MARKETING CORP.
THE POPCORN FACTORY, INC.
DESIGNPAC GIFTS LLC
800-FLOWERS, INC.
CHERYL & CO.
HARRY LONDON CANDIES, INC.

By: ____
Name:
Title:

HARRY & DAVID HOLDINGS, INC.
HARRY AND DAVID, LLC

By: ____
Name: MICHAEL SCHWINDLE
Title: CFO

SUBSIDIARY GUARANTORS:

CONROY'S, INC.
1-800-FLOWERS RETAIL INC.
1-800-FLOWERS TEAM SERVICES, INC.
1-800-FLOWERS.COM FRANCHISE CO., INC.
BLOOMNET, INC.
CELEBRATIONS.COM, LLC
DESIGNPAC CO., INC.
FANNIE MAY CONFECTIONS, INC.
FANNIE MAY FRANCHISE, LLC
FLOWERAMA OF AMERICA, INC.
GREAT FOODS, LLC
FINE STATIONERY, INC.
GUARDED REALTY HOLDINGS, LLC
NAPCO MARKETING CORP.
THE POPCORN FACTORY, INC.
FRESH GIFT CARDS, INC.
DESIGNPAC GIFTS LLC
1-800-FLOWERS SERVICE SUPPORT CENTER, INC.
800-FLOWERS, INC.
CHERYL&CO.
HARRY LONDON CANDIES, INC.
FANNIE MAY CONFECTIONS BRANDS, INC.

By: [signature]
Name: WILLIAM E. SHEA
Title: Vice President

HARRY & DAVID HOLDINGS, INC.
HARRY AND DAVID, LLC
BEAR CREEK ORCHARDS, INC.
HARRY & DAVID OPERATIONS, INC.

By: ______________________________
Name:
Title:

[Signature Page to Credit Agreement]

SUBSIDIARY GUARANTORS:

CONROY'S, INC.
1-800-FLOWERS RETAIL INC.
1-800-FLOWERS TEAM SERVICES, INC.
1-800-FLOWERS.COM FRANCHISE CO., INC.
BLOOMNET, INC.
CELEBRATIONS.COM, LLC
DESIGNPAC CO., INC.
FANNIE MAY CONFECTIONS, INC.
FANNIE MAY FRANCHISE, LLC
FLOWERAMA OF AMERICA, INC.
GREAT FOODS, LLC
FINE STATIONERY, INC.
GUARDED REALTY HOLDINGS, LLC
NAPCO MARKETING CORP.
THE POPCORN FACTORY, INC.
FRESH GIFT CARDS, INC.
DESIGNPAC GIFTS LLC
1-800-FLOWERS SERVICE SUPPORT CENTER, INC.
800-FLOWERS, INC.
CHERYL & CO.
HARRY LONDON CANDIES, INC.
FANNIE MAY CONFECTIONS BRANDS, INC.

By: ______________________________
Name:
Title:

HARRY & DAVID HOLDINGS, INC.
HARRY AND DAVID, LLC
BEAR CREEK ORCHARDS, INC.
HARRY & DAVID OPERATIONS, INC.

By: ______________________________
Name: Michael Schwindle
Title: Chief Financial Officer

JPMORGAN CHASE BANK, N.A.
as Administrative Agent and as a Lender, and as Swingline Lender, and as Issuing Lender

By: ______________________
Name:
Title: ALICIA T. SCHREIBSTEIN
VICE PRESIDENT

WELLS FARGO BANK, N.A.,
as a Lender and as an Issuing Lender

By: ______________________________
Name: Michael Zick
Title: Vice President

BANK OF AMERICA, N.A.,
as a Lender

By: /s/ Steven J. Melicharek
Name: Steven J. Melicharek
Title:Senior Vice President

[Signature Page to Credit Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION,
as a Lender

By: ______________________________
Name: Kevin Brown
Title: Senior Vice President

Citibank, N.A.,
as a Lender

By: ______________________
Name: Dawn Selg
Title: Vice President

[Signature Page to Credit Agreement]

TD Bank, N.A.,
as a Lender

By: /s/ John Topolovec
Name: John Topolovec
Title: Vice President

Compass Bank,
as a Lender

By: ______________________________
Name: Cameron D. Gateman
Title: SVP

HSBC Bank USA, National Association,
as a Lender

By: ______________________________
Name: William Conlan
Title: Senior Vice President

KeyBank, N.A.,
as a Lender

By: ______________________
Name: David W Lewing
Title: SVP

MUFG Union Bank, N.A.,
as a Lender

By: ______________________________
Name: Carlos Cruz
Title: Vice President

SCHEDULE 1.01(a)

Consolidated EBITDA

Q1 Fiscal 2014	Q2 Fiscal 2014	Q3 Fiscal 2014	Q4 Fiscal 2014
(12,809)	65,768	(14,954)	(9,477)

SCHEDULE 1.01(b)

Commitments

Name of Lender	Revolving Credit Commitment	Term Loan Commitment
JPMorgan Chase Bank, N.A.	$32,116,788.30	$22,883,211.70
Wells Fargo Bank, N.A.	$32,116,788.30	$22,883,211.70
Bank of America, N.A.	$26,277,372.30	$18,722,627.70
Capital One, N.A.	$26,277,372.30	$18,722,627.70
Citibank, N.A.	$20,437,956.20	$14,562,043.80
TD Bank, N.A.	$20,437,956.20	$14,562,043.80
Compass Bank	$10,583,941.60	$7,541,058.40
HSBC Bank USA, N.A.	$10,583,941.60	$7,541,058.40
KeyBank, National Association	$10,583,941.60	$7,541,058.40
MUFG Union Bank, N.A.	$10,583,941.60	$7,541,058.40
TOTAL	**$200,000,000.00**	**$142,500,000.00**

SCHEDULE 1.01(c)

Mortgaged Properties

Entity	Purpose/ Description	Address	County	Acres	Map & Tax Lot	Parcel ID#
1. Harry & David Operations, Inc.	Pkg Lot/Shop	2500 S Pacific Hwy Medford, OR 97501	Jackson County	3.85	381W05000 TL 2500	1-001761-4
2. Harry & David Operations, Inc.	Print Bldg	2500 S Pacific Hwy Medford, OR 97501	Jackson County	0.25	371W32C TL 5000	1-001981-8
3. Harry & David Operations, Inc.	South Stage Cold Storage	3050 S Pacific Hwy Medford, OR 97501	Jackson County	5.23	381W05D TL 500	1-002020-1
4. Harry & David Operations, Inc.	EEC Building	2848 S Pacific Hwy Medford, OR 97501	Jackson County	1.88	381W05A TL 500	1-002027-7
5. Harry & David Operations, Inc.	Plant/Office	2500 S Pacific Hwy Medford, OR 97501	Jackson County	81.7	381W05 TL 2400	1-0718427 1-0996847
6. Harry & David Operations, Inc.	Plant/Office	500 Reliance Dr Hebron, OH 43025	Licking County	51.13	N/A	075-344880-01.009
7. Bear Creek Orchards, Inc.	Airport Labor Camp	125 Pech Rd Medford, OR 97502	Jackson County	8.77	372W01D TL 200	1-042690-8
8. Bear Creek Orchards, Inc.	Arrowhead Orchard	North Phoenix Rd Medford, OR 97504	Jackson County	92.32	381W04 TL 501	1-001757-4
	Arrowhead Orchard	North Phoenix Rd Medford, OR 97504	Jackson County	9.03	381W04 TL 502	1-001758-2
	Arrowhead Orchard	North Phoenix Rd Medford, OR 97504	Jackson County	9.2	381W09A TL 101	1-001875-5

Entity	Purpose/ Description	Address	County	Acres	Map & Tax Lot	Parcel ID#
9. Bear Creek Orchards, Inc.	Bear Creek Orchard	South Stage Rd Medford, OR 97501	Jackson County	14.07	381W05 TL 2600	1-001762-2
	Bear Creek Orchard	South Stage Rd Medford, OR 97501	Jackson County	23.13	381W05 TL 5500	1-001789-1
	Bear Creek Orchard	South Stage Rd Medford, OR 97501	Jackson County	13.24	381W05C TL 1300	1-001793-1
	Bear Creek Orchard	Voorhies Rd Medford, OR 97501	Jackson County	10.22	381W05C TL 2200	1-001796-3
	Bear Creek Orchard	2500 S Pacific Hwy Medford, OR 97501	Jackson County	167.0 8	381W06 TL 100	1-001811-4
10. Bear Creek Orchards, Inc.	Beeson Orchard	643 Beeson Ln Talent, OR 97540	Jackson County	27.03	381W27 TL 3700	1-003555-4
11. Bear Creek Orchards, Inc.	Carter Orchard	6488 Wagner Cr Rd Talent, OR 97540	Jackson County	1.7	381W26BC TL 3300	1-003434-1
	Carter Orchard	Tarry Ln Talent, OR 97540	Jackson County	10.62	381W27A TL 600	1-003498-1
	Carter Orchard	Wagner Cr Rd Talent, OR 97540	Jackson County	7.56	381W26BC TL 3400	1-003499-0
	Carter Orchard	668 Beeson Ln Talent, OR 97540	Jackson County	22.77	381W27 TL 900	1-003501-9
12. Bear Creek Orchards, Inc.	Coleman Creek Orchard	3472 Coleman Cr Rd Medford, OR 97501	Jackson County	9.41	381W08 TL 2100	1-002556-7
	Coleman Creek Orchard	Coleman Cr Rd Medford, OR 97501	Jackson County	31.69	381W17 TL 4100	1-003041-8
13. Bear Creek Orchards, Inc.	Coleman Creek/Black Oak Orchard	3028 Coleman Cr Rd Medford, OR 97501	Jackson County	30.31	381W08 TL 2000	1-002555-9
	Coleman Creek/Black Oak Orchard	Coleman Cr Rd Medford, OR 97501	Jackson County	17.76	381W 17 TL 4200	1-003042-6
14. Bear Creek Orchards, Inc.	Colver Orchard	4432 Colver Rd Phoenix, OR 97535	Jackson County	15.68	381W16D TL 704	1-002942-2

Entity	Purpose/ Description	Address	County	Acres	Map & Tax Lot	Parcel ID#
	Colver Orchard	Colver Rd Phoenix, OR 97535	Jackson County	4.68	381W15C TL 1600	1-002943-1
15. Bear Creek Orchards, Inc.	Dugan Orchard	Valley View Rd W Phoenix, OR 97535	Jackson County	22.26	381W25A TL 700	1-012381-1
	Dugan Orchard	South Pacific Hwy Phoenix, OR 97535	Jackson County	27.93	381E30TL5100	1-012389-5
	Dugan Orchard	South Pacific Hwy Phoenix, OR 97535	Jackson County	20.95	381W25D TL 200	1-012390-1
	Dugan Orchard	Hwy 99 Phoenix, OR 97535	Jackson County	15.82	381E30 TL 2501	1-012616-1
	Dugan Orchard	261 Lowe Rd Phoenix, OR 97535	Jackson County	5.99	381E30 TL 3801	1-012636-5
	Dugan Orchard	Hwy 99 Phoenix, OR 97535	Jackson County	15.26	381E30 TL 3900	1-012637-3
16. Bear Creek Orchards, Inc.	Foothills Orchard	3103 Vilas Rd E Medford, OR 97504	Jackson County	302.51	361W33 TL 100	1-045979-7
	Foothills Orchard	5066 Foothill Rd Medford, OR 97504	Jackson County	39.84	361W34 TL 500	1-045996-7
	Foothills Orchard	Foothill Rd Medford, OR 97501	Jackson County	35.94	371W03 TL 1000	1-046008-3
	Foothills Orchard	Foothill Rd N Medford, OR 97501	Jackson County	139.48	371W04 TL 100	1-046019-9
17. Bear Creek Orchards, Inc.	Foss Orchard	770 Foss Rd Talent, OR 97540	Jackson County	59.56	381W27 TL 4100	1-003253-4
18. Bear Creek Orchards, Inc.	Gleim Orchard	6935 Wagner Cr Rd Talent, OR 97540	Jackson County	10.36	381W26C TL 500	1-003451-9
	Gleim Orchard	6954 Wagner Cr Rd Talent, OR 97540	Jackson County	17.58	381W27 TL 3900	1-003557-1
19. Bear Creek Orchards, Inc.	Green Hills Orchard	950 Foss Rd Talent, OR 97540	Jackson County	14.82	381W27 TL 4300	1-003258-3
	Green Hills Orchard	Foss Rd Talent, OR 97540	Jackson County	3.46	381W27 TL 1400	1-003510-8
	Green Hills Orchard	Foss Rd Talent, OR 97540	Jackson County	50.35	381W27 TL 1500	1-003511-6

Entity	Purpose/ Description	Address	County	Acres	Map & Tax Lot	Parcel ID#
	Green Hills Orchard	Foss Rd Talent, OR 97540	Jackson County	0.34	381W27 TL 2000	1-003518-1
20. Bear Creek Orchards, Inc.	High Valley Orchard	Wagner Creek Rd Talent, OR 97540	Jackson County	13.41	381W35C TL 2300	1-003715-0
	High Valley Orchard	Wagner Creek Rd Talent, OR 97540	Jackson County	32.36	391W02 TL 3900	1-003881-1
21. Bear Creek Orchards, Inc.	Hollywood Orchard	Finley Ln Medford, OR 97501	Jackson County	40.43	372W23 TL 1002	1-042881-0
	Hollywood Orchard	3092 W Main St Medford, OR 97501	Jackson County	112.6 1 30.02 10.53 25.95	372W26B TL 100 372W23 TL 4800 372W22 TL 3600 372W27A TL 11500	1-043085-1 & 1-099561-8 1-099493-3 1-099493-4 1-099547-7 & 1-099493-7
22. Bear Creek Orchards, Inc.	Kessler Or-chard	South Pacific Hwy Phoenix, OR 97535	Jackson County	18.73	381W15C TL 1000	1-002742-1
	Kessler Or-chard	5054 S Pacific Hwy Phoenix, OR 97535	Jackson County	13.84	381W15D TL 3700	1-002787-8
23. Bear Creek Orchards, Inc.	Kirtland Or-chard	3660 Kirtland Rd Central Point, OR 97502	Jackson County	64.57	362W20 TL 100	1-018228-0
	Kirtland Or-chard	3448 Kirtland Rd Central Point, OR 97502	Jackson County	84.84	362W21 TL 1600	1-018272-5
24. Bear Creek Orchards, Inc.	Mead-ows/Wiest Prop Orchard	5579 Upton Rd Central Point, OR 97502	Jackson County	171.2 3	362W34 TL 400	1-019139-4
25. Bear Creek Orchards, Inc.	Minear Or-chard	3550 South Stage Rd Medford, OR 97501	Jackson County	91.58	372W34C TL100	1-043676-6
26. Bear Creek Orchards, Inc.	Modoc Or-chard	9851 Modoc Rd White City, OR 97503	Jackson County	109.7 5	362W12 TL 200	1-099559-0

Entity	Purpose/ Description	Address	County	Acres	Map & Tax Lot	Parcel ID#
	Modoc Orchard	9851 Modoc Rd White City, OR 97503	Jackson County	301.17	362W12 TL 200	1-017357-2
27. Bear Creek Orchards, Inc.	Oregon Orchard	135 Carpenter Hill Rd Medford, OR 97501	Jackson County	153.45	381W08 TL 1700	1-002552-6
	Oregon Orchard	Camp Baker Rd Medford, OR 97501	Jackson County	85.48	381W17 TL 4400	1-003044-2
	Oregon Orchard	Camp Baker Rd Medford, OR 97501	Jackson County	2.9	381W17 TL 4402	1-061140-9
28. Bear Creek Orchards, Inc.	Rainbow Orchard	South Pacific Hwy Phoenix, OR 97535	Jackson County	0.75	381W14 TL 2600	1-002676-6
	Rainbow Orchard	5277 South Pacific Hwy Phoenix, OR 97535	Jackson County	41.93	381W14 TL 2900	1-002679-1
	Rainbow Orchard	5297 South Pacific Hwy Phoenix, OR 97535	Jackson County	43.08	381W15D TL 1900	1-002767-5
	Rainbow Orchard	South Pacific Hwy Phoenix, OR 97535	Jackson County	4.1	381W15DB TL 800	1-002769-1
	Rainbow Orchard	South Pacific Hwy Phoenix, OR 97535	Jackson County	3.87	381W14 TL 3000	1-096755-1
	Rainbow Orchard	South Pacific Hwy Phoenix, OR 97535	Jackson County	5.1	381W14 TL 3200	1-098303-3
29. Bear Creek Orchards, Inc.	Royal Crest Orchard	4480 Royal Crest Rd Talent, OR 97540	Jackson County	94.87	381W14 TL 300	1-002639-5
	Royal Crest Orchard	4480 Royal Crest Rd Talent, OR 97540	Jackson County	82.79	381W14 TL 500	1-002643-3
	Royal Crest Orchard	Royal Crest Rd Talent, OR 97540	Jackson County	9.8	381W14 TL 600	1-002644-1
	Royal Crest Orchard	Royal Crest Rd Talent, OR 97540	Jackson County	51.12	381W13 TL 1000	1-004108-6
	Royal Crest Orchard	1575 Suncrest Rd Talent, OR 97540	Jackson County	162.77	381W13 TL 700	1-012280-9

Entity	Purpose/ Description	Address	County	Acres	Map & Tax Lot	Parcel ID#
30. Bear Creek Orchards, Inc.	Spring Block Orchard	Starlite Ln Medford, OR 97501	Jackson County	2.38	381W05B TL 1300	1-001775-1
31. Bear Creek Orchards, Inc.	Twin Pines Orchard	2748 Camp Baker Rd Phoenix, OR 97535	Jackson County	63.32	381W17 TL 4300	1-003043-4
32. Bear Creek Orchards, Inc.	Wagner Orchard	Wagner Cr Rd Talent, OR 97540	Jackson County	33.76	381W26C TL 102	1-072724-0
33. Bear Creek Orchards, Inc.	Westside Orchard	Lapine Ave Medford, OR 97501	Jackson County	4.21	372W21A TL 6200	1-046590-0
	Westside Orchard	Niedermeyer Dr, Medford, OR 97501	Jackson County	10.11	372W21B TL 2700	1-046622-5
	Westside Orchard	Lapine Ave Medford, OR 97501	Jackson County	6.73	372W21A TL 6203	1-066586-7
	Westside Orchard	Lapine Ave Medford, OR 97501	Jackson County	5.07	372W21A TL 6204	1-066587-5
34. Harry and David, LLC	Residence	440 Scottsdale Circle Medford, OR 97504	Jackson County	0.17	371W27BC TL 237	1-081696-6

SCHEDULE 4.06(a)

Litigation

1. DAVID FRANK V. TRILEGIANT CORP., AFFINION, 1-800-FLOWERS & CHASE BANK:
KELM V. 1-800-FLOWERS.COM, INC., TRILEGIANT CORPORATION, ET. AL.:
MILLER V. 1-800-FLOWERS.COM, INC., AFFINION GROUP, LLC, ET. AL.: On November 10, 2010, a purported class action complaint was filed in the United States District Court for the Eastern District of New York naming the Company (along with Trilegiant Corporation, Inc., Affinion, Inc. and Chase Bank USA, N.A.) as defendants in an action purporting to assert claims against the Company alleging violations arising under the Connecticut Unfair Trade Practices Act ("CUTPA") among other statutes, and for breach of contract and unjust enrichment in connection with certain post-transaction marketing practices in which certain of the Company's subsidiaries previously engaged in with certain third-party vendors. On December 23, 2011, plaintiff filed a notice of voluntary dismissal seeking to dismiss the entire action without prejudice. The court entered an Order on November 28, 2012, dismissing the case in its entirety. This case was subsequently refiled in the United States District Court for the District of Connecticut.

On March 6, 2012 and March 15, 2012, two additional purported class action complaints were filed in the United States District Court for the District of Connecticut naming the Company and numerous other parties as defendants in actions purporting to assert claims substantially similar to those asserted in the lawsuit filed on November 10, 2010. In each case, plaintiffs seek to have the respective case certified as a class action and seek restitution and other damages, each in an amount in excess of $5.0 million. On April 26, 2012, the two Connecticut cases were consolidated with a third case previously pending in the United States District Court for the District of Connecticut in which the Company is not a party (the "Consolidated Action"). A consolidated amended complaint was filed by plaintiffs on September 7, 2012, purporting to assert claims substantially similar to those originally asserted. The Company moved to dismiss the consolidated amended complaint on December 7, 2012, which was subsequently refiled at the direction of the Court on January 16, 2013.

On December 5, 2012, the same plaintiff from the action voluntarily dismissed in the United States District Court for the Eastern District of New York filed a purported class action complaint in the United States District Court for the District of Connecticut naming the Company and numerous other parties as defendants, purporting to assert claims substantially similar to those asserted in the consolidated amended complaint (the "Frank Action"). On January 23, 2013, plaintiffs in the Consolidated Action filed a motion to transfer and consolidate the action filed on December 5, 2012 with the Consolidated Action. The Company intends to defend each of these actions vigorously.

On January 31, 2013, the court issued an order to show cause directing plaintiffs' counsel in the Frank Action, also counsel for plaintiffs in the Consolidated Action, to show cause why the Frank Action is distinguishable from the Consolidated Action such that it may be maintained despite the prior-pending action doctrine. On June 13, 2013, the court issued an order in the Frank Action suspending deadlines to answer or to otherwise respond to the complaint until 21 days after the court decides whether the Frank Action should be consolidated with the Consolidated Action. On July 24, 2013 the Frank Action was reassigned to Judge Vanessa Bryant, before whom the Consolidated Action is currently pending, for all further proceedings. On August 14, 2013, other defendants filed a motion for clarification in the Frank Action requesting that Judge Bryant clarify the order suspending deadlines.

On March 28, 2014, the Court issued a series of rulings disposing of all the pending motions in both the Consolidated Action and the Frank Action. Among other things, the Court dismissed several causes of action, leaving pending a claim for CUTPA violations stemming from Trilegiant's refund mitigation strategy and a claim for unjust enrichment. Thereafter, the Court consolidated the Frank case into the Consolidated Action. On April 28, 2014 Plaintiffs moved for leave to appeal the various rulings against them to the United States Court of Appeals for the Second Circuit and to have a partial final judgment entered dismissing those claims that the Court had ordered dismissed. The Court has not yet ruled on this new motion. The Company has filed its Answer to the Complaint on May 12, 2014.

2. eDEKKA LLC V. 1-800-FLOWERS.COM: eDEKKA LLC has filed a lawsuit claiming infringement of its Patent (6,266,674), which they allege covers the "shopping cart" functionality utilized by the Company on its websites. The case is pending in the United States District Court, for the Eastern District of Texas, Marshall Division. There is no specific monetary amount sought in the Complaint, however, the Complaint does seek a "running royalty" for the alleged infringement, as well as, an award of damages for said infringement, as well as, pre-judgment and post-judgment interest and costs. The time of the Company to Answer the Complaint has not yet expired.

3. NAVARRETE V. 1-800-FLOWERS TEAM SERVICES D/B/A THE POPCORN FACTORY: On August 30, 2014 a purported Class Action Complaint was filed in the United States District Court for the Northern District of Illinois, Eastern District. The Action was brought under the Fair Labor Standards Act, the Portal-to-Portal Act, the Illinois Minimum Wage Act and the Illinois Wage Payment and Collection Act. The Plaintiff, Maria S. Navarrete, is a former employee of The Popcorn Factory (TPF) who describes herself in the Complaint as a "laborer" and is bringing this action on her own behalf and also on behalf of similarly situated past and present TPF employees. The Plaintiff was employed at an hourly rate of pay from 2011 to 2014. It is alleged that the laborers were not asked to sign the punch-in or punch-out time cards that their supervisors maintained; were required to work "off the clock", which allegedly included pre-shift gathering of equipment that was to be used throughout the day, checking the tools to be sure they were clean and working, and after the shift, returning the equipment to be stored and cleaning the work areas. It is alleged that the "off the clock" work was without pay. It is also alleged that the Plaintiff, and those similarly situated, worked in excess of forty hours per week and should have been paid at time and one half for the hours in excess of forty hours per week. It is further alleged that the Plaintiff, and those in the purported class, were not always permitted to take their full thirty minute auto-deducted unpaid meal breaks as a result of work volume and interruptions. The Plaintiff is seeking the available remedies under the above mentioned statutes. As to the Fair Labor Standards Act, she is seeking for members of the class the awarding of back pay equal to the amount of all unpaid overtime compensation for the two years preceding the filing of the Complaint, as well as prejudgment interest. For an alleged willful violation of the Fair Labor Standards Act, she is requesting back pay for an additional one year period (so 3 in total). Under this Act, they are seeking liquidated damages equal to the amount of unpaid compensation. For the alleged violation of the Illinois Minimal Wage Law they are seeking payment of the required amount of wages due an employee under the law and punitive damages in the amount of 2% of the amount of such underpayments for each month following the date such underpayments remain unpaid. Under the Illinois Wage Payment and Collection Act, they are seeking a decree finding that the compensation payments of TPF violated the statute and awarding damages applicable to the evidence shown. For all claims they are seeking reasonable attorneys' fees, costs and litigation expenses, as provided by the applicable statutes. The Company's time to file an Answer the Complaint has not yet expired.

4. NEOMEDIA TECHNOLOGIES: NeoMedia Technologies, Inc. is a provider of "Quick Response" or "QR" code in related to 2D barcode products and services. They allege that the QR codes appear in various marketing and advertising materials and on tens of thousands of products. They allege to have more than 60 issued and pending patents that relate to the practice of "machine reading" barcodes. NeoMedia claims that it has encountered QR codes used by 1800Flowers and that those codes were not supplied by NeoMedia or a provider licensed by NeoMedia. It is their allegation that the use of the code for

its intended purpose has not been authorized by NeoMedia and infringes its U.S. Patent #8,131,597 and European Patent No.0 832 453. The purpose of the letter is to ascertain whether 1800Flowers will address its alleged unauthorized use of NeoMedia's technology by enter into an appropriate license agreement. Absence such an agreement, NeoMedia reserves its rights with regard to the NeoMedia Patent Portfolio including the right to seek damages for infringement.

5. INNOVATIO PATENTS: The Company has received correspondence from the law firm representing Innovatio IP Ventures, LLC, which is the owner of a portfolio of some 31 patents in the field of wireless local area network ("WLAN") technology (popularly referred to as "Wi-Fi"). The correspondence alleges that the Company infringes numerous of the patents to the extent the Company operates WLAN's deployed in any manufacturing, distribution, retail, inventory management, warehousing, industrial monitoring or control., "smart energy", or corporate office environments. It also contends that the Company infringes certain of the patents to the extent it operates WLAN's at its retail locations, which networks provide the Company customers and/or employees wireless network access. Finally, the letter proposes the parties enter into a License Agreement for the patents in the portfolio. In the event that the parties cannot come to terms on a License Agreement, Innovatio has indicated that they would litigate the alleged infringements.

6. LANDMARK TECHNOLOGY, INC.: The Company has received correspondence from Landmark Technology, Inc. claiming that the Company makes use of technology covered by Landmark's U.S. Patent No.5,576,951C2, which patent purports to address certain critical aspects of business-to-business and business-to-consumer transactions. It more specifically alleged that 1800Flowers indexes graphic and textual information using Hyper Text Markup Language / JAVA Script programming along with an associated database to provide users with a computer search system for retrieving information, which they claim infringes upon the aforementioned patent. It is also alleged that certain of the Company's mobile commerce systems makes use of this technology.

7. HARRY AND DAVID V. v. J&P Acquisition, Inc.; Donald Hachenberger and Glenda Hachenberger: A claim filed Harry & David, LLC (f/k/a Harry & David) for breach of contract and suit on promissory note and guaranty. Plaintiff filed action in Oregon, which was dismissed for lack of jurisdiction; action refiled in Delaware; defendant J&P filed for bankruptcy in South Carolina; plaintiff continued to pursue defendants Hachenbergers in Delaware. Hachenbergers filed answers and counterclaims. On June 27, 2014, plaintiff settled with Glenda Hachenberger. Plaintiff is continuing to pursue claims against Donald Hachenberger.

8. EDEKKA LLC v. Harry and David, LLC: A patent infringement claim filed by plaintiff, eDekka LLC, against Harry & David, LLC claiming that the "shopping cart" technology in use on the Harry & David website infringes upon plaintiff's patent. Defendant Harry and David, LLC is currently pursuing an indemnity from a vendor.

9. OREGON BUREAU OF LABOR & INDUSTRIES – SCHEMEL M. LEWIS: The plaintiff filed an administrative complaint in December, 2013. Harry & David denies the claim and filed a response on January 22, 2014. The Bureau of Labor & Industries is investigating the claim and has made preliminary inquiries regarding non-monetary settlement. Harry & David is participating in those discussions.

10. OREGON BUREAU OF LABOR & INDUSTRIES – KIM FELLA: The plaintiff filed an administrative complaint against Harry and David, LLC and a company employee on May 5, 2014. Harry & David denies her allegations and has filed a response with the Bureau of Labor & Industries, which is investigating the claim.

11. U.S. EQUAL EMPLOYMENT OPPORTUNITY COMMISSION – MARY ANNE QUINN: The plaintiff filed an administrative complaint which was received by Harry & David on June 19, 2014. Harry & David denies her allegations and has filed a response with the EEOC. EEOC is currently investigating the claim.

PENDING U.S. TRADEMARK/SERVICE MARK

OPPOSITION/CANCELLATION MATTERS

USPTO REF.	**COUNTRY**	**OPPOSER**	**APPLICANT/ REGISTRANT**	**MARK BEING OPPOSED**	**STATUS**
85311052	United States	Edible Arrangements, LLC.	1-800-FLOWERS. COM, INC.	FRUIT BOUQUETS (& Design) (Stacked Design in color)	Opposition to Registration. .Administrative proceeding pending in the TTAB
85314733	United States	Edible Arrangements, LLC.	1-800-FLOWERS. COM, INC.	FRUIT BOUQUETS (& Design) (Linear Design in color)	Opposition to Registration. Administrative proceeding pending in the TTAB
85314779	United States	Edible Arrangements, LLC.	1-800-FLOWERS.COM, INC.	FRUITBOUQUETS. COM (& Design) (Stacked design in color)	Opposition to Registration. Administrative proceeding pending in the TTAB
85314758	United States	Edible Arrangements, LLC.	1-800-FLOWERS.COM, INC	FRUITBOUQUETS. COM (& Design) (Linear design in color)	Opposition to Registration. Administrative proceeding pending in the TTAB
85311131	United States	Edible Arrangements, LLC.	1-800-FLOWERS.COM, INC	FRUT BOUQUETS BY 1800FLOWERS.CO M (& Design) (Stacked Design, 2 lines in color)	Opposition to Registration. Administrative proceeding pending in the TTAB
85311102	United States	Edible Arrangements, LLC.	1-800-FLOWERS.COM, INC	FRUT BOUQUETS BY 1800FLOWERS.CO M (& Design) (Stacked Design, 3 lines in color)	Opposition to Registration. Administrative proceeding pending in the TTAB

4313104	United States	Edible Arrangements, LLC.	1-800-FLOWERS.COM, INC	YOUR BEST SMILE BOUQUET	Petition to Cancel Registration. Administrative proceeding pending in the TTAB

SCHEDULE 4.06(b)

Environmental Matters

To the extent that such matters are described in specificity and with particularity, and to the extent that it is reasonably apparent that such matters are applicable to the representations and warranties included in Section 4.06(b) of the Agreement, the matters disclosed in the following reports:

Title	Address	Date
Limited Phase II Environmental Site Assessment, Fannie May Candy Store No. 208	14701 S. Cicero Avenue, Midlothian, Illinois	03/05/2004
Limited Phase II Environmental Site Assessment, Fannie May Candy Store No. 201	6351 W. 95th Street, Oak Lawn, Illinois	03/05/2004
Limited Phase II Environmental Site Assessment, Fannie May Candy Store No. 213	17245 South Torrence Avenue, Lansing, Illinois	03/05/2004
Limited Phase II Environmental Site Assessment, Fannie May Candy Store No. 461	102 North Lake Street, West Aurora, Illinois	03/05/2004
Limited Phase II Environmental Site Assessment, Fannie May Candy Store No. 216	18101 South Halstead Avenue, Homewood, Illinois	03/05/2004
Limited Phase II Environmental Site Assessment, Fannie May Candy Store No. 239	3536 West Dempster Street, Skokie, Illinois	03/05/2004
Limited Phase II Environmental Site Assessment, Fannie May Candy Store No. 277	201 South Main Street, Mt. Prospect, Illinois	03/05/2004
Limited Phase II Environmental Site Assessment, Fannie May Candy Store No. 388	2205 South Ogden Avenue, Downers Grove, Illinois	03/05/2004
Limited Phase II Environmental Site Assessment, Fannie May Candy Store No. 395	107 East North Avenue, Carol Stream, Illinois	03/05/2004
Limited Phase II Environmental Site Assessment, Fannie May Candy Store No. 398	620 Roosevelt Road, Glen Ellyn, Illinois	03/05/2004
Limited Phase II Environmental Site Assessment, Fannie May Candy Store No. 410	402 South Neil Street, Champaign, Illinois	03/05/2004
Limited Phase II Environmental Site Assessment, Fannie May Candy Store No. 448	200 Virginia Street, Crystal lake, Illinois	03/05/2004
Limited Phase II Environmental Site Assessment, Fannie May Candy Store No. 190	5543 South Harlem Avenue, Chicago, Illinois	03/05/2004

Transaction Screen Process Environmental Site Assessment of Fannie May Store 203-Oak Lawn	10700 South Cicero Avenue, Oak Lawn, Illinois	06/21/2001
Transaction Screen Process Environmental Site Assessment of Fannie May Store 240-Candy House	10066 N. Skokie Boulevard, Skokie, Illinois	06/21/2001
Transaction Screen Process Environmental Site Assessment of Fannie May Store 248-Touhy	7001 N. Lincoln Avenue, Lincolnwood, Illinois	06/22/2001
Transaction Screen Process Environmental Site Assessment of Fannie May Store 190-Garfield Ridge	5543 South Harlem Avenue, Chicago, Illinois	06/22/2001
Transaction Screen Process Environmental Site Assessment of Fannie May Store 201-Ridgeland	6351 West 95th Street, Oak Lawn, Illinois	06/21/2001
Transaction Screen Process Environmental Site Assessment of Fannie May Store 208-Midlothian	14701 South Cicero Avenue, Midlothian, Illinois	06/21/2001
Transaction Screen Process Environmental Site Assessment of Fannie May Store 213-Torrence	17245 South Torrence Avenue, Lansing, Illinois	06/22/2001
Transaction Screen Process Environmental Site Assessment of Fannie May Store 216-Homewood	18101 South Halsted St, Homewood, Illinois	06/21/2001
Transaction Screen Process Environmental Site Assessment of Fannie May Store 277-Mt. Prospect	201 South Main Street, Mt. Prospect, Illinois	06/22/2001
Transaction Screen Process Environmental Site Assessment of Fannie May Store 388-Ogden	2205 South Ogden Avenue, Downers Grove, Illinois	06/21/2001
Transaction Screen Process Environmental Site Assessment of Fannie May Store 398-Glen Ellyn	620 Roosevelt Road, Glen Ellyn, Illinois	06/21/2001
Transaction Screen Process Environmental Site Assessment of Fannie May Store 448-Crystal Lake	200 Virginia Street, Crystal Lake, Illinois	06/21/2001
Transaction Screen Process Environmental Site Assessment of Fannie May Store 613-Merrillville	8045 Broadway, Merrillville, Indiana 46410	06/22/2001
Transaction Screen Process Environmental Site Assessment of Fannie May Store 614-Highland	3949 Ridge Road, Highland, Indiana 46322	06/22/2001
Phase I Environmental Site Assessment, Fannie May	200 Virginia Street, Crystal Lake, Illinois	04/2006
Phase I Environmental Site Assessment, Fannie May	10066 Skokie Boulevard, Skokie, Illinois	04/2006
Phase I Environmental Site Assessment, Fannie May	620 Roosevelt Road, Glen Ellyn, Illinois	04/2006
Phase I Environmental Site Assessment, Fannie May	8005 Broadway, Merrillville, Indiana	04/2006

Phase I Environmental Site Assessment, Fannie May-Highland	3949 Ridge Road, Highland, Indiana	04/2006
Phase I Environmental Site Assessment, Fannie May	102 West Highway 20, Michigan City, Indiana	04/2006
Phase I Environmental Site Assessment, Fannie May -Homewood	18101 South Halsted Street, Homewood, Illinois	04/2006
Phase I Environmental Site Assessment, Fannie May-Midlothian	14701 South Cicero Avenue, Midlothian, Illinois	04/2006
Phase I Environmental Site Assessment, Fannie May	402 South Neil Street, Champaign, Illinois	04/2006
Phase I Environmental Site Assessment, Fannie May	5543 South Harlem Avenue, Chicago, Illinois	04/2006
Phase I Environmental Site Assessment, Harry London	5353 Lauby Road, North Canton, Ohio	04/2006
Phase I Environmental Site Assessment, Fannie May-Oak Lawn, Store No. 203	10700 South Cicero, Oak Lawn, Illinois	04/2006
Phase I Environmental Site Assessment, Napco Marketing Corporation	7800 Bayberry Road, Jacksonville, Florida	07/2008
Phase I Environmental Site Assessment, DesignPac, Inc.	2457 West North Avenue, Melrose Park, Illinois	04/2008
Phase I Environmental Site Assessment, Fine Stationery	201 & 205 West 14th Street, Wilmington, Delaware	03/08/2007
Phase I Environmental Site Assessment	2777 USA Parkway, Reno/McCarran, NV	02/22/2012
Landlord Acknowledgment of Asbestos Operations & Maintenance Program	[1OCR Lease]	05/20/2005
Limited Asbestos Containing Building Materials (ACBMS) & Lead Based Paint (LBP) Survey	3330 North Western Avenue, Chicago, IL (FM155 - Roscoe)	10/09/12
Phase I Environmental Site Assessment dated 7/12/01	2111 Florida, Alamagordo, NM	07/12/01
No Further Action letter	9995 West Colfax, Lakewood, CO Flowerama #182	04/06/04
No Further Action letter	101 s. Ankeny Boulevard, Ankeny, IA Flowerama #437	11/20/01
Iowa Department of Natural Resources Certificate of No Further Action	7301 University Avenue, Windsor Heights, IA Flowerama #433	05/03/00

SCHEDULE 4.16

Subsidiaries

Subsidiary	State of Incorp.	Entity Holding Ownership in Subsidiary	Type of Ownership	% of Ownership
1-800-Flowers Retail, Inc.	Delaware	1-800-Flowers.com, Inc.	Stock	100%
1-800-Flowers Service Support Center, Inc.	New York	1-800-Flowers.com, Inc.	Stock	100%
1-800-Flowers Team Services, Inc.	Delaware	1-800-Flowers.com, Inc.	Stock	100%
1-800-Flowers.com DO Brasil Participacoes LTDA.	BRASIL	FOL UK Holding Company Limited	Stock	100%
1-800-Flowers.com Franchise Co., Inc.	Delaware	1-800-Flowers Retail, Inc.	Stock	100%
1873349 Ontario Inc.	CANADA	BloomNet, Inc.	Stock	100%
18F California, Inc.	California	1-800-Flowers.com, Inc.	Stock	100%
18F UK Holding Company Limited	UNITED KINGDOM	800-Flowers, Inc.	Stock	100%
18F Virginia, Inc.	Virginia	1-800-Flowers.com, Inc.	Stock	100%
800-Flowers, Inc.	New York	1-800-Flowers.com, Inc	Stock	100%
Bear Creek Orchards, Inc.	Delaware	Harry and David, LLC	Stock	100%
BloomNet, Inc.	Delaware	1-800-Flowers.com, Inc.	Stock	100%
Celebrations.com, LLC	Delaware	800-Flowers, Inc.	Membership Interests	100%
Cheryl & Co.	Ohio	1-800-Flowers.com, Inc.	Stock	100%
Colonial Gifts Limited	UNITED KINGDOM	1-800-Flowers.com, Inc.	Stock	56%
Conroy's Inc.	California	1-800-Flowers Retail, Inc.	Stock	100%
DesignPac Co., Inc.	Delaware	1-800-Flowers.com, Inc.	Stock	100%
DesignPac Gifts LLC	Illinois	DesignPac Co., Inc.	Membership Interests	100%
Fannie May Confections Brands, Inc.	Delaware	1-800-Flowers.com, Inc.	Stock	100%
Fannie May Confections, Inc.	Delaware	Fannie May Confections Brands, Inc.	Stock	100%
Fannie May Franchise, LLC	Delaware	Fannie May Confections, Inc.	Membership Interests	100%
Fine Stationery, Inc.	Delaware	1-800-Flowers.com, Inc.	Stock	100%
Floranet Iberia S.L.	SPAIN	1-800-Flowers.com, Inc.	Stock	95%*
Flowerama Of America, Inc.	Iowa	1-800-Flowers Retail, Inc.	Stock	100%

FOL UK Holding Company Limited	UNITED KINGDOM	18F UK Holding Company Limited	Stock	100%
Fresh Gift Cards, Inc.	Florida	1-800-Flowers.com, Inc.	Stock	100%
Great Foods, LLC	Delaware	Fannie May Confections, Inc.	Membership Interests	100%
Guarded Realty Holdings, LLC	Delaware	1-800-Flowers Service Support Center, Inc.	Membership Interests	100%
Harry & David Holdings, Inc.	Delaware	1-800-Flowers.com, Inc.	Stock	100%
Harry & David Operations, Inc.	Delaware	Harry and David, LLC	Stock	100%
Harry and David, LLC	Oregon	Harry & David Holdings, Inc.	Membership Interests	100%
Harry London Candies, Inc.	Ohio	Fannie May Confections Brands, Inc.	Stock	100%
Lucy Ventures LLC	Virginia	18F Virginia, Inc.	Membership Interests	100%
NAPCO Marketing Corp.	Delaware	BloomNet, Inc.	Stock	100%
Piper Ventures LLC	Virginia	18F Virginia, Inc.	Membership Interests	100%
The Popcorn Factory, Inc.	Delaware	1-800-Flowers.com, Inc.	Stock	100%
WTN Marketing Agent, LLC	Delaware	The Winetasting Network	Membership Interests	100%

SCHEDULE 7.01

Existing Indebtedness

Amount Outstanding
September 25, 2014

- The Company has drawn $62,000,000 on its existing Revolving Credit Facility.[1]
- Loan Agreement with HSBC with current outstanding balance of $303,944.39.
- IBM Term Lease Supplement, by and between Harry and David Operations, Inc., IBM Credit LLC and International Business Machines Corporation, dated as of August 30, 2012 (and related to the IBM Enterprise Software and Services Option effective 8/30/2012, between Harry & David Operations, Inc. and International Business Machines Corporation and the Term Lease Master Agreement, between Harry & David Operations, Inc. and IBM Credit LLC, dated as of June 15, 2012).

    Principal Amount: $104,748.02

- Company Surety Bond to the California Department of Food and Agriculture Shipping Point Inspection Program, by and between Harry and David Operations, Inc., as principal, and Westchester Fire Insurance Company, as surety, dated as of May 5, 2009.

    Bond Amount: $5,000.

- Licensee Surety Bond to the Oregon Liquor Control Commission, by and between Harry and David, LLC, d/b/a Harry & David, as principal, and Westchester Fire Insurance Company, as surety, dated as of June 16, 2014.

    Bond Amount: $1,000.

- Citrus Fruit Dealer's Bond to the Florida Department of Agriculture and Consumer Services Division of Fruit and Vegetables, by and between Harry and David, LLC, as principal, and Westchester Fire Insurance Company, as surety, dated as of May 16, 2014.

    Bond Amount: $14,000.

- Produce Dealers Surety Bond to the California Department of Food and Agriculture Market Enforcement Branch, by and between Harry & David Operations, Inc., as principal, and Westchester Fire Insurance Company, as surety, dated as of September 8, 2011.

    Bond Amount: $25,000.

- Change in Surety Bond (Extend to Additional Location) to the Oregon Alcohol and Tobacco Tax and Trade Bureau, by and between Harry and David, LLC, as principal, and Westchester Fire Insurance Company, as surety, dated as of November 21, 2012.

    Bond Amount: $1,000.

---

1 Amounts borrowed under the existing Revolving Credit Facility to be repaid prior to Closing.

- Wine Bond to the Department of the Treasury Alcohol and Tobacco Tax and Trade Bureau, by and between Harry and David, LLC, as principal, and Westchester Fire Insurance Company, as surety, dated as of July 23, 2012 (as amended by surety statement, dated as of September 5, 2012).

  Bond Amount: $10,000.

- Direct Wine Shipper Bond to the Comptroller of Maryland Revenue Administration Division, by and between Harry and David, LLC, as principal, and Westchester Fire Insurance Company, as surety, dated as of November 7, 2012.

  Bond Amount: $1,000.

- Wine Direct Shippers Licensee Bond to the Iowa Department of Commerce Alcoholic Beverages Division, by and between Harry and David, LLC, as principal, and Westchester Fire Insurance Company, as surety, dated as of November 7, 2012.

  Bond Amount: $5,000.

- Sales and Use Tax Surety Bond to the Wisconsin Department of Revenue, by and between Harry and David, LLC, as principal, and Westchester Fire Insurance Company, as surety, dated as of November 7, 2012.

  Bond Amount: $1,000.

- Out-of-State Winery Shipper's Licensee Financial Responsibility Bond to the Illinois Department of Revenue, by and between Harry and David, LLC as principal, and Westchester Fire Insurance Company, as surety, dated as of November 7, 2012.

  Bond Amount: $1,000.

- Special Order Shipping Liquor Licensee Surety Bond to the Kansas Department of Revenue Alcoholic Beverage Control Division, by and between Harry and David, LLC, as principal, and Westchester Fire Insurance Company, as surety, dated as of November 26, 2012.

  Bond Amount: $750.

- Sales and Use Tax Surety Bond to the Missouri Department of Revenue, by and between Harry and David, LLC, as principal, and Westchester Fire Insurance Company, as surety, dated as of December 28, 2012.

  Bond Amount: $40,000.

- Liquor Tax Bond for Out-of-State Winery Direct Shipper's Permit to the Texas Alcoholic Beverage Commission, by and between Harry and David, LLC, as principal, and Westchester Fire Insurance Company, as surety, dated as of July 1, 2013.

  Bond Amount: $1,000.

- Bill Guaranty to Pacific Gas and Electric Company, by Harry and David, as principal, and Insurance Company of North America, as surety, dated as of August 10, 1992 (as amended by Surety Rider, dated as of February 22, 2008).

  Bond Amount: $1,000.

- Beverage Tax Bond for Out-of-State Winery/Farm License to the New Jersey Department of Treasury Division of Taxation Beverage Tax Branch, by and between, Harry and David, LLC, as principal, and Westchester Fire Insurance Company, as surety, dated as of June 11, 2013 (as amended by Surety Rider, dated as of May 21, 2014).

Bond Amount: $1,000.

- Sales and Use Tax Permit Surety Bond to the North Dakota Office of State Tax Commissioner, by and between Harry and David, LLC, as principal, and Westchester Fire Insurance Company, as surety, dated as of December 20, 2012.

  Bond Amount: $2,500.

- Perishable Agricultural Commodities License Applicant Bond to the United States Department of Agriculture, by and between Harry & David Operations, Inc., as principal, and Westchester Fire Insurance Company, as surety, dated as of October 28, 2011.

  Bond Amount: $350,000.

- Agricultural Dealer Bond to the Washington Department of Agriculture Livestock Services Division, by and between Bear Creek Operation, Inc., as principal, and Insurance Company of North America, as surety, effective as of March 14, 1988 (as amended by surety riders dated as of December 28, 2007, December 4, 2008, November 19, 2009, and November 22, 2011).

  Bond amount: $50,000.

<u>Existing Letters of Credit</u>

Amount Outstanding
September 25, 2014

Brand	Issuing Bank	Bank Reference Number	Currency	L/C Outstanding Amount	Issue Date	Expiry/ Maturity Date	Beneficiary Name
800-Flowers, Inc	Chase	T-229409	USD	860,000.00	08/27/2002	02/28/2015	Pennsylvania Manufacturers
800-Flowers, Inc	Chase	537386	USD	20,000.00	10/17/2008	10/01/2015	UST Gent Joint Venture (FM)
800-Flowers, Inc	Chase	578088	USD	300,000.00	01/08/2008	12/31/2014	Auma International
800-Flowers, Inc	Chase	422801	USD	370,000.00	07/23/2014	07/15/2014	Hanover Insurance Company
800-Flowers, Inc	Chase	651260	USD	25,000.00	03/29/2012	12/31/2013	Internet Corporation
				1,575,000.00			

Existing Letters of Credit
Amount Outstanding
September 30, 2014

Brand	Issuing Bank	Letter of Credit Number/Bank Reference Number	Currency	L/C Outstanding Amount	Issue Date	Expiry/ Maturity Date	Beneficiary Name
Harry and David, LLC	Wells Fargo Bank, N.A.	IS0064765U	USD	237,566.00	12/9/2013	December 9, 2014	National Union Fire Insurance Co. of Pittsburgh, PA.
Harry and David, LLC	Wells Fargo Bank, N.A.	IS0063808U	USD	524,250.00	9/5/2014	September 5, 2015	Westchester Fire Insurance Company
Harry and David, LLC	Wells Fargo Bank, N.A.	IS0063831U	USD	188,000.00	9/5/2014	September 5, 2015	
TOTAL LETTERS OF CREDIT:				$949,815.00			

SCHEDULE 7.02

Existing Liens

Debtor	Jurisdiction	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number
1-800-Flowers.com, Inc.	DE-SOS	UCC-1 UCC-3 amend SP address UCC-3 continuation	The CIT Group/Equipment Financing, Inc.	Interests in aircraft	12/16/2004 Amdt Date: 06/24/2009 Amdt Date: 06/24/2009	4355262 9 Amendt. File Number: 2009 2015292 Amendt. File Number: 2009 2015441
1-800-Flowers.com, Inc.	DE-SOS	UCC-1	CIT Communications Finance Corporation	Equipment	07/28/2010	2010 2617177
1-800-Flowers.com, Inc.	DE-SOS	UCC-1	Hewlett-Packard Financial Services Company	Equipment	03/16/2011	2011 0972417
1-800-Flowers.com, Inc.	DE-SOS	UCC-1	CIT Finance LLC	Equipment	07/15/2011	2011 2737933
1-800-Flowers.com, Inc.	DE-SOS	UCC-1	CIT Finance LLC	Equipment	07/15/2011	2011 2737982
1-800-Flowers.com, Inc.	DE-SOS	UCC-1	CIT Finance LLC	Equipment	07/15/2011	2011 2737990
1-800-Flowers.com, Inc.	DE-SOS	UCC-1	CIT Finance LLC	Equipment	12/24/2012	2012 5026135

Debtor	Jurisdiction	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number
1-800-Flowers.com, Inc.	DE-SOS	UCC-1	CIT Finance LLC	Equipment	12/24/2012	2012 5026325
1-800-Flowers.com, Inc.	DE-SOS	UCC-1	Wells Fargo Bank, N.A.	Equipment	10/24/2013	2013 4180692
1-800-Flowers.com, Inc.	DE-SOS	UCC-1	CIT Finance LLC	Equipment	12/24/2013	2013 5104642
1-800-Flowers.com, Inc.	DE-SOS	UCC-1	CIT Finance LLC	Equipment	12/24/2013	2013 5104691
1-800-Flowers.com, Inc.	DE-SOS	UCC-1	CIT Finance LLC	Equipment	12/24/2013	2013 5104717
BEAR CREEK OPERATIONS INC Amended to: HARRY & DAVID OPERATIONS, INC.	DE-SOS	UCC-1 UCC-3 continuation UCC-3 continuation UCC-3 amend debtor UCC-3 amend secured party	Dell Financial Services, L.P. Amended to: DELL FINANCIAL SERVICES L.L.C.	Computer Equipment	09/17/2001 Amendt. Date: 08/23/2006 08/11/2011 08/31/2011 06/12/2012	11164180 Amednt. File Number: 62946317 2011 3118307 2011 3376665 2012 2252411

Debtor	Jurisdic-tion	Type of fil-ing found	Secured Party	Collateral	Original File Date	Original File Number
BEAR CREEK CORPORATION Amended to: HARRY & DAVID OPERATIONS CORP.	DE-SOS	UCC-1 UCC-3 continua-tion UCC-3 amend debtor UCC-3 amend se-cured party	DELL FINANCIAL SERVICES, L.P. Amended to: DELL FINANCIAL SERVICES L.L.C.	Computer equip-ment	05/06/20 05 Amendt. Date: 04/12/20 10 05/05/20 10 06/14/20 10	51403618 Amendt. File Number: 2010 1261241 2010 1568116 2010 2062168
BEAR CREEK CORPORATION	Jackson County, OR	Construc-tion Lien	BAKERSFIELD PIPE & SUPPLY INC.	Real Property	05/17/20 11	2011-015082
BEAR CREEK ORCHARDS, INC.	Jackson County, OR	Notice of Pendency of an Ac-tion – Emi-nent Do-main	STATE OF OREGON	Real Property	11/01/20 13	2013-037568
BEAR CREEK ORCHARDS, INC.	State of Oregon	Stipulated Judgment	STATE OF OREGON	Judgment	07/17/20 14	201401844
HARRY & DAVID OPERATIONS INC	DE-SOS	UCC-1	XEROX CORPORATION	Equipment	06/29/20 10	2010 2271751
HARRY & DAVID OPERATIONS, INC.	DE-SOS	UCC-1	IBM CREDIT LLC	Equipment	06/20/20 12	2012 2390419
Harry & David Opera-tions Inc Bear Creek Operations Inc	DE-SOS	UCC-1	CARLSON SYSTEMS LLC	Equipment	07/25/20 13	2013 2890169
Bloomnet, Inc.	DE-SOS	UCC-1	Dell Financial Ser-vices L.L.C.	Equipment	11/19/20 10	2010 4064576

Debtor	Jurisdiction	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number
DESIGNPAC GIFTS LLC	IL-SOS	UCC-1	Canon Financial Services	Equipment	01/26/2010	014966153
Cheryl & Co	OH-SOS	UCC-1	Advantage Leasing Corp. US Bank National Association	Equipment	11/02/2011	OH00153912451
Cheryl & Co	Delaware County, OH	Judgment	Chase Manhattan Bank USA, N.A.	Judgment	07/29/2008	08-CVH-03-326
Harry London Candies, Inc.	OH-SOS	UCC-1 UCC-3 continuation UCC-3 restate collateral	American Packaging Capital, Inc.	Equipment	03/15/2004	OH00074867680
Harry London Candies, Inc.	OH-SOS	UCC-1	Crown Credit Company	Equipment	09/21/2009 Amdt Date: 08/25/2014	OH00137292152 Amndt File Number: 20142370086
Harry London Candies, Inc.	OH-SOS	UCC-1	TCF Equipment Finance, Inc.	Equipment	10/22/2009	OH00137956019
Harry London Candies, Inc.	OH-SOS	UCC-1	Evergreen Resources LLC	Equipment	07/22/2010	OH00143866208

Debtor	Jurisdic-tion	Type of fil-ing found	Secured Party	Collateral	Original File Date	Original File Number
Harry London Candies, Inc.	OH-SOS	UCC-1	GREAT AMERICA LEASING CORPORATION	Equipment	05/27/2011	OH00150525750
Harry London Candies, Inc.	OH-SOS	UCC-1	Corporation Service Company, as Representative	Equipment[2]	11/27/2013	OH00172171654
Harry London Candies, Inc.	OH-SOS	UCC-1	Evergreen Resources LLC	Equipment	08/22/2014	OH00178885077
Fannie May Confections Brands, Inc.	DE-SOS	UCC-1	Maxus Capital Group, LLC Assigned to: AmeriServ Financial Bank	Equipment	01/25/2011 Amdt Date: 02/14/2011	2011 0280720 Amdt File Number: 2011 0643893
Fannie May Confections Brands, Inc.	DE-SOS	UCC-1	Maxus Capital Group, LLC Assigned to: AmeriServ Financial Bank	Equipment	05/11/2011 Amdt Date: 05/12/2011	2011 1767139 2011 2043019

[2] Description of assets on the UCC-1 to be fixed post-closing to refer to specific equipment instead of assets.

Debtor	Jurisdic-tion	Type of fil-ing found	Secured Party	Collateral	Original File Date	Original File Number
Fannie May Confec-tions Brands, Inc.	DE-SOS	UCC-1	Bank of the West	Equipment	08/22/2013 Amdt Date: 10/24/2013	2013 3293629 Amdt File Number: 2013 4169349
Fannie May Confec-tions Brands, Inc.	DE-SOS	UCC-1	Bank of the West	Equipment	08/29/2013	2013 3386696
Fannie May Confec-tions Brands, Inc.	DE-SOS	UCC-1	Bank of the West, Trinity Division	Equipment	11/25/2013	2013 4639937
Fannie May Confec-tions Brands, Inc.	DE-SOS	UCC-1	Bank of the West, Trinity Division	Equipment	11/26/2013	2013 4675543
Fannie May Confec-tions Brands, Inc.	DE-SOS	UCC-1	Bank of the West, Trinity Division	Equipment	02/04/2014	2014 0452896
Fannie May Confec-tions Brands, Inc.	DE-SOS	UCC-1	Bank of the West, Trinity Division	Equipment	06/27/2014	2014 2545580
Fannie May Confec-tions Brands, Inc.	DE-SOS	UCC-1	Bank of the West, Trinity Division	Equipment	08/08/2014	2014 3177334

SCHEDULE 7.06

Existing Investments

1. On July 17, 2009, the Company made a £150,000 equity investment in Colonial Gifts Limited and holds a convertible secured note in the aggregate principal amount of £120,000 issued by Colonial Gifts Limited. On May 13, 2010, the Company was issued a convertible secured note in the aggregate principal amount of £300,000 issued by Colonial Gifts Limited. On July 29, 2011, the Company made an additional £750,000 equity investment in Colonial Gifts Limited. On December 3, 2013, the Company converted all of its outstanding indebtedness in Colonial Gifts Limited and increased its ownership 56%. During 2014, the Company issued several secured notes to Colonial Gifts and the aggregate principal amount outstanding as of the Closing Date is $1,775,000.

2. On March 30, 2012, the Company made a R$7,000,009.45 investment in Flowers Online LTDA.

3. On July 30, 2012, the Company made a $500,000 debt investment in Basic Funerals and Cremation Choices Inc. and holds a convertible note in that amount.

4. On September 25, 2012, the Company made a $500,000 investment in 1882540 Ontario Inc. which operates as What A Bloom and Special Moments Flowers.

5.

Current Legal Entities Owned	**Record Owner**	**Certificate No.**	**No. Shares/Investment**
Southern Oregon Sales, Inc.	Harry and David, LLC	5	1 Share Class B Preferred Stock, series of 2002-A
Southern Oregon Sales, Inc.	Harry and David, LLC	5	1 Share of Class B Preferred Stock, Series of 2002-B
Arroweye Solutions, Inc.	Harry and David, LLC	385	1,733,015 Shares of Common Stock
Arroweye Solutions, Inc.	Harry and David, LLC	386	1,813,238 Shares of Common Stock
Smurfit-Stone Container Corporation	Harry and David, LLC	83272A10	372 Shares of Common Stock

SCHEDULE 7.09

Restricted Agreements

None.

SCHEDULE 10.01

Address for Notices

(1) Company and each Subsidiary Borrower:

1-800-FLOWERS.COM, Inc.
c/o William E. Shea
One Old Country Road, Suite 500
Carle Place, New York 11514
Tel: (516) 237-6101
Fax: (516) 237-4928

An additional copy shall be sent to (which shall not constitute notice):

Gerard M. Gallagher, Esq.
Gallagher, Walker, Bianco & Plastaras
98 Willis Avenue
Mineola, New York 11501
Tel: (516) 248-2002
Fax: (516) 248-2394

(2) Administrative Agent, any Issuing Lender or the Swingline Lender

JPMorgan Chase Bank, N.A.
JPMorgan Loan Services
10 South Dearborn, 7th Floor
Chicago, IL 60603-0010
Attention: Claudia Kech
Fax No. 312-385-7096
Telephone No. 312-385-7041

(3) JPMCB as Issuing Lender:

JPMorgan Chase Bank, N.A.
420 West Van Buren, Floor 2
Chicago, IL 60606-6613
Attention: Fiore (Frank) Petrassi
Fax No. 312-954-5303
Telephone No. 312-954-1933

(4) <u>JPMCB as Swingline Lender</u>:

JPMorgan Chase Bank, N.A.
JPMorgan Loan Services
10 South Dearborn, 7th Floor
Chicago, IL 60603-0010
Attention: Claudia Kech
Fax No. 312-385-7096
Telephone No. 312-385-7041

EXHIBIT A

FORM OF
ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement, dated as of September 30, 2014 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among 1-800-FLOWERS.COM, INC. (the "Borrower"), the Subsidiary Borrowers party thereto, the Guarantors party thereto, the Lenders party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the "Administrative Agent"). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Assignor identified on Schedule l hereto (the "Assignor") and the Assignee identified on Schedule l hereto (the "Assignee") agree as follows:

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the "Assigned Interest") in and to the Assignor's rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an "Assigned Facility"; collectively, the "Assigned Facilities"), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

2. The Assignor represents and warrants that (a) it is the legal and beneficial owner of the Assigned Interest, (b) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (c) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby.

3. The Assignor makes no representation or warranty and assumes no responsibility with respect to (a) any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (b) the financial condition of the Borrowers, any of their respective Affiliates or any other obligor or the performance or observance by the Borrowers, any of their respective Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.

4. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 4.04 thereof and

such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, the Syndication Agent, the Collateral Agent, the Administrative Agent (collectively, the "Agents") or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agents by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.19(e) of the Credit Agreement.

5. The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto (the "Effective Date"). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

6. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.

7. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

8. THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1
to Assignment and Assumption with respect to
the Credit Agreement, dated as of September 30, 2014,
among 1-800-FLOWERS.COM, INC. (the "Borrower"),
the Subsidiary Borrowers party thereto,
the Guarantors party thereto, the Lenders party thereto
and JPMORGAN CHASE BANK, N.A., as Administrative Agent

Name of Assignor: ______________________

Name of Assignee: ______________________

Effective Date of Assignment: ________________

Credit Facility Assigned	Principal Amount Assigned	Commitment Percentage Assigned[1]
	$__________	_____.__________%

[Name of Assignee]

By: ______________________________
Name:
Title:

[Name of Assignor]

By: ______________________________
Name:
Title:

Accepted for Recordation in the Register:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By: ______________________________
Name:
Title:

Required Consents (if any):

1-800-FLOWERS.COM, INC.

By: ______________________________
Name:
Title:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By: ______________________________
Name:
Title:

---

[1] Calculate the Commitment Percentage that is assigned to at least 15 decimal places and show as a percentage of the aggregate commitments of all Lenders.

EXHIBIT B-1

[Form of Term Note]

PROMISSORY NOTE

$[_________]

[________], 20[__]
New York, New York

FOR VALUE RECEIVED, 1-800-FLOWERS.COM, INC., a Delaware corporation (the "Borrower"), hereby promises to pay to [NAME OF LENDER] (the "Lender"), at the offices of JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement referred to below, at 10 South Dearborn, 7th Floor, Chicago, IL 60603-0010, or such other office as shall be notified to the Borrower from time to time, the principal sum of [DOLLAR AMOUNT] DOLLARS ($[_________]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Term Loans made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Term Loan, at such office, in like money and funds, for the period commencing on the date of such Term Loan until such Term Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Term Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Promissory Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof; provided, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Term Loans made by the Lender.

This Promissory Note evidences Term Loans made by the Lender under the Credit Agreement, dated as of September 30, 2014 (as amended, modified and supplemented and in effect from time to time, the "Credit Agreement"), among 1-800-FLOWERS.COM, INC., the Subsidiary Borrowers party thereto, the Guarantors party thereto, the Lenders party thereto (including the Lender) and JPMorgan Chase Bank, N.A., as Administrative Agent. Terms used but not defined in this Promissory Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Promissory Note upon the occurrence of certain events and for prepayments of Term Loans upon the terms and conditions specified therein.

Except as permitted by Section 10.04 of the Credit Agreement, this Promissory Note may not be assigned by the Lender to any other Person.

This Promissory Note shall be governed by, and construed in accordance with, the law of the State of New York.

1-800-FLOWERS.COM, INC.

By __________________________

Name:

Title:

SCHEDULE OF TERM LOANS

This Promissory Note evidences Term Loans made, continued or converted under the within-described Credit Agreement to the Borrower, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below and pursuant to the Credit Agreement, subject to the continuations, conversions and payments and prepayments of principal set forth below:

Date	Principal Amount of Loan	Type of Loan	Interest Rate	Duration of Interest Period (if any)	Amount Paid, Prepaid, Continued or Converted	Notation Made by

EXHIBIT B-2

[Form of Revolving Credit Note]

PROMISSORY NOTE

$[________] [_______], 20[__]
New York, New York

FOR VALUE RECEIVED, 1-800-FLOWERS.COM, INC., a Delaware corporation (the "Borrower"), hereby promises to pay to [NAME OF LENDER] (the "Lender"), at the offices of JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement referred to below, at 10 South Dearborn, 7th Floor, Chicago, IL 60603-0010, or such other office as shall be notified to the Borrower from time to time, the principal sum of [DOLLAR AMOUNT] DOLLARS ($[_________]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Revolving Credit Loans made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Revolving Credit Loan, at such office, in like money and funds, for the period commencing on the date of such Revolving Credit Loan until such Revolving Credit Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Revolving Credit Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Promissory Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof; provided, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Revolving Credit Loans made by the Lender.

This Promissory Note evidences Revolving Credit Loans made by the Lender under the Credit Agreement, dated as of September 30, 2014 (as amended, modified and supplemented and in effect from time to time, the "Credit Agreement"), among 1-800-FLOWERS.COM, INC., the Subsidiary Borrowers party thereto, the Guarantors party thereto, the Lenders party thereto (including the Lender) and JPMorgan Chase Bank, N.A., as Administrative Agent. Terms used but not defined in this Promissory Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Promissory Note upon the occurrence of certain events and for prepayments of Revolving Credit Loans upon the terms and conditions specified therein.

Except as permitted by Section 10.04 of the Credit Agreement, this Promissory Note may not be assigned by the Lender to any other Person.

This Promissory Note shall be governed by, and construed in accordance with, the law of the State of New York.

1-800-FLOWERS.COM, INC.

By _________________________
Name:
Title:

SCHEDULE OF REVOLVING CREDIT LOANS

This Promissory Note evidences Revolving Credit Loans made, continued or converted under the within-described Credit Agreement to the Borrower, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below and pursuant to the Credit Agreement, subject to the continuations, conversions and payments and prepayments of principal set forth below:

Date	Principal Amount of Loan	Type of Loan	Interest Rate	Duration of Interest Period (if any)	Amount Paid, Prepaid, Continued or Converted	Notation Made by

EXHIBIT B-3

[Form of Swingline Loan Note]

PROMISSORY NOTE

$[__________] [__________], 20[__]
New York, New York

FOR VALUE RECEIVED, 1-800-FLOWERS.COM, INC., a Delaware corporation (the "Borrower"), hereby promises to pay to JPMORGAN CHASE BANK, N.A. (the "Lender"), at the offices of JPMorgan Chase Bank, N.A., as Swingline Lender under Credit Agreement referred below, at 10 South Dearborn, 7th Floor, Chicago, IL 60603-0010 or such other office as shall be notified to the Borrower from time to time, the principal sum of [DOLLAR AMOUNT] DOLLARS ($[__________]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Swingline Loans made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Swingline Loan, at such office, in like money and funds, for the period commencing on the date of such Swingline Loan until such Swingline Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Swingline Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Promissory Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof; provided, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Swingline Loans made by the Lender.

This Promissory Note evidences Swingline Loans made by the Lender under the Credit Agreement, dated as of September 30, 2014 (as amended, modified and supplemented and in effect from time to time, the "Credit Agreement"), among 1-800-FLOWERS.COM, INC., the Subsidiary Borrowers party thereto, the Guarantors party thereto, the lenders party thereto (including the Lender) and JPMorgan Chase Bank, N.A., as Administrative Agent. Terms used but not defined in this Promissory Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Promissory Note upon the occurrence of certain events and for prepayments of Swingline Loans upon the terms and conditions specified therein.

Except as permitted by Section 10.04 of the Credit Agreement, this Promissory Note may not be assigned by the Lender to any other Person.

This Promissory Note shall be governed by, and construed in accordance with, the law of the State of New York.

1-800-FLOWERS.COM, INC.

By __________________________
Name:
Title:

SCHEDULE OF SWINGLINE LOANS

This Promissory Note evidences Swingline Loans made, continued or converted under the within-described Credit Agreement to the Borrower, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below and pursuant to the Credit Agreement, subject to the continuations, conversions and payments and prepayments of principal set forth below:

Date	Principal Amount of Loan	Type of Loan	Interest Rate	Duration of Interest Period (if any)	Amount Paid, Prepaid, Continued or Converted	Notation Made by

EXHIBIT C

FORM OF SECURITY AGREEMENT

[See Attached]

EXHIBIT D

[Form of Subsidiary Joinder Agreement]

SUBSIDIARY JOINDER AGREEMENT

SUBSIDIARY JOINDER AGREEMENT dated as of [________], 20[__] by [NAME OF ADDITIONAL SUBSIDIARY GUARANTOR], a [___________] [corporation][limited liability company][partnership] (the "Additional Subsidiary Guarantor"), in favor of JPMorgan Chase Bank, N.A., as administrative agent for the Lenders party to the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the "Administrative Agent").

RECITALS

WHEREAS, pursuant to the Credit Agreement (as amended, modified and supplemented from time to time, the "Credit Agreement"; and capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement), dated as of September 30, 2014, among 1-800-FLOWERS.COM, INC. (the "Company"), the Subsidiary Borrowers party thereto, the Guarantors party thereto, the Lenders party thereto and the Administrative Agent, the Lenders have agreed to make extensions of credit to the Company on the terms and conditions set forth in the Credit Agreement;

WHEREAS, pursuant to the Security Agreement (as amended, modified and supplemented from time to time, the "Security Agreement"), dated as of September 30, 2014, by the Securing Parties party thereto in favor of the Administrative Agent, the Securing Parties have granted in favor of the Administrative Agent a security in and Lien upon the Collateral (as defined in the Security Agreement) as security for the Secured Obligations (as defined in the Security Agreement); and

WHEREAS, the Company is required by Section 6.11(a) of the Credit Agreement and Section 6.12 of the Security Agreement to cause the Additional Subsidiary Guarantor to become a "Subsidiary Guarantor" under the Credit Agreement and a "Securing Party" under the Security Agreement.

NOW, THEREFORE, for valuable consideration (receipt whereof is hereby acknowledged), the parties hereto agree as follows:

1. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

2. The Additional Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Subsidiary Joinder Agreement, the Additional Subsidiary Guarantor will be (a) deemed to be a party to the Credit Agreement and the Security Agreement, (b) a "Subsidiary Guarantor" for all purposes of the Credit Agreement and shall have all of the obligations of a Subsidiary Guarantor thereunder as if it had executed the Credit Agreement and (c) a "Securing Party" for all purposes of the Security Agreement and shall have all of the obligations of a Securing Party thereunder as if it had executed the Security Agreement. The Additional Subsidiary Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by,

all of the terms, provisions and conditions applicable to the Subsidiary Guarantors contained in the Credit Agreement and the Securing Parties contained in the Security Agreement.

3. Without limiting the generality of the foregoing terms of this Subsidiary Joinder Agreement, the Additional Subsidiary Guarantor hereby (a) jointly and severally, together with the other Subsidiary Guarantors, guarantees to each Lender, each Affiliate of a Lender and the Administrative Agent the prompt payment of the Borrower Guaranteed Obligations (as defined in the Credit Agreement) in full when due (whether at stated maturity, by acceleration or otherwise) strictly in accordance with the terms of Article III of the Credit Agreement and (b) pledges and grants to the Administrative Agent, for the ratable benefit of the Secured Parties (as defined in the Security Agreement), a Lien upon all of its right, title and interest in and to the Collateral pursuant to Section 3 of the Security Agreement.

4. In addition, the Additional Subsidiary Guarantor hereby makes the representations and warranties set forth in Article IV of the Credit Agreement and Section 2 of the Security Agreement (as supplemented by the attached supplemental annexes), in each case with respect to itself and its Subsidiaries and with respect to this Subsidiary Joinder Agreement and the Loan Documents to which it is a party or is bound, as if each reference in such representations and warranties to the Loan Documents included reference to this Subsidiary Joinder Agreement and such Loan Documents, and represents and warrants that, as of the date hereof, that the conditions precedent to the effectiveness of this Subsidiary Joinder Agreement, as set forth in Section 6.11(a) of the Credit Agreement, have been satisfied or waived.

5. The Additional Subsidiary Guarantor has attached hereto Schedule 1 that supplements Annexes 1, 2, 3, and 4 to the Security Agreement and certifies, as of the date hereof, that the supplemental information set forth therein has been prepared by the Additional Subsidiary Guarantor in substantially the form of the equivalent Annexes to the Security Agreement and is complete and correct in all material respects.

6. The Additional Subsidiary Guarantor hereby instructs its counsel to deliver the opinion referred to in Section 6.11(a)(iii) of the Credit Agreement to the Administrative Agent to the extent such opinion is required.

7. The address of the Additional Subsidiary Guarantor for purposes of all notices, other communications and service of process under the Loan Documents is the address set forth on the signature page hereto or such other address as the Additional Subsidiary Guarantor may from time to time notify the Administrative Agent in writing from time to time.

8. This Subsidiary Joinder Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

9. This Subsidiary Joinder Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the Additional Subsidiary Guarantor has caused this Subsidiary Joinder Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[ADDITIONAL SUBSIDIARY GUARANTOR]

By_________________________________
Name:
Title:

[Address for Notices:

[____________]]

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By___________________________
Name:
Title:

SCHEDULE 1
to Subsidiary Joinder Agreement

Supplements to Annexes to Security Agreement

Annex 1

[To be completed; if no supplemental information, enter "None"]

Annex 2

[To be completed; if no supplemental information, enter "None"]

Annex 3

[To be completed; if no supplemental information, enter "None"]

Annex 4

[To be completed; if no supplemental information, enter "None"]

EXHIBIT E-1

[Form of Subsidiary Borrower Designation Letter]

SUBSIDIARY BORROWER DESIGNATION LETTER

[________], 20[__]

To JPMorgan Chase Bank, N.A.,
as Administrative Agent
JPMorgan Loan Services
10 South Dearborn, 7th Floor
Chicago, IL 60603-0010
Attn: Claudia Kech

Re: Subsidiary Borrower Designation

Ladies and Gentlemen:

Reference is made to the Credit Agreement (as amended, modified and supplemented from time to time, the "Credit Agreement"), dated as of September 30, 2014, among 1-800-FLOWERS.COM, INC. (the "Company"), the Subsidiary Borrowers party thereto, the Guarantors party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (the "Administrative Agent"). Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

The Company hereby designates [____________] (the "Subject Subsidiary"), a wholly-owned Domestic Subsidiary of the Company and a [_____] [corporation], as a Subsidiary Borrower in accordance with Section 2.22(a) of the Credit Agreement until such designation is terminated in accordance with Section 2.22(c) of the Credit Agreement.

As of the Effective Date (as defined below), the Subject Subsidiary hereby accepts the above designation and unconditionally accepts and assumes the rights and obligations of a Borrower under the Credit Agreement and agrees to be bound by and perform and comply with the terms and provisions of the Loan Documents applicable to a Borrower as if it had originally executed the Credit Agreement as a Borrower. The Company hereby confirms and agrees that, from and after the Effective Date, the Guarantee of the Company set forth in Article III of the Credit Agreement shall apply to all of the obligations of the Subject Subsidiary as a Subsidiary Borrower under the Credit Agreement.

The Subject Subsidiary hereby represents and warrants that (a) it is a wholly-owned Domestic Subsidiary of the Company and (b) each of the representations and warranties set forth in Article IV of the Credit Agreement with respect to itself and its Subsidiaries and with respect to each Loan Document to which it is a party or is bound is true and correct on and as of the Effective Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

The Subject Subsidiary's addresses for notices, other communications and service of process provided for in the Credit Agreement shall be given in the manner, and with the effect, provided in Section 10.01 of the Credit Agreement to it at its "Address for Notices"

specified on the signature pages below. Pursuant to Section 10.14 of the Credit Agreement, the Subject Subsidiary hereby authorizes and empowers the Company to act as its representative and attorney-in-fact for the purposes of signing documents and giving and receiving notices (including notices of Borrowing under the Credit Agreement) and other communications in connection with the Credit Agreement and the transactions contemplated thereby and for the purposes of modifying or amending any provision of the Credit Agreement and further agrees that the Administrative Agent and each Lender may conclusively rely on the foregoing authorization.

The designation of the Subject Subsidiary as a Subsidiary Borrower under the Credit Agreement shall become effective as of the date (the "Effective Date") on which the Administrative Agent accepts this Subsidiary Borrower Designation Letter pursuant to Section 2.22(b) of the Credit Agreement.

Except as expressly herein agreed with respect to the joinder of Subject Subsidiary as a Subsidiary Borrower, the Credit Agreement shall remain unchanged and in full force and effect. The Subject Subsidiary hereby agrees that this Subsidiary Borrower Designation Letter shall be governed by and construed in accordance with the law of the State of New York. This Subsidiary Borrower Designation Letter may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement.

COMPANY

1-800-FLOWERS.COM, INC.

By __________________________
Name:
Title:

SUBSIDIARY BORROWER

[NAME OF SUBJECT SUBSIDIARY]

By________________________
Name:
Title:

Address for Notices

____
____
____
Attention:_____________
Tel:______________
Fax:______________

ACCEPTED:

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

By ________________________
Name:
Title:

EXHIBIT E-2

[Form of Termination Letter]

TERMINATION LETTER

[________], 20[__]

To JPMorgan Chase Bank, N.A.,
as Administrative Agent
JPMorgan Loan Services
10 South Dearborn, 7th Floor
Chicago, IL 60603-0010
Attn: Claudia Kech

Re: Termination of [____________] (the "Subject Subsidiary") as Subsidiary Borrower

1-800-FLOWERS.COM, INC. (the "Company"), hereby gives notice pursuant to Section 2.22(c) of the Credit Agreement, dated as of September 30, 2014, among 1-800-FLOWERS.COM, INC., the Subsidiary Borrowers party thereto, the Guarantors party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, modified and supplemented from time to time, the "Credit Agreement"; and capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement) that, effective as of the date hereof, the Subject Subsidiary is terminated as a Borrower under the Credit Agreement and all commitments by the Lenders to make Loans to, or to issue Letters of Credit or create Acceptances for account of, the Subject Subsidiary under the Credit Agreement are hereby terminated.

Pursuant to Section 2.22(c) of the Credit Agreement, the Company hereby certifies that as of the date hereof (a) all principal and interest on any Loan made to the Subject Subsidiary and all other amounts payable by such Subject Subsidiary pursuant to the Credit Agreement have been paid in full and (b) there are no outstanding Letters of Credit or Acceptances for which the Subject Subsidiary is the account party.

All obligations of the Subject Subsidiary arising in respect of any period in which the Subject Subsidiary was, or on account of any action or inaction taken by the Subject Subsidiary as, a Borrower under the Credit Agreement shall survive the termination effected by this Termination Letter.

1-800-FLOWERS.COM, INC.

By ____________________________
Name:
Title:

EXHIBIT F

[Form of Opinion of Counsel to the Loan Parties]

[See Attached]

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of September 30, 2014 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement") among 1-800-FLOWERS.COM, INC., the Subsidiary Borrowers party thereto, the Guarantors party thereto, the Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.19(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a "bank" within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), (iii) it is not a "10-percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a "controlled foreign corporation" related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payments in connection with any Loan Documents are effectively connected with the undersigned's conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By: ___________________________
Name:
Title:

Date: ________, ___, 20[__]

EXHIBIT G-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of September 30, 2014 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement") among 1-800-FLOWERS.COM, INC., the Subsidiary Borrowers party thereto, the Guarantors party thereto, the Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.19(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), (iv) none of its direct or indirect partners/members is a "10-percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a "controlled foreign corporation" related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no payments in connection with any Loan Documents are effectively connected with the undersigned's or its direct or indirect partners/members' conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or Form W-8BEN-E or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or Form W-8BEN-E from each of such direct or indirect partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments. For the avoidance of doubt, the foregoing shall not limit the obligation of the Lender to provide, in the case of a partner/member not claiming the portfolio interest exemption, a Form W-8ECI, Form W-9 or Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case, establishing such partner/member's available exemption from U.S. federal withholding tax.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By: ______________________________
Name:
Title:

Date: _______, ___, 20[__]

EXHIBIT G-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of September 30, 2014 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement") among 1-800-FLOWERS.COM, INC., the Subsidiary Borrowers party thereto, the Guarantors party thereto, the Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.19(e) and Section 10.04(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a "bank" within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), (iii) it is not a "10-percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a "controlled foreign corporation" related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payments in connection with any Loan Documents are effectively connected with the undersigned's conduct of a U.S. trade or business.

The undersigned has furnished its participating Foreign Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By: ____________________________
Name:
Title:

Date: ________, ___, 20[__]

EXHIBIT G-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of September 30, 2014 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement") among 1-800-FLOWERS.COM, INC., the Subsidiary Borrowers party thereto, the Guarantors party thereto, the Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.19(e) and Section 10.04(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), (iv) none of its direct or indirect partners/members is a "10-percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a "controlled foreign corporation" related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no payments in connection with any Loan Documents are effectively connected with the undersigned's or its direct or indirect partners/members' conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or Form W-8BEN-E (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or Form W-8BEN-E from each of such direct or indirect partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments. For the avoidance of doubt, the foregoing shall not limit the obligation of the undersigned to provide, in the case of a partner/member not claiming the portfolio interest exemption, a Form W-8ECI, Form W-9 or Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing such partner/member's available exemption from U.S. federal withholding tax.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By: ___________________________

Name:

Title:

Date: _______, ___, 20[__]

EXHIBIT H

FORM OF
SOLVENCY CERTIFICATE
OF
1-800-FLOWERS.COM, INC.

1. I am the Chief Financial Officer of 1-800-FLOWERS.COM, INC., a Delaware corporation (the "Borrower").

2. Reference is made to the Credit Agreement, dated as of September 30, 2014 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among 1-800-FLOWERS.COM, INC. (the "Borrower"), the Subsidiary Borrowers party thereto, the Guarantors party thereto, the Lenders party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the "Administrative Agent"). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

3. I have reviewed the terms of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4. Based upon my review and examination described in paragraph (3) above, I certify that as of the date hereof (and after giving effect to the extensions of credit under the Credit Agreement and to the other transactions contemplated thereby (including the borrowing of Revolving Loans), (a) the amount of the "present fair saleable value" of the assets of the Borrower and the Subsidiary Borrowers, on a consolidated basis, will, as of the date hereof, exceed the amount of all "liabilities of the Borrower and the Subsidiary Borrowers, on a consolidated basis, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of the Borrower and the Subsidiary Borrowers, on a consolidated and going concern basis, will, as of the date hereof, be greater than the amount that will be required to pay the liability of the Borrower and the Subsidiary Borrowers, on a consolidated basis, on its debts as such debts become absolute and mature in the ordinary course of business, (c) the Borrower and the Subsidiary Borrowers, on a consolidated basis, will not have, as of the date hereof, an unreasonably small amount of capital with which to conduct their business, and (d) the Borrower and the Subsidiary Borrowers, on a consolidated basis, will be able to pay its debts as they mature in the ordinary course of business.

[*Remainder of this page intentionally left blank*]

IN WITNESS WHEREOF, the undersigned has hereunto signed [his/her] name this ____ day of September, 2014.

1-800-FLOWERS.COM, INC.

By ________________________
Name:
Title: